UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant
☒
Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☒	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SYNAPTICS INCORPORATED
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)
 Payment of Filing Fee (Check all boxes that apply):
☒
  No fee required
☐
  Fee paid previously with preliminary materials
☐
  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules
14a-6(i)(1)
and
0-11

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Tuesday, October 29, 2024, at 9:00 a.m. local (Pacific) time

Place:	Live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2024. You will not be able to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) in person.

Items of Business:	1.	Elect the three nominees named in the attached Proxy Statement to the Board of Directors, each to serve for a one-year term expiring in 2025.

	2.	Ratify the appointment of KPMG LLP as our independent auditor for the year ending June 28, 2025.

	3.	Approve our amended and restated 2019 Equity and Incentive Compensation Plan.

	4.	Approve, on an advisory basis, the compensation of our named executive officers.

Record Date:

The Board of Directors has fixed the close of business on August 30, 2024, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to participate in the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you participate in and vote at the Annual Meeting, your proxy or voting instructions will not be used.

By Order of the Board of Directors,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2024 Annual Report on Form 10-K are first being made available to stockholders at www.proxyvote.com on or about September 12, 2024. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Michael Hurlston President and Chief Executive Officer September 12, 2024: San Jose, California

SYNAPTICS INCORPORATED	PROXY STATEMENT	1

SYNAPTICS INCORPORATED	PROXY STATEMENT	2

Forward-Looking Statements

This Proxy Statement contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, and can be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements may include words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan,” “target,” “strategy,” “continue,” “may,” “will,” “should,” variations of such words, or other words and terms of similar meaning. All forward-looking statements reflect our best judgment and are based on several factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Such factors include, but are not limited to, the risks as identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K and other risks as identified from time to time in our Securities and Exchange Commission reports. Forward-looking statements are based on information available to us on the date hereof, and we do not have, and expressly disclaim, any obligation to publicly release any updates or any changes in our expectations, or any change in events, conditions, or circumstances on which any forward-looking statement is based. Our actual results and the timing of certain events could differ materially from the forward-looking statements. These forward-looking statements do not reflect the potential impact of any mergers, acquisitions, or other business combinations that had not been completed as of the date of this Proxy Statement.

Fiscal Year Information

Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were the 53-week period for the fiscal year ended June 29, 2024 (“Fiscal 2024”) and the 52-week periods for the fiscal years ended June 24, 2023 (“Fiscal 2023”) and June 25, 2022 (“Fiscal 2022”). Our principal executive offices are located at 1109 McKay Drive, San Jose, California 95131.

SYNAPTICS INCORPORATED	PROXY STATEMENT	3

PROXY SUMMARY

This section highlights information about Synaptics Incorporated (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”) that is contained elsewhere in this Proxy Statement. This section does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

SYNAPTICS INCORPORATED	PROXY STATEMENT	4

STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS

We believe regular and transparent communications with our stockholders is essential to our long-term success. Our management team, including our Chief Executive Officer and Chief Financial Officer, regularly participates at various investor conferences around the world and have received valuable feedback from our stockholders who have provided important external perspectives on the strategy of the Company. Feedback from our stockholders is shared with our Board regularly.

 Fiscal 2024 Stockholder Outreach

•

In Fiscal 2024, we contacted our top 15 institutional stockholders representing an aggregate ownership of approximately 61% of our then-outstanding shares to discuss corporate governance and executive compensation.

•	Management ultimately had discussions with stockholders representing 43% of our then outstanding shares.
•

Beyond these outreach efforts, after hearing from stockholders last year that they wanted us to maintain our level of regular outreach and engagement, we continued our active stockholder engagement through regular outreach to our top 15 stockholders, participation at stockholder conferences and targeted stockholder marketing events. In Fiscal 2024, we presented at 12 such conferences and three such marketing events.

•	We discuss the feedback we receive from stockholder calls and the activities outlined above at our Nominations and Corporate Governance Committee meetings.

 What We Heard

•	Stockholders appreciated our outreach and encouraged us to continue our engagement practices.
•	Stockholders appreciated and were supportive of our decision to declassify the Board.
•

Stockholders generally view our compensation structure favorably and like that incentive compensation is tied to revenue and profitability-based financial targets. However, those who voted against “say-on-pay” at our last annual meeting indicated that the value of our CEO’s target pay opportunity was the primary driver of their voting decision. Though they understood ‘realized pay’ is lower than grant date fair value, most requested more context around executive pay determinations, particularly when targets are set below prior year level. With respect to our market stock unit (“MSU” awards, stockholders also want to see a 3-year measurement period for TSR and believe the maximum payout potential of 300% on our market stock units is too high.

•	In terms of the environmental, social and governance (“ESG”) metrics, stockholders wanted the company to focus on materiality and take a risk-based approach to the business.
•

Stockholders expressed concerns about the high average tenure of the directors serving on the Board. They had mixed views on whether the Board should consider adopting term or age limits but generally expressed a desire to see the Board implement a board refreshment process.

 Our Response and Perspective

•

Management presented a proposal at the 2023 annual meeting of stockholders, which was approved by our stockholders, to amend the Company’s certificate of incorporation to declassify our Board, phased-in over a three-year period concluding at our 2026 annual meeting of stockholders.

•

Our CEO’s base salary and target short term incentive compensation opportunity remained unchanged in Fiscal 2024. The target value of our CEO’s long term equity incentive compensation opportunity for Fiscal 2024 is $16.0 million(1). The Compensation Committee made Fiscal 2024 compensation decisions prior to our 2023 annual meeting of stockholders. After taking into consideration stockholder feedback, it set the CEO’s Fiscal 2025 target total direct compensation at $11.4 million, or 30% below Fiscal 2024 and 5% below Fiscal 2023.

•	The Compensation Committee reviewed our MSU award design and reduced the MSU maximum payout from 300% to 200% for Fiscal 2025 for all of our named executive officers.
•

In addition, commencing with our CEO’s Fiscal 2025 MSU award, the Compensation Committee determined to utilize a single three-year performance period. For our other named executive officers, to mitigate disruption to their year-over-year pay, the Compensation Committee determined to phase-in the transition to a single three-year performance period over Fiscal 2025 and Fiscal 2026, such that the other named executive officers’ MSU awards will utilize a single three-year performance period effective with Fiscal 2027 awards.

•

The Board began exploring and benchmarking board refreshment programs, created a director skills matrix, and began working to identify important skills gaps. We expect to continue to discuss and evaluate Board refreshment programs.

•	We have continued to maintain our outreach program to regularly interact with our stockholders on matters regarding corporate governance and executive compensation.

(1)

The target value of long-term equity incentive awards differs meaningfully from the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, and reflected in the Summary Compensation Table on page 64. See “Fiscal 2024 Target Total Direct Compensation Mix” on pages 48 and 49 for a detailed description of the differences in these valuation methods.

SYNAPTICS INCORPORATED	PROXY STATEMENT	5

COMPENSATION HIGHLIGHTS

Compensation Framework and Fiscal 2024 Outcomes

Annual Cash Bonuses Based on Performance

Determined based on a rigorous performance measurement framework that measures the Company’s actual performance against multiple pre-established financial goals – which include revenue, non-GAAP gross margin, and non-GAAP operating profit goals – and each NEO’s contribution to that performance. Our CEO’s Fiscal 2024 annual performance-based cash bonus was achieved at 29.6% of target, and our continuing NEOs’ Fiscal 2024 annual performance-based cash bonuses were achieved between 12.7% - 38.5% of target.

Majority of Target Total Direct Compensation(1) is “At Risk”

Approximately 66% of our Chief Executive Officer’s target total direct compensation and approximately 56% of our other continuing NEOs’ target total direct compensation (excluding retention RSUs granted August 2023) was tied directly to the performance of the Company and/or the Company’s stock price (as reflected in the target total direct compensation mix charts below).

Majority of Target Total Direct Compensation is in the Form of Long-Term Incentives

The most significant component of each continuing NEO’s target total direct compensation opportunity is in the form of equity awards that each vest or are earned over a three-year period. In Fiscal 2024, approximately 91% of our Chief Executive Officer’s, and approximately 82% of our other continuing NEOs’, target total direct compensation was long-term incentive compensation in the form of equity awards.

Majority of Target Long-Term Incentives are Performance -Based

Two-thirds of our Chief Executive Officer’s and approximately 58% of all other continuing NEOs’ annual long-term incentive compensation for Fiscal 2024 is subject to performance-based vesting requirements.

(1)

Target total direct compensation differs meaningfully from the total compensation reported in the Summary Compensation Table on page 64. See “Fiscal 2024 Target Total Direct Compensation Mix” on pages 48 and 49 for a detailed description of the differences.

SYNAPTICS INCORPORATED	PROXY STATEMENT	6

Fiscal 2024 Target Total Direct Compensation Mix

The following charts reflect target total direct compensation, and not the total compensation reflected in the Summary Compensation Table on page 64. As used in this Proxy Statement, “target total direct compensation” means the NEO’s base salary, target annual cash bonus opportunity and the value approved by the Compensation Committee and used to determine the number of shares subject to long-term incentive compensation awards granted to the NEOs in Fiscal 2024. The Compensation Committee approves target long-term equity incentive award value using the Company’s average stock price for the month prior to the date of grant (August 17, 2023, in the case of Fiscal 2024 awards).

Accordingly, target total direct compensation differs from the amounts reported in the Summary Compensation Table, which reflects the grant date fair values of equity awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. In particular, the closing stock price on the date of the grant is used to calculate the grant date fair value of RSUs and PSUs, which may reflect a different value than the average stock price for the preceding month. In addition, the Monte Carlo simulation used to calculate awards with market-based vesting conditions significantly impacts the grant date fair value of MSUs reported as compared to the target values approved by the Compensation Committee.

CEO—Michael Hurlston

All other continuing NEOs(1)

(1)

For all other continuing NEOs, percentages represent an average of the target total direct compensation of our other NEOs who were employed by the Company on the last day of Fiscal 2024: Ms. Bodensteiner and Messrs. Ganesan and Gupta. The compensation mix chart above excludes retention RSU awards granted to Messrs. Ganesan and Gupta in August 2023 but includes all new hire equity incentives granted to Ms. Bodensteiner in December 2023 and promotion RSU awards granted to Mr. Ganesan in March 2024.

SYNAPTICS INCORPORATED	PROXY STATEMENT	7

Target Total Direct Compensation vs. Realized/Realizable CEO Compensation

As illustrated above, executives’ compensation is weighted heavily towards variable, performance-based components, consistent with our pay-for-performance compensation philosophy. Accordingly, the amounts our CEO and other named executive officers have earned in recent years differs meaningfully from the target amounts awarded by our Compensation Committee. The following charts reflect target total direct compensation compared to realized or realizable compensation for our CEO. “Realized or realizable compensation” includes (a) salary, (b) actual bonus received and (c) for equity awards granted in each respective year, the value of vested equity awards as of their vesting date (with actual performance achievement reflected for MSUs and PSUs), and the current value of unvested tranches of equity awards based on our stock price as of the end of Fiscal 2024 (with in-progress MSU tranches reflected at target levels). Vesting status is reflected as of August 21, 2024.

SYNAPTICS INCORPORATED	PROXY STATEMENT	8

SYNAPTICS INCORPORATED	PROXY STATEMENT	9

BOARD OF DIRECTORS SNAPSHOT AND BOARD DIVERSITY MATRIX

Name	Age	Director Since	Independent	Primary Occupation	Committee Membership*
Nelson C. Chan	63	2007	Yes	Chair of the Board of Synaptics	AC, EC (Chair), NCGC
Jeffrey D. Buchanan	68	2005	Yes	Consultant	AC (Chair), EC, NCGC
Keith B. Geeslin	71	1986	Yes	General Partner of Francisco Partners	CC (Chair), EC
Susan J. Hardman	63	2020	Yes	Former Executive	AC, CC
Michael E. Hurlston	57	2019	No	President and Chief Executive Officer of Synaptics	—
Patricia Kummrow	54	2021	Yes	Vice President, Data Center Group and General Manager, Ethernet Division at Intel	EC, NCGC (Chair)
Vivie Lee	57	2022	Yes	Consultant	AC, CC
James L. Whims	69	2007	Yes	Partner at Alsop Louie Partners	CC, NCGC

* AC = Audit Committee; CC = Compensation Committee; EC = Executive Committee; NCGC = Nominations and Corporate Governance Committee

The matrix below summarizes the self-identified gender and demographic background of our three director nominees and five continuing directors as of September 12, 2024.

Board Diversity Matrix (As of September 12, 2024)

Total Number of Directors	8

	Female	Male	Non-Binary

Directors	3	5	-

Number of Directors who Self-Identify with Any of the Categories Below:

African American or Black	-	-	-

Alaskan Native or Native American	-	-	-

Asian	1	1	-

Hispanic or Latinx	-	-	-

Native Hawaiian or Pacific Islander	-	-	-

White	2	4	-

Two or More Races or Ethnicities	-	-	-

LGBTQ+	1	-	-

SYNAPTICS INCORPORATED	PROXY STATEMENT	10

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

●    Independent Chair of the Board with a well-defined role and robust responsibilities

●    All directors are independent except our Chief Executive Officer (7 out of 8 directors)

●    All Board committees are composed solely of independent directors

●    Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

●    Comprehensive risk oversight practices, including oversight of environmental and cybersecurity risk, with quarterly updates from management on risks we face

●    Regular strategic updates from our Chief Executive Officer

●    Regular executive sessions of independent directors led by our independent Chair of the Board

●    Annual Board and committee self-evaluations

●    Nominations and Corporate Governance Committee makes regular reports on succession planning efforts

●    Directors may only serve on the board of directors of four other public companies, unless the Board member is also a CEO, in which case the director may only serve on one other public board, in each case absent approval from the Chair of the Board or the Nominations and Corporate Governance Committee

Stockholder Rights

●    Majority voting for directors

●    Annual Say-on-Pay voting

●    No stockholder rights plan

●    Declassified board, to be phased in over a three-year period concluding at our 2026 annual meeting of stockholders

Best Compensation and Governance Practices

●    Independent compensation consultant

●    Robust stock ownership guidelines for executive officers and non-employee directors

●    Stock holding requirement for our directors and executive officers

●    Anti-hedging policy

●    Anti-pledging policy

●    Compensation recovery (“clawback”) policy

●    No “single trigger” change of control provisions

●    No excise tax gross-ups

●    No repricing of underwater stock options without stockholder approval

SYNAPTICS INCORPORATED	PROXY STATEMENT	11

VOTING INFORMATION

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 9:00 a.m. local (Pacific) time on Tuesday, October 29, 2024, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2024, where you will also have the opportunity to submit questions to the Company during the Annual Meeting:

	Vote Required	Vote Required	Board Recommendation	Page

Proposal No. 1	Election of Three Director Nominees	Majority of Votes Cast	For	13

Proposal No. 2	Ratification of the Appointment of KPMG LLP as Independent Auditor for fiscal year 2025 (“Fiscal 2025”)	Majority of Votes Cast	For	32

Proposal No. 3	Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan	Majority of Votes Cast	For	35

Proposal No. 4	Advisory Approval of the Compensation of our Named Executive Officers	Majority of Votes Cast	For	46

HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	AT THE ANNUAL MEETING

Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/ syna2024

On September 12, 2024, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2024 Annual Report on Form 10-K (the “2024 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

SYNAPTICS INCORPORATED	PROXY STATEMENT	12

PROPOSAL 1 –

ELECTION OF DIRECTORS

GENERAL

Our Board currently consists of eight directors and is divided into three classes, with one class standing for election each year for a one-year term, as follows:

Class 1 directors with terms expiring at the Annual Meeting	Class 2 directors with terms expiring at the 2025 annual meeting of stockholders	Class 3 directors with terms expiring at the 2026 annual meeting of stockholders

Jeffrey D. Buchanan	Michael E. Hurlston	Nelson C. Chan

Keith B. Geeslin	Patricia Kummrow	Susan J. Hardman

James L. Whims	Vivie Lee

On the recommendation of the Nominations and Corporate Governance Committee (the “Nominations Committee”), the Board has nominated three directors for re-election, Jeffrey D. Buchanan, Keith B. Geeslin, and James L. Whims (currently designated as the Class 1 directors). At the 2023 annual meeting of stockholders, our stockholders approved a management proposal to declassify the Board. As such, the term of the office of directors elected at the Annual Meeting will continue until the 2025 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until their earlier resignation or removal, with the entire Board standing for annual election beginning with the 2026 annual meeting of stockholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of Jeffrey D. Buchanan, Keith B. Geeslin and James L. Whims. Messrs. Buchanan, Geeslin and Whims are currently directors of the Company and have been previously elected to serve on the Board by our stockholders. Messrs. Buchanan, Geeslin and Whims have each consented to being named in this Proxy Statement and to serve as a director if elected. We have no reason to believe that Messrs. Buchanan, Geeslin or Whims will be unable or unwilling for good cause to serve if elected. In the event Messrs. Buchanan, Geeslin or Whims is unable for any reason or unwilling for good cause to serve at the time of the Annual Meeting, the persons who are designated as proxy holders may exercise discretionary authority to vote for a substitute nominee selected by our Board or our Board may reduce the number of directors on the Board.

BOARD COMPOSITION

Board Snapshot

The following provides a snapshot of our three director nominees and five continuing directors:

SYNAPTICS INCORPORATED	PROXY STATEMENT	13

Director Skills, Experience and Background

We believe each of our three director nominees and five continuing directors possess the professional and personal qualifications necessary for effective service as a director. In addition to each director’s specific experience, qualifications and skills, we believe that each director has individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to the Company. We believe all directors have a commitment to the Company and to building long-term stockholder value. The following chart shows a summary of the skills and core competencies of our three director nominees and five continuing directors:

Qualifications & Skills

Semiconductor Industry: Expertise in the semiconductor industry, including design, manufacturing, market dynamics, and industry trends	●	●		●	●	●	●	●

Semiconductor Technology: Technical expertise in semiconductor science and engineering				●	●	●

IoT Technology and Edge Computing: Expertise in Internet of Things technologies and ecosystem, particularly end products such as smart devices, sensors, and connected appliances	●			●	●	●		●

AI and Machine Learning: In-depth knowledge of artificial intelligence and machine learning, including ethical considerations and regulatory issues			●		●	●	●

Software: Expertise in software development, deployment, and lifecycle management			●	●	●	●	●

Financial Expertise: Strong background in accounting, audit functions and financial management and analysis	●	●	●	●	●			●

Capital Markets: Experience in financial services, including investment banking, commercial banking, and private equity	●	●	●		●			●

Global Sales Business: Executive level experience with international business and customer development and strategic planning	●	●	●	●	●	●	●	●

M&A: Proficiency in mergers and acquisitions processes	●	●	●	●	●	●	●	●

Corporate Governance: Understanding of corporate governance principles, practices, and regulatory requirements	●	●	●	●	●	●	●	●

IT & Cybersecurity: Expertise in information technology (IT) infrastructure, systems, and cybersecurity					●	●	●

Supply Chain Management: Experience in executive roles overseeing global supply chain management	●			●	●	●

SYNAPTICS INCORPORATED	PROXY STATEMENT	14

CLASS 1 DIRECTOR NOMINEES

Jeffrey D. Buchanan Independent Director Age: 68 Director Since 2005 Committees: Audit (Chair), Nominations and Executive

Jeffrey D. Buchanan has been a director of the Company since September 2005.

In August 2020, Mr. Buchanan retired from his full-time senior executive role and is presently an independent consultant in the technology industry. Mr. Buchanan was the Executive Vice President, Chief Financial Officer, and Treasurer of Smith & Wesson Brands, Inc. (formerly American Outdoor Brands Corporation), a Nasdaq Global Select Market (“Nasdaq”)-listed company that is a U.S.-based leader in firearm manufacturing and design, from January 2011 to August 2020. Mr. Buchanan also served as the Chief Administrative Officer of Smith & Wesson Brand, Inc. from May 2015 until August 2020, as Secretary of Smith & Wesson Brands, Inc. from January 2011 until April 2012, and as a member of the board of directors and as the Chair of the Audit Committee of Smith & Wesson Brands, Inc. from November 2004 until December 2010. He was Of Counsel to the law firm of Ballard Spahr LLP from May 2010 until December 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010 and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions for Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, including as Executive Vice President, Chief Financial Officer, and Treasurer, from May 1996 until February 2005. Mr. Buchanan was a business attorney for the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears from 1986 until 1996 and for the law firm of Davis Wright Tremaine LLP from 1984 until 1986. He was a senior staff person at Deloitte & Touche LLP from 1982 to 1984. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree from the University of Arizona, and a Master of Laws degree in Tax from the University of Florida.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Buchanan’s legal, accounting, and investment banking background, his prior roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

Keith B. Geeslin Independent Director Age: 71 Director Since 1986 Committees: Compensation (Chair) and Executive

Keith B. Geeslin has been a director of the Company since 1986.

Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc.

Mr. Geeslin is currently a member of the board of directors and Chair of the Compensation Committee of CommVault Systems, Inc., a public company that provides data management software. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering, a Master’s of Science degree in Engineering and Economic Systems from Stanford University, and a Master of Arts degree in Philosophy, Politics, and Economics from Oxford University.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	15

James L. Whims Independent Director Age: 69 Director Since 2007 Committees: Compensation and Nominations

James L. Whims has been a director of the Company since October 2007.

Mr. Whims has been a partner at Alsop-Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2007, Mr. Whims was a Managing Director of Techfund Capital l, LP and Techfund Capital II, LP and since 2001, a Managing Director and Venture Partner at Techfund Capital Europe, which are venture capital firms concentrating on high-technology enterprises. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the Playstation and was the winner of the Brandweek/Ad Week marketing executive of the year. From 1990 to 1994, Mr. Whims was Executive Vice President of Software Toolworks. Mr. Whims co-founded Worlds of Wonder, an American toy company that launched Teddy Ruxpin, Lazer Tag and the United States launch of Nintendo, where he was an executive from 1985 to 1988.

Mr. Whims is currently a member of the board of directors and a member of the Audit Committee and Compensation Committee of the private company DigiLens Inc., a diffractive waveguide optical company, and a member of the board of directors and Compensation Committee at each of private companies Kuprion, Inc. a nano-copper materials company, and Phizzle, an engagement automation software company.

Previously, Mr. Whims was a member of the board of directors of THQ, Inc., Portal Player, and 3DFX, all of which were Nasdaq-listed companies, and of Twitch TV, which was a private company. Mr. Whims holds a Bachelor of Science degree in Economics and Communications from Northwestern University and a Master of Business Administration degree in Finance and Marketing from the University of Arizona.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Whims’ prior senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	16

CONTINUING DIRECTORS

Nelson C. Chan Chair of the Board and Independent Director Age: 63 Director Since 2007 Committees: Executive (Chair), Audit and Nominations

Nelson C. Chan has been the Chair of our Board since October 2018 and a director of the Company since February 2007.

From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan Corporation, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics.

Mr. Chan is a member of the board of directors, the Audit Committee, and the Nominating and Governance Committee of Deckers Outdoor Corporation, a New York Stock Exchange (“NYSE”)-listed company, which is a footwear, apparel and accessories designer and distributor, a member of the board of directors, the Audit Committee, and the Nominating and Governance Committee of Twist Bioscience, a Nasdaq-listed company, which manufactures synthetic DNA, and a member of the board of directors and the Nominating and Corporate Governance Committee of GCT Semiconductors, a NYSE-listed company, which is a fabless designer and supplier of advanced 4G LTE, IoT and 5G semiconductor solutions. Mr. Chan also currently serves on the Boards of Directors of several private companies.

Previously, Mr. Chan was Chair of the board of directors, Chair of the Compensation Committee, member of the Audit Committee and member of the Nominating and Corporate Governance Committee of Adesto Technologies, a Nasdaq-listed company, from 2010 to June 2020, prior to its acquisition by Dialog Semiconductor plc, a member of the board of directors, Chair of the Compensation Committee and member of the Nominating and Corporate Governance committee of Socket Mobile, a Nasdaq-listed company, from 2016 to 2019, a member of the board of directors of Silicon Laboratories, Inc., a Nasdaq-listed company, from 2007 to 2010, a member of the board of directors, Chair of the Audit Committee and member of the Compensation Committee of Affymetrix, from 2010 to 2016, prior to its acquisition by Thermo Fisher, and a member of the board of directors and Chair of the board of directors from June 2013 to September 2016 of Outerwall, a Nasdaq-listed company, prior to its acquisition by Apollo Global Management, a private equity firm. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Mr. Chan’s experience as the former Chief Executive Officer of Magellan, his previous senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	17

Susan J. Hardman Independent Director Age: 63 Director Since 2020 Committees: Audit and Compensation

Susan J. Hardman has been a director of the Company since May 2020.

In April 2015, Ms. Hardman retired from her full-time senior executive role. From 2010 to 2015, she was an advisory board member for Santa Clara University’s School of Electrical Engineering. From August 2013 to January 2015, Ms. Hardman served as senior vice president of the Specialty products group for Intersil Corporation (subsequently acquired by Renesas), a company that was a leading global provider of analog semiconductor solutions for the computing, consumer, industrial and communications markets. From September 2008 to July 2013, she served as senior vice president of Intersil’s Analog and Mixed Signal product group. Additionally, while employed by Intersil, Ms. Hardman held roles of vice president and general manager of the Automotive and Specialty products group and vice president of Corporate Marketing. She joined Intersil from Exar Corporation (subsequently acquired by MaxLinear Inc.), where she was vice president and general manager of Exar’s Interface products division. Prior to that, she served as vice president of Corporate Marketing and director of Product Marketing for Exar. From 1983 to 1999, Ms. Hardman held roles in marketing, product design, applications, and product testing with VLSI Technology and Motorola. Ms. Hardman holds a Bachelor of Science degree in Chemical Engineering from Purdue University and a Master’s of Business Administration degree from the University of Phoenix.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Ms. Hardman’s previous senior management positions with other semiconductor companies, her extensive knowledge of the semiconductor industry, her engineering background, and her knowledge and experience in the consumer and automotive technology sectors, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board.

Michael E. Hurlston President, Chief Executive Officer and Director Age: 57 Director Since 2019 Committees: None

Michael E. Hurlston has been a director and the President and Chief Executive Officer of the Company since August 2019.

Prior to joining the Company, Mr. Hurlston served as the Chief Executive Officer and a member of the board of directors of Finisar Corporation from January 2018 to August 2019. Prior to joining Finisar, he served as Senior Vice President and General Manager of the Mobile Connectivity Products/Wireless Communications and Connectivity Division and held senior leadership positions in sales, marketing and general management at Broadcom Limited and its predecessor corporation from November 2001 through October 2017. Prior to joining Broadcom in 2001, Mr. Hurlston held senior marketing and engineering positions at Oren Semiconductor, Inc., Avasem, Integrated Circuit Systems, Micro Power Systems, Exar and IC Works from 1991 until 2001.

Mr. Hurlston is a member of the board of directors and the Audit Committee of Flextronics International, Ltd., a Nasdaq-listed company. He is also a member of the board of directors and the Compensation Committee for Asterla Labs (ALAB), a Nasdaq-listed company. Mr. Hurlston serves on the Board of Executive Trustees of the UC Davis Foundation and on the Dean’s Executive Committee for the College of Engineering and the Dean’s Advisory Counsel for the Graduate School of Management at the University of California, Davis. Mr. Hurlston holds a Bachelor of Science and a Master of Science degree in Electrical Engineering and a Master’s degree in Business Administration from the University of California, Davis.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Hurlston’s position as Chief Executive Officer of the Company, and his successful career at major companies before joining our Company provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	18

Patricia Kummrow Independent Director Age: 54 Director Since 2021 Committees: Executive and Nominations (Chair)

Patricia Kummrow has been a director of the Company since July 2021.

Ms. Kummrow is serving as Corporate Vice President of Intel’s IDM IP Strategy. She served as Corporate Vice President, Network and Edge Group, and General Manager, Ethernet Division, at Intel Corporation (“Intel”) from 2017 to 2024. She served as the Vice President, Platform Engineering Group, at Intel from 2016 to 2017, and in other senior engineering leadership roles at Intel from 2005 to 2016. Earlier in her career, Ms. Kummrow served in engineering and engineering management roles at Hewlett-Packard. Ms. Kummrow holds a Bachelor of Science degree in Electrical Engineering with a minor in Mathematics from the University of Texas at El Paso, and Master’s of Science degree in the Management of Technology from Walden University.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Ms. Kummrow’s senior management positions with other semiconductor companies, her extensive knowledge of the semiconductor industry, her engineering background, and her understanding of embedded hardware and software, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board.

Vivie “YY” Lee Independent Director Age: 57 Director Since 2022 Committees: Audit and Compensation

Vivie “YY” Lee has been a director of the Company since January 2022.

Beginning in October 2021, Ms. Lee retired from her role as Chief Strategy Officer at Anaplan, where she led corporate performance planning and incubating strategic initiatives and market collaborations during the period through and following the company’s IPO. Previously, she was chief executive officer of FirstRain Inc., an enterprise SaaS data science company, from 2015 until its acquisition by Ignite Technologies in August 2017, and was the company’s chief operating officer, responsible for engineering, analytics and data science since 2005. Prior to FirstRain, Ms. Lee served as the general manager of Worldwide Services at Cadence Design Systems, a global advanced technology division of the company. She previously co-founded the software company Aqueduct Software, an automated enterprise application profiling and analysis solution, and led this company through bootstrapping, venture financing, commercial growth, and acquisition by NetManage in 2000. Ms. Lee began her career at Bell Labs and has held various product leadership roles at Synopsys and 8x8 (formerly Integrated Information Technology Inc.). Ms. Lee is a member of the boards of Commvault, Inc., a public company that develops and delivers enterprise data security and cyber resilience technology, and Belden Inc., a public company that designs and manufactures industrial-scale connectivity solutions for industrial automation, smart buildings, and broadcast markets. She holds a Bachelor of Science degree in Mathematics from Harvard University.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Ms. Lee’s board experience, her previous senior management positions with other technology companies, her mathematics background, and her deep understanding of software and software applications, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	19

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Proxies cannot be voted for a greater number of persons than the three director nominees named in Proposal 1.

An incumbent candidate for director who does not receive the required votes for re-election is expected to tender their resignation to our Board. Our Board, or another duly authorized committee of our Board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. If applicable, we will publicly disclose the decision regarding any tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

SYNAPTICS INCORPORATED	PROXY STATEMENT	20

CORPORATE GOVERNANCE

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

During Fiscal 2024, the Board held five meetings. All directors who served on the Board during Fiscal 2024 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the fiscal year. We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we generally schedule a meeting of our Board on the same day as our annual meeting of stockholders. All of our directors then serving on the Board attended our 2023 annual meeting of stockholders.

Independent Directors

Under the corporate governance rules of Nasdaq, a majority of the members of the Board must satisfy Nasdaq’s criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Mses. Hardman, Kummrow, and Lee and Messrs. Buchanan, Chan, Geeslin, and Whims is independent under the current listing standards of Nasdaq. Mr. Hurlston is not considered an independent director due to his current position as our Chief Executive Officer. There are no family relationships among any of our directors and director nominees or executive officers. In this Proxy Statement, we refer to each of Mses. Hardman, Kummrow and Lee and Messrs. Buchanan, Chan, Geeslin, and Whims as our “Independent Directors.”

Executive Sessions and Independent Director Meetings

We regularly schedule executive sessions of our Board at which non-management directors meet without the presence or participation of management. The Chair of our Board presides at such executive sessions. The Independent Directors also meet in regularly scheduled executive sessions, generally in connection with regularly scheduled Board meetings.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, director qualifications, establishment of the Board’s standing committees, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

Board Leadership Structure

The Board has no policy with respect to the separation of the offices of Chair and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a Chief Executive Officer. We currently maintain separate roles between the Chief Executive Officer and the Chair of the Board in recognition of the differences between the two responsibilities, but it is possible that this structure could change under different circumstances. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chair of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board as well as executive sessions of the Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	21

Board Oversight of Risk

Our Board believes that effective risk management involves our entire corporate governance framework. As is the case in virtually all businesses, we face a number of risks, including operational, economic, environmental, financial, legal, regulatory, cybersecurity and competitive risks. Our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.

Cybersecurity Risk Oversight. Our Chief Information Security Officer (our “CISO”) is responsible for monitoring the prevention, mitigation, detection, and remediation of cybersecurity incidents and reports the same to the Audit Committee of the Board each quarter. Our CISO has 29 years of experience as an information technology professional and reports to the Senior Vice President, Information Technology and Chief Information Officer.

Board Responsibilities

●   Overall oversight of the risk management process

●   Receives at least quarterly updates from senior management and periodically from outside advisors regarding risks facing the Company

●   Regularly reviews the risks facing the Company and identified in the Company’s filings with the SEC

●   Regularly reviews risks relating to various developments, including acquisitions, stock repurchases, debt and equity placements and product introductions

Audit Committee

●   Oversees the assessment and management of financial risk

●   Oversees the financial reporting process

●   Responsible for the quality and integrity of financial statements

●   Oversees internal controls over financial reporting and disclosure controls and procedures

●   Oversees our compliance with legal and regulatory matters

●   Responsible for the performance and independence of the independent auditor

●   Assists the Board in fulfilling its oversight responsibilities regarding cybersecurity risk

Compensation Committee

●   Oversees the assessment and management of risks related to compensation plans and policies

●   Oversees compensation policies and programs, including appropriate incentives and controls

●   Oversees human capital management, including hiring and attrition

Nominations Committee

●   Oversees Board processes and corporate governance-related risks

●   Responsible for risks related to director independence and conflicts of interest

●   Oversees risks relating to management succession planning

●   Oversees corporate social responsibility, environmental risk and sustainability, governance risk, and the Company’s ESG program

Management Responsibilities

●   Ensures that information with respect to material risks is transmitted to our Board

●   Identifies material risks and implements appropriate risk management strategies

●   Integrates risk management into our decision-making process

●   Attends committee meetings and reports on matters that may not be otherwise addressed at these meetings

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

SYNAPTICS INCORPORATED	PROXY STATEMENT	22

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and Principal Accounting Officer. The “Code of Ethics for the CEO and Senior Financial Officers” is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding any amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address and location specified above to the extent required by applicable SEC rules and Nasdaq listing standards.

Succession Planning

Pursuant to our Corporate Governance Guidelines, the Nominations Committee makes an annual report to the Board on succession planning. As appropriate, the entire Board works with the Nominations Committee to nominate and evaluate potential successors to the Chief Executive Officer. In addition, the Chief Executive Officer at all times makes available his recommendations and evaluations of potential successors for both himself and other key executives, along with a review of any development plans recommended for such individuals. In the event of an emergency, the independent Chair of the Board or, if the Chair is unavailable, the Chief Financial Officer, will serve as interim Chief Executive Officer.

Prohibition on Derivatives Trading, Hedging, Margining, and Pledging

Our Insider Trading Policy prohibits the members of our Board, executive officers, employees, and any family member residing in the same household of such persons from engaging in derivatives trading and hedging involving our securities, holding our securities in margin accounts, and pledging our securities as collateral for a loan.

Corporate Social Responsibility and Sustainability

We believe that sustainable corporate practices and consistent attention to social and governance priorities will help enhance long-term value for stockholders. In addition, our Board recognizes the importance of our environmental sustainability initiatives and the need to provide effective oversight of those initiatives. The Corporate Social Responsibility section of our company website provides a central portal for information on our Corporate Social Responsibility and ESG initiatives. This site is the foundation for stockholders to obtain information on the various programs we are implementing, targets we have set, and the progress we are making. We have adopted a set of policies that address concerns such as human rights and climate change – a summary of these policies is provided below. Copies of the policies are available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

Our Values:

Corporate Social Responsibility

●   Synaptics strives to be a leading corporate citizen

●   We uphold the most ethical standards in our business practices and policies, and we believe that sustainable corporate practices and consistent attention to social and governance priorities will help enhance long-term value for our stockholders

●   Our management team applies an integrated methodology to financial matters, corporate governance, and corporate responsibility, leading to increased accountability, better decision making and ultimately creating better long-term value

●   Our focus on ESG influences everything we do

Corporate Affairs Council

●   Our Corporate Affairs Council (the “CAC”), is an internal governing body comprised of senior executives from finance, human resources, information security and information technology, legal, and operations, that oversees and guides the Company’s governance and compliance frameworks, integrates ESG principles into business strategies and operations, addresses global workplace challenges, and facilitates coordinated enterprise-wide decision making

●   This integrated approach to ESG enables the CAC to uphold legal and ethical standards, promote sustainability and social responsibility, foster an inclusive, diverse, and equitable work environment, and ensure strategic alignment and operational efficiency across all departments

SYNAPTICS INCORPORATED	PROXY STATEMENT	23

Environmental

●   We have implemented internal green programs and initiatives to reinforce our commitment to minimizing natural resource consumption, improving sustainability, disposing of end-of-life products in an environmentally safe manner, reducing waste, and increasing reuse and recycling programs company-wide

Social

●   Our employees and communities are the heart of the company, and we take pride in our social responsibility to them as well becoming better global citizens

●   We support our local communities through charitable causes and events, and we have numerous programs in place around the world that promote our commitments to diversity, equality of opportunity, non-discrimination, and the highest standards of human rights

●   We are committed to the use of a socially responsible supply chain and require employees to understand the signs of human trafficking and modern slavery and what to do if they suspect it is taking place in our supply chain

●   Our efforts include maintaining a supplier policy that bars the use of forced or child labor and governs the use and distribution of conflict minerals

●   Our compensation practices allow all employees, not just senior management, to participate in the long-term success of the Company through long-term equity incentives

Governance

●   We are dedicated to supporting leading corporate governance and board practices to ensure oversight accountability and transparency in our business practices

●   We place a high value on ethical actions, individual integrity and fair dealing in every aspect of what we do

Accountability

●   Our Board and management are strongly committed to our corporate responsibility policies and will continue to regularly evaluate these policies to ensure an effective outcome and strict adherence by our employees, suppliers, vendors, and partners

●   We actively monitor and audit our internal compliance with our Code of Conduct and other corporate social responsibility policies and programs

Environmental Targets: Synaptics has established goals in the following key environmental aspects and is taking proactive actions to achieve these targets, which we expect to update prior to the end of the 2024 calendar year:

Reduce Greenhouse Gas Emissions Reduce our absolute Scope 1 & 2 GHG emissions by 15%, relative to our 2019 baseline year, by 2024.	Reduce Waste Generation Zero waste to landfill by 2024.

SYNAPTICS INCORPORATED	PROXY STATEMENT	24

Adoption of Renewable Energy Increase our renewable energy consumption to 50% globally by 2024.

Climate Change Management

Improve education, awareness-raising and employee and company capacity on climate change mitigation, adaptation, impact reduction through on-going education and support of employee environmental initiatives.

Our Policies:

Environmental Policy

●   Manage and minimize the consumption of energy, water, paper, and other resources

●   Reuse and recycle materials

●   Dispose of end-of-life products in an environmentally safe manner

●   Develop, manufacture, and market products that are efficient in their use of energy, and that can be reused, recycled or disposed of safely

Anti-Corruption and Anti-Bribery Policy

●   Strict prohibition against all forms of bribery and kickbacks

●   Strict prohibition against the participation in, or facilitation of, corrupt activities of any kind

●   Such prohibitions apply to all third parties such as our suppliers, agents, contractors, consultants, and distributors

Labor and Human Rights Policy

●   Prohibition against the use of forced labor of any kind

●   Prohibition against the use of child labor and young workers

●   Commitment to diversity, equality of opportunity and non-discrimination

●   Prohibition against harsh or inhumane treatment of workers, including sexual harassment

●   Commitment to providing a fair and living wage and legally mandated benefits

●   Recognition of the right of freedom of association and collective bargaining

Supplier and Vendor Code of Conduct

●   Contractual obligation on our supply chain to comply with the Responsible Business Alliance Code of Conduct

●   Requires our suppliers to uphold the highest standards of human rights, as detailed in our Labor and Human Rights Policy

●   Requires our suppliers to adhere to the highest standards of ethics

●   Requires our suppliers to implement and maintain management systems to conform to this Supplier and Vendor Code of Conduct

Conflict Minerals and Cobalt Sourcing Policy

●   No direct sourcing of conflict minerals or cobalt

●   Requires our suppliers to have in place conflict minerals and cobalt sourcing policies consistent with our own

●   Requires our suppliers to comply with the Responsible Business Alliance Code of Conduct and the Responsible Minerals Initiative

SYNAPTICS INCORPORATED	PROXY STATEMENT	25

BOARD COMMITTEES

Our Board has four standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Nominations Committee and (iv) the Executive Committee. All members of the Audit Committee, Compensation Committee, Nominations Committee and Executive Committee are Independent Directors. Our Committees each operate under a written charter adopted by our Board, which is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

Director Name	Independent	Audit	Compensation	Nominations	Executive

Nelson C. Chan «	Yes	●		●	C

Jeffrey D. Buchanan	Yes	F C		●	●

Keith B. Geeslin	Yes		C		●

Susan J. Hardman	Yes	●	●

Michael E. Hurlston	No

Patricia Kummrow	Yes			C	●

Vivie Lee	Yes	●	●

James L. Whims	Yes		●	●

« Chair of the Board    ● Committee Member    C Committee Chair    F Financial Expert

Audit Committee

Meetings Held in Fiscal 2024: 5

Primary Responsibilities: The primary responsibilities of the Audit Committee include:

●	Overseeing our accounting and financial reporting processes and the audits of our financial statements.

●	Assisting the Board in fulfilling its oversight responsibilities regarding:

o	the integrity of our financial statements;

o	our compliance with legal and regulatory matters;

o	the independent auditor’s qualifications and independence; and

o	the performance of our independent auditor;

●	Assisting the Board in fulfilling its oversight responsibilities regarding cybersecurity risk, which it discusses at least semi-annually;

●	Preparing the Audit Committee report that SEC rules require to be included in our annual proxy statement;

●	Selecting the independent auditor to conduct the annual audit of our financial statements and reviewing the proposed scope of such audit;

●	Reviewing our accounting and financial controls with the independent auditor and our financial accounting staff; and

●	Reviewing and approving any related party transactions between us and our directors, executive officers, and their affiliates.

Independence: Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1)(i) under the Exchange Act and Nasdaq listing standards. In addition, each member of the Audit Committee is financially literate, and Mr. Buchanan has been designated as an “audit committee financial expert” as that term is defined by the SEC.

Compensation Committee

Membership Changes Effective Following the Annual Meeting: Ms. Hardman (new Chair), Ms. Kummrow (new), and Messrs. Geeslin and Whims

Meetings Held in Fiscal 2024: 4

Primary Responsibilities: The primary responsibilities of the Compensation Committee include:

•	Determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and our other executive officers;

SYNAPTICS INCORPORATED	PROXY STATEMENT	26

•	Discharging the responsibilities of our Board relating to our compensation programs;

•	Preparing the Compensation Committee report that SEC rules require to be included in our annual proxy statement and our Annual Report on Form 10-K;

•	Establishing and reviewing our overall compensation philosophy;

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluating the performance of our Chief Executive Officer and our other executive officers in light of those goals and objectives, and determining and approving our Chief Executive Officer and our other executive officers’ compensation levels based on such evaluation;

•	Reviewing and recommending to the Board the compensation of our non-employee directors; and

•

Reviewing and making recommendations to the full Board with respect to, or approving, our incentive compensation plans and equity-based plans, including reviewing and overseeing the activities of the individuals responsible for administering those plans.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. In Fiscal 2024, the Compensation Committee retained Compensia, Inc. (“Compensia”) to assist in reviewing our executive compensation program and analyzing the competitive market for executive talent. As discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions” below, the Compensation Committee has assessed the independence of Compensia and has concluded that its engagement of Compensia does not raise any conflict of interest. The services provided by Compensia in Fiscal 2024 are also discussed in that section.

At the request of the Compensation Committee, our Chief Executive Officer aids the Compensation Committee in reviewing and analyzing the performance of, and our goals and objectives for, our other executive officers. These services are discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of the CEO” below.

Independence: Our Board has determined that each member of the Compensation Committee satisfies the additional independence requirements specific to compensation committee membership under Nasdaq listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

Nominations Committee

Membership Changes Effective Following the Annual Meeting: Ms. Kummrow (Chair), Ms. Lee (new), and Messrs. Chan and Whims

Meetings Held in Fiscal 2024: 4

Primary Responsibilities: The primary responsibilities of the Nominations Committee include:

•	Identify, evaluate, and recommend candidates qualified to become Board members or nominees for members of the Board consistent with criteria approved by the Board;

•	Evaluate and recommend Board members to serve as members and chairs of Board committees;

•	Assess the performance of the Board and its committees on an annual basis;

•	Oversee director succession planning relating to director tenure, retirements and resignation;

•	Develop and maintain the Company’s governance policies and periodically review those policies and recommend any changes, and oversee the Company’s governance practices and procedures;

•	Oversee and approve management succession and continuity planning and risks; and

•	Oversee the corporate social responsibility of the Company, including environmental, social, and governance practices.

Independence: Our Board has determined that each member of the Nominations Committee is independent under Nasdaq listing standards.

SYNAPTICS INCORPORATED	PROXY STATEMENT	27

Executive Committee

Meetings Held in Fiscal 2024: None

Primary Responsibilities: The primary responsibility of the Executive Committee is exercising from time to time, and to the fullest extent permitted by law, all powers of the Board in the management of our business and affairs.

Independence: Our Board has determined that each member of the Executive Committee is independent under Nasdaq listing standards.

DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS

Qualifications of Director Nominees

The Nominations Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics required for new Board members as well as the composition of the Board as a whole. In evaluating director candidates, including directors eligible for re-election, the Nominations Committee will consider the following factors:

•	Experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing and the ability to exercise sound business judgment;

•	Background and accomplishments in the candidate’s respective field;

•	Personal qualities and characteristics, accomplishments, and reputation in the business community;

•	Understanding of the fiduciary responsibilities of a director;

•	Commitment to devote sufficient time and availability to the affairs of the Company, particularly in light of the number of boards on which such candidate may serve;

•	Knowledge and contacts in the communities in which the Company conducts business and in the Company’s business industry or other industries relevant to the Company’s business;

•	Knowledge and expertise in various fields deemed appropriate by the Board, such as engineering, marketing, production, distribution, technology, accounting, finance, and law;

•	Fit of the candidate’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board;

•	To the extent a candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of actively contributing at board meetings;

•

Whether a candidate’s background contributes to a mix of Board members that represents a diversity of background and experience, including gender diversity and representation of underrepresented groups, as may be required by applicable law or the Nasdaq listing standards;

•	Length of service;

•	Independence and conflicts of interest; and

•	Any other factors the Nominations Committee considers appropriate.

The Nominations Committee need not assign any particular weight or priority to any one factor. In making its selection of director candidates, the Nominations Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning.

Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of directors is made in the context of the perceived needs of our Board from time to time.

SYNAPTICS INCORPORATED	PROXY STATEMENT	28

Process for Identifying Nominees for Director; Stockholder-Recommended Director Candidates

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Nominations Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Nominations Committee will review each potential candidate’s qualifications considering the criteria described above under “Qualifications of Director Nominees” and any additional criteria (such as experience, qualifications, attributes and skills) desired for directors and director candidates as may be determined from time to time by the Board. In reviewing each potential candidate, the Nominations Committee also considers the results of the annual Board evaluations for the purpose of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Nominations Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

The Nominations Committee will also consider persons recommended by our stockholders for inclusion as nominees for election to our Board if the information as required by our Bylaws is submitted in writing in a timely manner and addressed and delivered to our Corporate Secretary at our principal executive offices set forth in this Proxy Statement. In addition to persons recommended by stockholders for inclusion as nominees for election to our Board, the Nominations Committee may also identify director candidates that come to its attention through incumbent directors, management or third parties, and may, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates. The Nominations Committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity. The Nominations Committee may from time to time engage third-party search firms to assist in identifying potential nominees to our Board.

Annual Board Evaluations

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominations Committee receives comments from all directors and report annually to the Board with an assessment of the Board’s performance. The assessments focus on the effectiveness and composition of the Board and each Board committee, the Board’s interaction with Company management, the Board’s standards of conduct, and the performance of each individual director. In Fiscal 2024, the self-evaluations revealed that Board members desired deeper engagement on the Company’s strategy and more time for the independent directors to hold closed discussions. The Board has taken steps to address the feedback, including focusing more on strategic issues at the Board meetings and reserving additional time for closed sessions.

Communications with the Board

Interested parties may communicate with our Board or specific members of our Board, including our Independent Directors and the members of the various committees of our Board, by submitting a letter addressed to the Board of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices: 1109 McKay Drive, San Jose, California 95131. Any such letters will be forwarded to the indicated directors.

All communications will be received, processed, and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to the management of our Company, to the full Board or to an appropriate committee of the Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	29

DIRECTOR COMPENSATION

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our executive officers who also serve as directors are not paid any additional compensation for their service as a director.

The Board may change the terms of our non-employee director compensation program from time to time.

CASH COMPENSATION

Under our non-employee director compensation program in effect for Fiscal 2024, adopted by the Board on and effective as of October 24, 2023, each non-employee director received an annual cash retainer of $75,000. The non-executive Chair of our Board received an additional annual cash retainer of $80,000. We also pay our non-employee directors an additional annual retainer for committee service, in cash or shares of our common stock at the director’s election, as follows:

	Committee Chair	Committee Member

Audit Committee	$30,000	$10,000

Compensation Committee	$20,000	$10,000

Nominations Committee	$15,000	$5,000

Annual retainers for service on our Board and committees are paid in quarterly installments in advance.

Non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and incident to their service as a director.

EQUITY COMPENSATION

Under our non-employee director compensation program in effect for Fiscal 2024, each non-employee director may receive their annual cash retainer in cash or vested shares of our common stock at the director’s election. For directors electing to receive shares of our common stock in lieu of a cash retainer, the number of shares issued is determined by taking the cash retainer amount otherwise due to such director and converting it to a number of shares using the closing price of our common stock on Nasdaq on the date the shares are to be delivered to that director. In addition, non-employee directors also receive an annual grant of RSUs with a total grant value of approximately $210,000 in connection with our annual meeting of stockholders. The total grant value for the award granted in Fiscal 2024 was converted to a number of RSUs using the average closing price of our common stock on Nasdaq for the month ended October 31, 2023, and differs from the accounting value which is based on the grant date fair value determined in accordance with ASC Topic 718. The annual grant of RSUs vests in four quarterly installments through the first anniversary of the grant date (or, for a non-employee director not standing for re-election, immediately prior to the Company’s next annual meeting of stockholders). Subject to our Board’s discretion, a non-employee director appointed to our Board at any time other than in connection with an annual meeting may receive a pro-rated grant of RSUs valued on the same basis as the latest annual non-employee director grants that vests on the same schedule as the grants made to non-employee directors at the most recent annual meeting.

DIRECTOR COMPENSATION LIMITS

Per the terms of our 2019 Incentive Plan, our non-employee directors are not eligible to receive, individually, compensation exceeding an aggregate maximum value of $750,000 in any fiscal year, including both cash and equity awards. The value of equity awards is based on the grant date fair value of the awards, as such grant date fair value is determined for our financial reporting purposes.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock owned outright and unvested RSUs having a market value at least equal to five times the director’s annual retainer. As of June 29, 2024, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership. We believe that these guidelines promote the alignment of the long-term interests of the members of our Board with our stockholders.

SYNAPTICS INCORPORATED	PROXY STATEMENT	30

DIRECTOR COMPENSATION TABLE — FISCAL 2024

The following table sets forth summary information regarding compensation for each of our non-employee directors for Fiscal 2024. The compensation paid to Mr. Hurlston is presented in our executive compensation disclosure below. Mr. Hurlston is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in cash ($)	Stock Awards(1) ($)	Total ($)
(a)	(b)	(c)	(d)
Nelson C. Chan	$157,500	$186,892	$344,392
Jeffrey D. Buchanan	$100,000	$186,892	$286,892
Keith B. Geeslin	$87,500	$186,892	$274,392
Susan J. Hardman	$87,000	$186,892	$273,892
Patricia Kummrow	$80,000	$186,892	$266,892
Vivie Lee	$87,000	$186,892	$273,892
James L. Whims	$82,000	$186,892	$268,892

(1)

Each non-employee director was granted 2,328 RSUs on November 1, 2023. The amounts reported in column (c) of the table above reflect the aggregate grant date fair value of the RSUs granted to the non-employee directors during Fiscal 2024 computed in accordance with ASC Topic 718 (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes and excluding the effect of estimated forfeitures). For information on the assumptions used in the grant date fair value computations, refer to Note 12“— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2024 Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 29, 2024. The amounts included in the Director Compensation Table above may be different from the value that will be realized by the non-employee directors upon vesting and settlement of the RSUs.

The aggregate number of unvested RSUs outstanding as of June 29, 2024, held by each of our non-employee directors then in office are as set forth below. None of our non-employee directors held any outstanding stock options as of that date.

Director	Unvested Stock Awards
Nelson C. Chan	1,164
Jeffrey D. Buchanan	1,164
Keith B. Geeslin	1,164
Susan J. Hardman	1,164
Patricia Kummrow	1,164
Vivie Lee	1,164
James L. Whims	1,164

SYNAPTICS INCORPORATED	PROXY STATEMENT	31

PROPOSAL 2 –

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

We are seeking stockholder ratification of our appointment of KPMG LLP (“KPMG”) as our independent auditor for the fiscal year ending June 28, 2025. KPMG has served as our independent auditor since 2003. In August 2024, the Audit Committee re-appointed KPMG as our independent auditor for the fiscal year ending June 28, 2025. The Audit Committee has considered whether the provision of non-audit services by KPMG is compatible with maintaining KPMG’s independence.

Additional information about KPMG, including the fees we paid to KPMG in Fiscal 2024 and 2023, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of KPMG with respect to the audit of the Company’s annual financial statements.

A representative of KPMG is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of KPMG as our independent auditor is not required by our Amended and Restated Bylaws (the “Bylaws”) or otherwise. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain KPMG. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of KPMG as our independent auditor will be approved if a majority of the votes cast on Proposal 2 at the Annual Meeting are cast in favor of the proposal. Abstentions are not counted as votes cast.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JUNE 28, 2025.

SYNAPTICS INCORPORATED	PROXY STATEMENT	32

AUDIT AND NON-AUDIT FEES

KPMG has served as the Company’s independent auditor since 2003. In August 2024, the Audit Committee re-appointed KPMG as our independent auditor for the year ending June 28, 2025. The Audit Committee of the Board has determined that KPMG is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”).

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise required by law or applicable SEC regulations, any pre-approval shall be effective until the respective service is complete to the satisfaction of the Audit Committee under the terms of the engagement with the independent auditor or until such date as the Audit Committee designates. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee or any one or more other members of the Audit Committee, provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must provide information to the Audit Committee about each service to be provided, and the details of such service.

All of the services provided by KPMG in Fiscal 2024 and 2023 described below under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to the foregoing pre-approval policies.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by KPMG for professional services rendered in Fiscal 2024 and 2023 are as follows:

Fees	2024	2023
Audit Fees	$4,038,000	$2,909,000
Audit-Related Fees	—	—
Tax Fees(1)	$1,707,000	$1,864,000
All Other Fees	—	—
Total Fees	$5,745,000	$4,773,000

(1)

Includes fees for professional services rendered by KPMG with respect to tax preparation and compliance, and tax consultation. The fees for tax consultation services were $991,000 and $1,369,000 for Fiscal 2024 and 2023, respectively.

SYNAPTICS INCORPORATED	PROXY STATEMENT	33

AUDIT COMMITTEE REPORT

Our Board has appointed an Audit Committee consisting of four directors. The current members of the Audit Committee are Nelson C. Chan, Jeffrey D. Buchanan, Susan J. Hardman, and Vivie Lee. Each of the Audit Committee members is “independent” of our company and management, as that term is defined under applicable Nasdaq listing standards and SEC rules.

The primary responsibility of the committee is to assist our Board in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including overseeing the financial reports and other financial information provided by our Company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our Company’s systems of internal accounting and financial controls; and the annual independent audit of our Company’s financial statements.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with GAAP.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditor the firm’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with KPMG’s independence.

The Audit Committee discussed with the independent auditor the overall scope and plans for its audits. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our Company’s internal controls, and the overall quality of the financial reporting. The Audit Committee held five meetings with management of our Company, all of which were attended by our independent auditor, with respect to our Company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board, and our Board approved that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2024, for filing with the SEC. The Committee also has appointed KPMG as our Company’s independent auditor.

This report has been furnished by the Audit Committee of the Board.

Audit Committee

Jeffrey D. Buchanan, Chair

Nelson C. Chan

Susan J. Hardman

Vivie Lee

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

SYNAPTICS INCORPORATED	PROXY STATEMENT	34

PROPOSAL 3 –

APPROVAL OF THE AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

General

At the Annual Meeting, our stockholders will be asked to approve an amended and restated version, adopted by the Board on July 30, 2024 (the “Amended Version”), of our 2019 Equity and Incentive Compensation Plan (the “2019 Incentive Plan”). The purpose of the amendment and restatement of the 2019 Incentive Plan is to increase the share limit of the plan, subject to stockholder approval, by an additional 1,400,000 shares, so that the new aggregate share limit for the 2019 Incentive Plan, before taking into account share transfers from the 2010 Incentive Compensation Plan (the “2010 Plan” or the “Predecessor Plan”), would be 7,588,000 shares. If stockholders do not approve the Amended Version of the 2019 Incentive Plan (the “2019 Incentive Plan Proposal”), the share limits and terms of the 2019 Incentive Plan in effect prior to the July 30, 2024, amendment and restatement of the 2019 Incentive Plan approved by the Compensation Committee will continue in effect, and the number of shares available will be insufficient to support our equity compensation plans through the next opportunity to increase the equity plan reserve at the 2025 Annual Meeting.

Reasons to Vote for Proposal 3

In evaluating our request to approve the 2019 Incentive Plan Proposal, we ask that you consider the following:

•

Incentive to Attract and Retain Talent. Our equity incentive program has been instrumental in our efforts to build and maintain high quality talent at all levels of the organization, who in turn contribute to Synaptics’ ability to generate long-term value for its stockholders. We believe that our future success depends in large part on our ability to continue to use the 2019 Incentive Plan to attract, hire, motivate and retain these high-quality employees, directors and consultants that are critical to our success. Without the additional shares we are requesting, we will be constrained in our ability to make future equity awards, which are a critical component of compensation within the semiconductor industry to incentivize our employees and align their efforts with long-term stockholder value creation.

•

Equity Compensation is a Cornerstone of our Culture of Ownership. The proposed increase in shares available under the 2019 Incentive Plan is necessary to foster our culture of ownership and ability to align the interests of stockholders and employees at all levels within our organization. All our full-time employees receive equity-based awards at the time of hire, which we believe is important to ensuring that all employees to feel a sense of ownership and pride in the Company. Approximately 85% of our employees receive annual equity-based awards, with a focus on top performers.

•

Our Equity Request Reflects our Market for Talent. We operate in the highly competitive semiconductor industry, where innovation and talent drive success. Our location in the Bay Area further intensifies the competition for skilled professionals, who typically expect equity awards to comprise a key component of their compensation, consistent with geographic and industry market practice. We would be at a severe disadvantage if we could not use equity-based awards covering a meaningful number of shares to recruit and secure or retain key talent in the current competitive market for highly skilled and qualified employees, particularly when competing with both established technology leaders and fast-growing startups that offer equity-dominant incentives.

•

Balancing Talent Needs with Stockholder Interests Regarding Dilution. We believe that our future success depends on our ability to align the interests of our employees, directors and consultants with those of our stockholders, and that equity compensation is a key tool used to foster this alignment.

•

We believe that the 1,400,000 shares we are asking for will allow us to continue to grant equity awards under the Amended Version of the 2019 Incentive Plan for approximately one year (as discussed in more detail below).

•

We want our stockholders to have the ability to regularly validate their support of our approach to equity awards and provide ongoing input on our equity program. Together with our ongoing stockholder engagement, seeking shares annually allows us to ensure that we regularly receive stockholder input. As outlined in the Compensation Discussion & Analysis section of this proxy statement, over the past twelve months we contacted investors representing approximately 61% of our common stock, and successfully engaged with holders of approximately 43% of shares outstanding, and we intend to continue these engagement efforts.

•

From April 2005 through April 2023, our Board cumulatively authorized the repurchase of up to $2.3 billion of our common stock under our stock repurchase program, which expires in July 2025. As of the end of Fiscal 2024, the remaining amount authorized for repurchase under our stock repurchase program was $893.9 million.

•

Significant Focus on Performance-Based Vesting Equity Awards. Approximately two-thirds of the annual equity awards granted to our NEOs in Fiscal 2024 are subject to performance-based vesting requirements, with the vesting of the awards based on our TSR compared to the TSR of each of the other companies in the Russell 2000 Index (“Russell 2000 Index TSR”) and the Company’s non-GAAP EPS. The foregoing percentages are based on the grant date fair value of the awards granted in Fiscal 2024.

•

Limiting Cash Compensation Expense. Equity compensation limits the cash cost of our compensation programs and can preserve cash for other uses in growing our business or returning value to our stockholders. If the 2019 Incentive Plan Proposal is not approved, we may need to replace the lost compensation value with larger cash awards, which would increase our cash compensation expense. That cash might be better utilized if reinvested in our business or returned to our stockholders.

•

Responsible Plan Features. Our 2019 Incentive Plan (including the Amended Version) includes restrictive minimum vesting requirements, and a holding period requirement for awards granted to our CEO, executive officers, and board members.

SYNAPTICS INCORPORATED	PROXY STATEMENT	35

To help our stockholders better understand our historical equity compensation practices, currently anticipated needs, and an estimate of the potential cost of dilution from our request for additional shares, we note that, as of August 21, 2024:

•	We have 39,920,816 shares of our common stock issued and outstanding;

•

We have 2,840,719 shares (7.1% of our issued and outstanding common stock) subject to outstanding unvested full value awards (i.e., awards other than options and stock appreciation rights (“SARs”)) (2,838,843 of which were outstanding under the 2019 Incentive Plan, 1,876 of which were outstanding under the DSP Replacement Award Plan (the “DSP Plan”)). No shares remain outstanding under the 2019 Inducement Equity Plan (the “2019 Inducement Plan”) or the Predecessor Plan;

•	No stock options are outstanding;

•	We have 1,469,647 shares available for future grants under the 2019 Incentive Plan. No new awards may be granted under the 2010 Plan, the DSP Plan, or the 2019 Inducement Plan;

•

The total number of shares of common stock subject to outstanding awards under the 2019 Incentive Plan and the DSP Plan (2,840,749 shares in total), plus the total number of shares available for future awards under the 2019 Incentive Plan (1,469,647 shares in total), represents a current overhang percentage of 10.8% (in other words, the potential dilution of our stockholders represented by these plans when viewed against our shares of common stock currently issued and outstanding);

•

We are asking for an additional 1,400,000 shares of common stock available for awards under the 2019 Incentive Plan Proposal – this represents 3.5% of our issued and outstanding common stock as of August 21, 2024, which percentage reflects the simple dilution of our stockholders that would occur if the 2019 Incentive Plan Proposal is approved, and all such shares were delivered in respect of awards granted under the plan; and

•

Based on the closing price of our common stock on Nasdaq on August 21, 2024, of $78.61 per share, the aggregate market value as of that date of the additional 1,400,000 shares of common stock requested for issuance under the 2019 Incentive Plan Proposal was $110,054,000. We recognize that our stockholders want to know about our recent grant practices, including our recent “burn rate,” when considering how to vote on our 2019 Incentive Plan Proposal. Burn rate or run rate (measuring a company’s annual usage of shares) is generally calculated as the number of shares granted divided by the weighted average number of shares outstanding and is used to demonstrate how quickly a company uses available shares. The table below provides our average burn rate under the 2019 Incentive Plan (with performance-based awards being included for the year in which they are earned based on the number of shares earned).

Fiscal Year	Options Granted	Time-Based Restricted Stock Awards/ Units Granted	Performance-Based Restricted Stock Awards/Units		Total Time- Based Shares Granted and Performance- Based Shares Earned	Weighted Average Shares at End of Fiscal Year	Burn Rate
			Granted	Earned
2024	—	1,380,507	425,965	365,281	1,745,788	39.200,000	4.45%
2023	—	808,153	268,595	583,772	1,391,925	39,600,000	3.51%
2022	—	641,690(1)	161,914	411,906	1,053,596	39,000,000	2.70%
Average Three-Year Burn Rate (Fiscal 2022-2024)							3.55%

(1)	Includes 58,851 replacement awards issued in connection with the acquisition of DSP Group, Inc.

While we currently anticipate that the shares requested, when combined with reserves currently available under the 2019 Incentive Plan, will provide flexibility for us to make grants in the ordinary course of business for approximately one year, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher share prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards we grant, and how we choose to balance total compensation between cash and equity-based awards.

Responsible Plan Features

Our Board believes the use of stock-based incentive awards promotes best practices in corporate governance by incentivizing the creation of stockholder value. By providing participants in the 2019 Incentive Plan with a stake in our success, the interests of participants are further aligned with those of our stockholders. Specific features of the 2019 Incentive Plan that we believe are consistent with good corporate governance practices include:

SYNAPTICS INCORPORATED	PROXY STATEMENT	36

•	General administrative authority for the 2019 Incentive Plan has been delegated to the Compensation Committee of the Board, consisting entirely of directors the Board has determined are independent;

•

Except for substitute awards granted in connection with a corporate transaction such as an acquisition, stock options and SARs under the 2019 Incentive Plan may not be granted with exercise or base prices lower than the fair market value of the underlying shares on the grant date;

•

Except for customary adjustments in connection with a corporate transaction (such as a stock split) or change of control, the 2019 Incentive Plan prohibits the repricing of stock options and SARs without stockholder approval, including the cancellation and replacement of any outstanding option or SAR with a new option, SAR, other award or cash and any amendment or modification that reduces the exercise price of an option or base price of a SAR;

•

The 2019 Incentive Plan prohibits the grant of dividend equivalents with respect to stock options and SARs and subjects all dividends and dividend equivalents paid with respect to other awards to the same vesting conditions as the underlying shares subject to the awards;

•

The 2019 Incentive Plan prohibits “liberal share recycling,” meaning that shares used to pay the exercise price or withholding taxes relating to an award under the 2019 Incentive Plan will not be recycled back into the 2019 Incentive Plan for future grants;

•

As noted above and as described in more detail below, the amendment and restatement of the 2019 Incentive Plan includes more restrictive minimum vesting requirements, and a holding period requirement for awards granted to our Chief Executive Officer;

•	The 2019 Incentive Plan does not contain an “evergreen” feature;

•

The 2019 Incentive Plan does not contain a liberal change of control definition, meaning that an acquisition of the Company would need to be consummated to constitute a change of control, and addresses treatment of all award types in the event of a change of control; and

•	Non-employee directors may not be awarded compensation for services as a director in any calendar year that exceeds $750,000.

Plan Summary

The principal terms of the 2019 Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the Amended Version of the 2019 Incentive Plan, which appears as Appendix B to this Proxy Statement.

Purpose

The purpose of the 2019 Incentive Plan is to provide a means through which the Company may attract and retain key non-employee directors, officers, employees and certain consultants of the Company and its subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

Eligibility

Non-employee directors, officers, employees, and consultants of the Company and its subsidiaries are eligible for awards, as selected by the Compensation Committee or such other committee designated by the Board to administer the plan; provided, that, incentive stock options may be granted only to employees. As of August 21, 2024, 1,696 employees and seven non-employee directors were considered eligible to participate in the 2019 Incentive Plan.

Share Limits

An aggregate of 7,178,489 shares of common stock (1,230,000 shares approved by stockholders on October 29, 2019, 1,360,000 shares approved by stockholders on October 27, 2020, 2,000,000 shares approved by stockholders on October 26, 2021, 698,000 shares approved by stockholders on October 25, 2022, 900,000 shares approved by stockholders on October 24, 2023, and 990,489 shares transferred from the Predecessor Plan) may be issued pursuant to awards of options, SARs, restricted stock, RSUs, performance shares or performance units, dividend equivalents, or other awards granted under the 2019 Incentive Plan. If stockholders approve this 2019 Incentive Plan Proposal, this share limit will be increased to 8,578,489 shares (an increase in the share limit, before taking into account share transfers from the Predecessor Plan, from 6,188,000 shares to 7,588,000 shares, and including the 990,489 shares transferred from the Predecessor Plan). In addition, if stockholders approve this 2019 Incentive Plan Proposal the plan’s limit on the number of shares of common stock that may be delivered pursuant to “incentive stock options” under the plan will be increased from 6,188,000 shares to 7,588,000 shares (with, for purposes of clarity, any such shares to also count against the aggregate share limit for the plan).

SYNAPTICS INCORPORATED	PROXY STATEMENT	37

If any award granted under the 2019 Incentive Plan expires unexercised, is canceled, forfeited, settled in cash or unearned (in whole or in part), shares of our common stock subject to such award will again be made available for future grants under the 2019 Incentive Plan. Further, 990,489 awards granted under the Predecessor Plan which expired unexercised, or have been canceled, forfeited, settled in cash or unearned (in whole or in part), have been made available for future grants under the 2019 Incentive Plan. No awards remain outstanding under the Predecessor Plan and as a result no additional shares can be transferred from the Predecessor Plan to the 2019 Incentive Plan. If a participant elects to give up the right to receive compensation in exchange for shares of common stock based on fair market value, such shares of common stock will not count against the aggregate share limit authorized under the 2019 Incentive Plan.

Minimum Vesting Requirements; Minimum Holding Requirement for CEO Awards

No award granted under the 2019 Incentive Plan may vest earlier than after a one-year vesting period or a one-year performance period, as applicable, unless in connection with the award recipient’s death or disability or in connection with a change of control of the Company. However, up to 5% of the sum of (i) the aggregate number of shares available for issuance under the 2019 Incentive Plan as described above, and (ii) the number of shares returned to the 2019 Incentive Plan as a result of awards originally granted under the Predecessor Plan that are cancelled or forfeited, settled in cash, or unearned, may be granted in the form of awards that do not meet such minimum vesting requirements.

Any award granted under the 2019 Incentive Plan to an individual who, at the time of grant of the award, is the Company’s chief executive officer must include a provision for any net shares acquired with respect to the award (the total number of shares acquired pursuant to the award less any shares used to pay the exercise or purchase price of the award and any shares used to satisfy any tax and tax withholding obligations with respect to the award) to be held for at least a one year period, or until the award recipient is no longer employed by the Company or one of its subsidiaries, before such shares may be sold or transferred (except for certain transfers to a family member for estate or tax planning purposes and where the holding period requirement continues in effect as to the shares, or in connection with or following a Change in Control).

Individual Director Limit

Non-employee directors may not be granted compensation (including cash compensation) having an aggregate maximum value at the date of grant that exceeds $750,000 per calendar year.

Administration

The Compensation Committee administers the 2019 Incentive Plan. Among other responsibilities, the Compensation Committee selects participants and determines the type of awards granted to participants, the number of shares of common stock covered by awards and the terms and conditions of awards, interprets the 2019 Incentive Plan and awards granted thereunder, and makes any other determinations and takes any other actions that it may deem necessary or desirable to administer the 2019 Incentive Plan. The Compensation Committee may delegate to a subcommittee of its members, officers of the Company, agents or advisors, such administrative duties or powers as the Compensation Committee deems advisable, and the Compensation Committee, the subcommittee or any other person to whom duties or powers have been delegated, may employ persons to render advice with respect to a responsibility of the Compensation Committee. The Compensation Committee may also, by resolution, authorize officers of the Company to designate employees to be recipients of awards and to determine the size of such awards; provided, however, that (A) the Compensation Committee may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director, or more than 10% “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization must set forth the total number of common shares the officer may grant; and (C) the officer(s) must periodically report to the Compensation Committee regarding the nature and scope of such awards granted. The Board may also assume administration of the 2019 Incentive Plan or certain aspects of the plan.

Amendment or Termination

Unless earlier terminated, the expiration date of the 2019 Incentive Plan will be July 29, 2029; provided, however, that such expiration will not affect awards then outstanding, and the terms and conditions of the 2019 Incentive Plan will continue to apply to such awards. The Board may amend or terminate the 2019 Incentive Plan at any time. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Further, any such amendment that would impair the rights of any participant, holder or beneficiary of any award granted under the 2019 Incentive Plan will not be effective without the consent of the affected participant, holder or beneficiary.

No Repricing

Except for customary adjustments in connection with a corporate transaction (such as a stock split) or change of control, none of the following actions may be taken under the 2019 Incentive Plan without approval of our stockholders: (i) an amendment or modification to reduce the exercise price of any option or the base price of any SAR; (ii) the cancellation of any outstanding option or SAR and replacement of such option or SAR with a new option, SAR, other award or cash for the purpose of repricing the award; or (iii) any other action that is considered a “repricing” for purposes of Nasdaq stockholder approval rules.

SYNAPTICS INCORPORATED	PROXY STATEMENT	38

Options

The Compensation Committee may, in its discretion, grant incentive stock options and nonqualified stock options to participants. Non-employee directors, officers, employees, and consultants of the Company and its subsidiaries may be granted nonqualified stock options, but only employees of the Company and its subsidiaries may be granted incentive stock options. The Compensation Committee determines the exercise price of options granted under the 2019 Incentive Plan. Subject to certain exceptions in connection with a corporate transaction such as an acquisition, the exercise price of an incentive or nonqualified stock option must be at least 100% of the fair market value of the common stock subject to the option on the date the option is granted. The Compensation Committee determines, in its sole discretion, the terms of each option. Options may not be exercisable for more than ten years from the date they are granted and may not provide for any dividends or dividend equivalents thereon. Acceptable consideration for the purchase of the common stock issued upon the exercise of an option is specified in the award agreement and may include cash, check, cash equivalents, shares of common stock, a reduction in the number of shares deliverable upon exercise, or such other forms of consideration that the Compensation Committee may accept.

SARs

The Compensation Committee may, in its discretion, grant SARs to participants in the 2019 Incentive Plan. Generally, SARs permit a participant to exercise the right and receive a payment equal to the value of the common stock’s appreciation over a period of time in excess of the fair market value (the “base price”) of a share of the common stock on the date of grant. Subject to certain exceptions in connection with a corporate transaction such as an acquisition, the base price of a SAR must be at least 100% of the fair market value of the common stock subject to the award on the date the SAR is granted. The Company may settle such amount in cash, in shares of our common stock valued at fair market value, or in any combination thereof, as determined by the Compensation Committee and specified in the award agreement. SARs granted under the 2019 Incentive Plan become exercisable and expire in such manner and on such date(s) as determined by the Compensation Committee, with the term of the SAR not to exceed ten years from the grant date. The Compensation Committee determines, in its sole discretion, the terms of each SAR. SARs granted under the 2019 Incentive Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Stock

The Compensation Committee may, in its discretion, grant restricted stock to participants in the 2019 Incentive Plan. The Compensation Committee determines, in its sole discretion, the terms of each grant of restricted stock. Subject to the terms of the award, a recipient of restricted stock generally has the rights and privileges of a stockholder with respect to the restricted stock, including the right to vote the stock, on the grant date. Dividends, if any, paid by the Company with respect to awards of restricted stock prior to the time all restrictions and vesting conditions on the restricted stock have lapsed are withheld by the Compensation Committee and distributed to the participant in cash or shares of common stock upon, and subject to, the release of the restrictions applicable to the underlying shares of restricted stock.

RSUs

The Compensation Committee may, in its discretion, grant RSUs to participants. An RSU is the right to receive shares of our common stock (or to the extent provided in the award agreement, cash or a combination of cash and common stock) following achievement of all vesting conditions and the lapse of all restrictions. The Compensation Committee determines, in its sole discretion, the terms of each award of RSUs. Recipients of RSUs do not have the rights and privileges of a stockholder with respect to the common stock underlying such RSUs, including the right to vote the stock or receive dividends on the stock, until common stock in respect of the RSUs is actually issued to the recipient following satisfaction of all vesting conditions. If dividends are paid by the Company with respect to common stock underlying an award of RSUs prior to the time all vesting conditions on the RSU have been satisfied, an RSU award may provide that the recipient will be credited with dividend equivalents with respect to the RSUs. Any such dividend equivalents will be subject to the same vesting and payment terms that apply to the RSUs as to which the dividend equivalents were credited. RSUs may be settled in shares of our common stock, cash or a combination thereof in the discretion of the Compensation Committee.

Other Stock-Based Awards

The Compensation Committee, in its discretion, may award unrestricted shares of our common stock, or other awards denominated in shares of our common stock, to participants either alone or in tandem with other awards granted under the 2019 Incentive Plan. The Compensation Committee determines, in its sole discretion, the terms of each other stock-based award.

SYNAPTICS INCORPORATED	PROXY STATEMENT	39

Cash Incentive Awards, Performance Shares, and Performance Units

The Compensation Committee may, in its discretion, also grant performance shares, performance units or cash incentive awards to participants under the 2019 Incentive Plan. Each grant specifies the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. These awards, when granted under the 2019 Incentive Plan, become payable to participants upon the achievement of specified management objectives and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant may specify, with respect to the management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or is at or above the target level but falls short of maximum achievement. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable or an adjustment thereto is appropriate, the Compensation Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Compensation Committee deems appropriate. Each grant specifies the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of common stock, restricted stock, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of common stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards is evidenced by an award agreement which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. The performance period with respect to a cash incentive award, performance share, or performance unit is a period of time determined by the Compensation Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant.

Adjustments in Capitalization

In general, in the event of (1) any extraordinary cash dividend, stock dividend, stock split, combination of common stock, recapitalization or other change in the capital structure of the Company, (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (3) any other corporate transaction or event having an effect similar to any of the foregoing, equitable adjustments (as determined by the Compensation Committee) will be made to the number of shares of common stock or other securities of the Company (or number and kind of other securities, consideration or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the 2019 Incentive Plan, as well as adjustments to the exercise price of options and base price of SARs granted under the 2019 Incentive Plan. In addition, in the event of a Change in Control (as defined within the 2019 Incentive Plan), the Compensation Committee may provide in substitution for any or all awards outstanding under the 2019 Incentive Plan such alternative consideration (including cash), if any, it in good faith may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced. In connection with any of the foregoing events, the Compensation Committee may in its sole discretion elect to cancel outstanding options or SARs with an exercise price or base price that is equal to or less than the then current fair market value of our common stock without any consideration to the participant therefor.

Change in Control

A Change in Control is defined in the 2019 Incentive Plan as the occurrence of any of the following events:

•	A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

•

The following individuals no longer constitute a majority of the members of the Board: (1) the individuals who, as of October 29, 2019, constituted the Board (the “Current Directors”); (2) the individuals who thereafter were elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who were elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors and Additional Directors then still in office;

•

A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

•

Following approval by the stockholders of the Company, the Company closes a reorganization, merger, consolidation or recapitalization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

•

The consummation of a transaction approved by our stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company; or

SYNAPTICS INCORPORATED	PROXY STATEMENT	40

•

Any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

In the event of a Change in Control and except as the Compensation Committee may otherwise provide as to a particular award: (i) unvested options and SARs will immediately vest, except to the extent that replacement awards (as such term is defined within the 2019 Incentive Plan) are provided; (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to restricted stock, RSUs, or other awards that vest solely based on continued service (and not based on the achievement of management objectives) will lapse and be deemed fully vested, except to the extent that replacement awards are provided; (iii) with respect to cash incentive awards, performance shares, performance units, and other awards that are subject to the achievement of management objectives (other than with respect to awards described as “Market Stock Units”), the management objectives will be deemed satisfied at target, the applicable performance periods will be deemed completed, and if no replacement awards are provided, remaining restrictions, deferral of settlement and forfeiture conditions will lapse and the awards will be deemed fully vested; and (iv) with respect to RSUs with management objectives described as “Market Stock Units,” a prorated portion of such units will vest based on the actual performance of the management objectives through the date of the Change in Control, while the remainder of the Market Stock Units will vest in accordance with their regular vesting schedules if replacement awards are provided, or if not, the remaining restrictions, deferral of settlement and forfeiture conditions will lapse and the Market Stock Units will be deemed fully vested.

Clawback/Repayment

All awards granted under the 2019 Incentive Plan (i.e., both time and performance-based equity awards) and held by the Company’s executive officers are subject to clawback, recoupment or forfeiture (i) to the extent that an executive officer engages in fraud or intentional illegal conduct that resulted in the Company materially not complying with applicable financial reporting requirements and resulted in a financial restatement; or (ii) to the extent required by applicable laws, rules, regulations or listing requirements. Additionally, all awards granted earned, or vested based wholly or in part upon the attainment of a financial reporting measure are subject to recoupment in accordance with the Synaptics Compensation Recovery Policy, adopted by the Compensation Committee as of October 23, 2023, pursuant to applicable law and the Nasdaq listing standards.

Transferability

Awards under the 2019 Incentive Plan are generally not transferable except by will or the laws of descent and distribution or as otherwise determined by the Compensation Committee.

No Right to Continued Employment

The 2019 Incentive Plan does not give participants any right to be retained in the employ or service of the Company or any of its subsidiaries.

No Limit on Other Authority

The 2019 Incentive Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2019 Incentive Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2019 Incentive Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2019 Incentive Plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	41

Incentive Stock Options

A participant who is granted an incentive stock option will not have federal income tax liability upon the grant of an incentive stock option and will not recognize regular taxable income when the incentive stock option is exercised. However, the participant will recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares, if the participant is subject to the alternative minimum tax in the taxable year of the exercise. A participant generally will recognize income in the year in which the participant disposes of the shares purchased under such incentive stock option. If the participant makes a “qualifying disposition,” the participant will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares and the Company cannot take an income tax deduction with respect to those shares. A qualifying disposition occurs when the participant’s sale or other disposition of the shares takes place (a) more than two (2) years after the grant date of the incentive stock option and (b) more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. In contrast, a “disqualifying disposition” is any sale or other disposition of the shares made before both of these minimum holding periods are satisfied. Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of (x) the lesser of (1) the amount realized upon that disposition and (2) the excess of the fair market value of the shares on the exercise date over (y) the exercise price paid for those shares. the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes in connection with the disposition, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code (“Code”).

Nonqualified Stock Options

A participant who is granted a nonqualified stock option will not have federal income tax liability upon the grant of the nonqualified stock option but will recognize ordinary income in the year in which the participant exercises the option in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. A participant will later also recognize a capital gain to the extent that the amount realized from the subsequent sale of the shares exceeds the participant’s basis in the shares.

Appreciation Rights (SARs)

A participant who is granted a SAR will not have federal income tax liability upon the grant of the SAR but will recognize ordinary income in the year in which the participant exercises the SAR in an amount equal to the amount of the cash or the value of the stock that is transferred to the participant upon exercise of the SAR. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Restricted Stock

A participant who is granted an award of restricted stock will recognize taxable income when the substantial risk of forfeiture of the shares lapses, i.e., at the time of “vesting,” unless the participant makes an election to be taxed at the time of grant. Assuming such an election is not made, the taxable income will be equal to the fair market value of the shares of restricted stock when they vest over the amount, if any, paid for those shares and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the award an amount equal to the fair market value of the shares on the transfer date, less the amount, if any, paid for those shares. If the participant makes a Section 83(b) election, the participant will not recognize any additional income when the shares vest. If a Section 83(b) election is made, any appreciation in the value of the shares of restricted stock after the award is granted is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are later sold or transferred. If the participant makes a Section 83(b) election and the restricted stock is later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the shares are awarded to the participant.

Restricted Stock Units (RSUs)

A participant who is granted a RSU generally will not recognize income when the RSU is granted or vested, but only when the RSU is settled. The participant will recognize ordinary income equal to the amount of the cash or the fair market value of the stock that the participant receives on settlement. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Cash Incentive Awards, Performance Shares and Performance Units

Generally, no income is recognized upon the grant of cash incentive awards, performance shares or performance units. Upon payment or settlement of cash incentive awards, performance shares or performance units, the recipient is generally required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

SYNAPTICS INCORPORATED	PROXY STATEMENT	42

Section 162(m)

Section 162(m) of the Code generally limits a public company’s ability to deduct aggregate compensation paid in excess of $1 million during any taxable year to current or former NEOs (including amounts attributable to equity-based and other incentive awards).

Withholding Taxes

To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2019 Incentive Plan, it is a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements, in the discretion of the Compensation Committee, may include relinquishment of a portion of such benefit. If a participant’s benefits are to be received in the form of shares of common stock, then, unless otherwise determined by the Compensation Committee, the Company will withhold, from the shares required to be delivered to the participant, shares of our common stock having a value equal to the amount required to be withheld under applicable law. In no event will the market value of the shares of our common stock withheld or delivered to the Company in order to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld unless: (i) an additional amount can be withheld and not result in adverse accounting consequences; (ii) such additional withholding amount is authorized by the Compensation Committee; and (iii) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. The shares used for tax withholding will be valued at an amount equal to the market value of our common stock on the date the benefit is to be included in the participant’s income.

New Plan Benefits

The Company has not approved any awards that are conditioned upon stockholder approval of the 2019 Incentive Plan Proposal. The Company is not currently considering any other specific award grants under the 2019 Incentive Plan, except for the annual grants of RSUs to non-employee directors described below. If the proposed plan amendments subject to the 2019 Incentive Plan Proposal had been in effect in Fiscal 2024, the Company expects that its award grants for Fiscal 2024 would not have been substantially different from those actually made in that year under the current version of the 2019 Incentive Plan. For information regarding stock-based awards granted to the NEOs during Fiscal 2024, see the material under the heading “Compensation Discussion and Analysis” below.

As described under the heading “Director Compensation” below, our current practice is to make grants of RSUs with a value of approximately $210,000 to non-employee directors each year after our Annual Meeting of Stockholders. The number of RSUs subject to each grant is based on the average closing price of our common stock on Nasdaq during the month of October in the applicable year. Assuming, for illustrative purposes only, that the price of our common stock used for the conversion of the $210,000 grant value into RSUs is $78.61 (which was the closing price of our common stock on Nasdaq on August 21, 2024), the total number of RSUs that would be granted to our seven continuing non-employee directors who are nominees for re-election at, or will continue in office after, the Annual Meeting, as a group, for Fiscal 2025 through 2029 (the five remaining years in the term of the 2019 Incentive Plan) would be approximately 93,485 RSUs. This calculation assumes, among other future variables, that there are no new eligible directors, the directors eligible to receive these awards continue to serve on the Board through the scheduled grant date and there are no changes to the awards granted under the director equity grant program.

SYNAPTICS INCORPORATED	PROXY STATEMENT	43

Aggregate Past Grants Under the 2019 Incentive Plan

As of August 21, 2024, awards covering 6,588,079 shares of our common stock had been granted under the 2019 Incentive Plan, all of which were granted as performance stock unit (“PSU”), restricted stock unit (“RSU”) or market stock unit (“MSU”) awards. This number of shares includes shares subject to awards granted under the 2019 Incentive Plan that expired or terminated without having been exercised or issued and became available for new award grants under the 2019 Incentive Plan. In the following table, performance-based vesting awards in which the performance period was complete and that were outstanding and unvested as of August 21, 2024, have been adjusted to reflect the actual performance level. The following table shows information regarding the distribution of all awards granted under the 2019 Incentive Plan among the persons and groups identified below, stock units vesting prior to that date, and unvested stock unit holdings as of that date.

	Stock Units
Name and Position	Number of Shares/Units Subject to Past Awards	Number of Shares/Units Vested as of August 21, 2024	Number of Shares/Units Outstanding and Unvested as of August 21, 2024
Michael E. Hurlston	660,505	448,780	231,918
President and Chief Executive Officer
Dean Butler(1)	127,856	59,635	-
Former Senior Vice President and Chief Financial Officer
Lisa Bodensteiner	66,670	3,222	55,562
Senior Vice President, Chief Legal Officer and Secretary
Satish Ganesan	152,115	103,224	60,326
Senior Vice President and General Manager, Intelligent Sensing Division and Chief Strategy Officer
Vikram Gupta	118,109	20,155	73,817
Senior Vice President and General Manager IoT Processors and Chief Product Officer
Saleel Awsare(2)	138,897	106,815	-
Former Senior Vice President and General Manager, PC and Peripherals Division
Total for All Current Executive Officers as a Group (5 persons):	1,069,489	575,381	493,713
Nelson C. Chan	12,370	11,788	582
Jeffrey D. Buchanan	12,370	11,788	582
Keith B. Geeslin	12,370	11,788	582
Susan Hardman	9,940	9,358	582
Patricia Kummrow	5,938	5,356	582
Vivie Lee	5,058	4,476	582
James L. Whims	12,370	11,788	582
Total for All Current Non-Executive Directors as a Group (7 persons):	70,416	66,342	4,074
Each associate of any such directors, executive officers or nominees:
Each other person who has received 5% or more of the options, warrants or rights:	-	-	-
All employees, including all current officers who are not executive officers or directors, as a group:	5,448,174	2,386,887	2,182,445
Total	6,588,079	3,028,610	2,680,232

(1)

On February 21, 2024, Mr. Butler voluntarily resigned from his position as our Senior Vice President and Chief Financial Officer, effective as of February 26, 2024. Mr. Butler’s employment terminated on April 5, 2024, following the transition of his responsibilities.

(2)	On October 30, 2023, Mr. Awsare voluntarily resigned from his position as our Senior Vice President and General Manager, PC and Peripherals Division, effective as of November 19, 2023.

Messrs. Buchanan, Geeslin and Whims are each nominees for re-election as a director at the Annual Meeting. As of August 21, 2024, no stock options have been granted or are outstanding under the 2019 Incentive Plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	44

Equity Compensation Plan Information

For additional information on our equity compensation plans, including information about shares of our common stock that may be issued on exercise of options and warrants under all of our equity compensation plans as of June 29, 2024, please refer to the “Equity Compensation Plan Information” section of this Proxy Statement.

VOTE REQUIRED

The Amended Version of 2019 Incentive Plan will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal. Abstentions and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of this proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN.

The Board believes that the adoption of the 2019 Incentive Plan Proposal will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to its success.

All members of the Board and all of our executive officers are eligible for awards under the 2019 Incentive Plan and thus have a personal interest in the approval of the 2019 Incentive Plan Proposal.

SYNAPTICS INCORPORATED	PROXY STATEMENT	45

PROPOSAL 4 –

ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This proposal provides our stockholders an opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We are asking our stockholders to approve the compensation of our NEOs (as identified in the CD&A) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the CD&A, the compensation tables, and the narratives accompanying those tables).

ADVISORY RESOLUTION

In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, our Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, our Board or the Compensation Committee. However, our Board and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next advisory Say-on-Pay vote will be held at the 2025 annual meeting of stockholders.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast on Proposal 4 at the Annual Meeting are cast in favor of the proposal. Abstentions and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of this proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SYNAPTICS INCORPORATED	PROXY STATEMENT	46

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our named executive officers (“NEOs”) for Fiscal 2024:

◾	Michael Hurlston, our President and Chief Executive Officer (our “CEO”);

◾	Dean Butler, our former Senior Vice President and Chief Financial Officer (our “former CFO”);(1)

◾	Lisa Bodensteiner, our Senior Vice President, Chief Legal Officer and Secretary;

◾	Satish Ganesan, our Senior Vice President and General Manager, Intelligent Sensing Division, and Chief Strategy Officer;

◾	Vikram Gupta, our Senior Vice President and General Manager, IoT Processors, and Chief Product Officer; and

◾	Saleel Awsare, our former Senior Vice President and General Manager, PC and Peripherals Division.(2)

(1)

On February 21, 2024, Mr. Butler voluntarily resigned from his position as our Senior Vice President and Chief Financial Officer, effective as of February 26, 2024. Mr. Butler’s employment terminated on April 5, 2024, following the transition of his responsibilities. No severance was paid to Mr. Butler in connection with his resignation.

(2)

On October 30, 2023, Mr. Awsare voluntarily resigned from his position as our Senior Vice President and General Manager, PC and Peripherals Division, effective as of November 19, 2023. No severance was paid to Mr. Awsare in connection with his resignation.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers during Fiscal 2024.

EXECUTIVE SUMMARY

Fiscal 2024 Business Highlights

In Fiscal 2024, we remained focused on our priorities to maintain solid profitability and generate strong cash flow for our stockholders and to execute our strategy and product roadmap. The macroeconomic conditions were challenging throughout the year as end market demand deteriorated and several customers continued to reduce their inventories. As a result, consolidated revenues of $959 million declined 29% compared to Fiscal 2023. Despite the overall industry downcycle, we remained focused on driving our Core Internet of Things (IoT) product roadmaps. We stabilized Core IoT revenues during the fiscal year and exited with strong fiscal fourth quarter growth of 63% year-over-year. We launched our AI-native IoT compute platform, Astra, a family of embedded processors for edge IoT devices. We expanded our high-performance wireless portfolio and the team taped out a more power efficient and cost-effective Wi-Fi device for broad markets solutions, nearly doubling our addressable market opportunity. We are excited about our product roadmap and continue to develop innovative new products which will help us deliver profitable growth.

Fiscal 2024 financial and business highlights:

◾	Revenue of $959 million for Fiscal 2024

◾	GAAP gross margin of 45.8% and non-GAAP gross margin of 53.0%

◾	Cash flow from operations of $136 million

◾	GAAP earnings per share of $3.16 and non-GAAP earnings per share of $2.25

◾	Returned to growth in Fiscal fourth quarter with consolidated revenue up 9% and Core IoT sales up 63% year-over-year.

◾	Successfully launched Synaptics AstraTM, an AI-native IoT compute platform, targeting $20 billion plus in compute silicon market opportunity for Edge IoT devices.

◾	Introduced AI-enabled user presence detection technology, SVP 7000, which was selected by a major customer for next-generation platforms.

SYNAPTICS INCORPORATED	PROXY STATEMENT	47

◾	Expanded our high-performance wireless portfolio with a new cost-effective single stream Wi-Fi device.

◾	Introduced 3rd generation GNSS solution that provides industry-leading position accuracy in a small footprint thereby reducing system level costs.

Fiscal 2024 Executive Compensation Highlights

We view our executive compensation program as an important driver of success, as our annual and long-term incentive programs provide us with effective tools for incentivizing our senior executive team and rewarding them for their accomplishments. In addition, our executive compensation program is designed to promote a long-term focus, thereby aligning the interests of our NEOs with the interests of our stockholders. For this reason, the compensation of our NEOs is largely variable in nature. at-risk, and subject to Company performance measured against specific financial objectives that are key for driving our success. We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers and that it helps provide us with a solid foundation for the future as we continue to motivate our executive officers to grow and expand our business on behalf of our stockholders.

Target Total Direct Compensation Mix Emphasizes Performance-Based and At-Risk Pay

The target total direct compensation of our CEO and of our other NEOs includes a significant portion of equity incentives that are based on our financial performance and/or stock price growth. The Compensation Committee approves target long-term equity incentive award value using the Company’s average stock price for the month prior to the date of grant (August 17, 2023, in the case of Fiscal 2024 awards). Accordingly, such amount differs from the amounts reported in the Summary Compensation Table, which reports grant date fair values in accordance with ASC Topic 718. In particular, the closing stock price on the date of the grant is used to calculate the grant date fair value of RSUs and PSUs, which may reflect a different value than the average stock price for the preceding month. In addition, the Monte Carlo simulation used to calculate awards with market-based vesting conditions significantly impacts the grant date fair value of MSUs reported as compared to the target values approved by the Compensation Committee. The following charts reflect target total direct compensation, and not the grant date fair value of long-term equity incentive awards.

Fiscal 2024 Target Total Direct Compensation Mix

CEO - Michael Hurlston

SYNAPTICS INCORPORATED	PROXY STATEMENT	48

All other continuing NEOs(1)

(1)

For all other continuing NEOs, percentages represent an average of the target total direct compensation of our other NEOs who were employed by the Company on the last day of Fiscal 2024: Ms. Bodensteiner and Messrs. Ganesan and Gupta. The compensation mix chart above excludes retention RSU awards granted to Messrs. Ganesan and Gupta in August 2023 but includes all new hire equity incentives granted to Ms. Bodensteiner in December 2023 and promotion RSU awards granted to Mr. Ganesan in March 2024.

Short-Term Incentive Compensation

We use annual performance-based cash bonuses to incentivize and reward the achievement of our annual financial and operational objectives as set forth in our annual operating plan. For Fiscal 2024, the Compensation Committee based cash bonuses on the achievement of three objective financial performance metrics at the corporate level for NEOs with corporate responsibilities (Messrs. Butler and Hurlston and Ms. Bodensteiner) and at both the corporate and business unit level for NEOs with business unit responsibilities (Messrs. Awsare, Ganesan, and Gupta), in each case, as reflected in our annual operating plan. Each metric is weighted equally, and in Fiscal 2024, the annual performance-based cash bonus payout was 29.6% at the corporate level.

SYNAPTICS INCORPORATED	PROXY STATEMENT	49

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use these awards to incentivize and reward our NEOs for performance that leads to long-term success and stockholder value creation, and to promote retention of critical executive officers to join or remain with us in an environment where competition for talent is fierce. In Fiscal 2024, we used three equity award vehicles – MSU awards, PSU awards, and RSU awards – to provide long-term incentive compensation opportunities to our NEOs upon hire or as part of our annual equity compensation program. Additionally, in Fiscal 2024 only, we granted retention RSUs to our NEOs (excluding our CEO) as described below under the heading “Long-Term Incentive Compensation – Retention RSUs.”

Fiscal 2024 Long-Term Incentive Compensation Results and Metrics

As of the record date, the following chart represents MSU awards earned in Fiscal 2024 by our NEOs for MSUs granted in Fiscal 2022, 2023 and 2024 and PSU awards earned in Fiscal 2024 by our NEOs for PSUs granted in Fiscal 2024.

 MSU Metrics

•   Relative TSR

•   Compared to the peer companies in the Russell 2000 Index

•   Measured over one-, two-, and three-year performance periods

•   Target shares allocated equally over three performance periods

•   Payouts for the one- and two-year performance periods are capped at 300% of target; true up for overachievement, if any, may be made at the end of the full three-year performance period, subject to an aggregate 300% of target maximum award opportunity

•   Starting measurement period is 90-day period ending June 30, 2023, and ending measurement periods will be 90-day periods ending June 30, 2024, June 30, 2025, and June 30, 2026, for the three performance periods

•   Payout for each performance period requires continued employment through the end of that period

SYNAPTICS INCORPORATED	PROXY STATEMENT	50

 PSU Metrics

•   Non-GAAP EPS

•   One-year performance period (Fiscal 2024)

•   Maximum number of shares earned overall is 200% of target

•   Targets may be adjusted by the Compensation Committee for merger and acquisition activity

Promotion Awards

Additionally, in connection with Mr. Ganesan’s promotion on March 6, 2024, to our Senior Vice President and General Manager, Intelligent Sensing Division, and Chief Strategy Officer, Mr. Ganesan received 3,293 RSUs that vest over three years, with 1/3 vesting on the first anniversary of the grant date, and the remainder vesting in equal quarterly tranches, subject to continued employment through the applicable vesting date.

Stockholder Engagement and Fiscal 2023 Say-on-Pay Vote

At our 2023 annual meeting of stockholders, approximately 54% of the votes cast on our Say-on-Pay proposal were voted in favor of the Fiscal 2023 compensation of our NEOs. Our Compensation Committee believes it is important to understand and incorporate stockholders’ feedback regarding our compensation practices into its decision-making. During the 2024 fiscal year, at the Compensation Committee’s direction, members of our senior management contacted institutional stockholders representing approximately 61% of our outstanding shares of common stock to solicit feedback on our compensation practices, among other topics, to understand any stockholder concerns that influenced their Say-on-Pay voting decisions.

Stockholders representing 18% of our then outstanding shares did not require a meeting, had no concerns or did not respond. Management ultimately had discussions with stockholders representing 43% of our then outstanding shares. Across these conversations, stockholders generally indicated that they positively viewed the overall design of our compensation programs. Nearly all stockholders indicated their concerns were driven by concerns over our MSU award structure and our CEO’s increased pay opportunity during Fiscal 2023, while the Company’s performance was challenged during the same period.

This feedback was discussed with our management and shared with our full Board and the Compensation Committee. Our Board and Compensation Committee values the opinions of our stockholders, and ensured this feedback was incorporated into its compensation decisions for the 2025 fiscal year.

Our Board recognizes that there is always room for improvement. We are dedicated to increased transparency in our Compensation Discussion and Analysis and continued proactive stockholder engagement in the future. The Compensation Committee will continue to consider our stockholders’ views when making future decisions regarding our pay practices, proxy statement disclosure, and corporate governance policies.

Fiscal 2025 Program Changes in Response to 2023 Say-on-Pay Feedback

Based on the broad-based outreach to stockholders and consideration of the feedback received as noted above, our Board and Compensation Committee determined to make the following changes effective for Fiscal 2025:

•

Reduced CEO Target Total Direct Compensation. Prior to the 2023 annual meeting, the Compensation Committee established our CEO’s Fiscal 2024 target total direct compensation of approximately $16 million.(1) For Fiscal 2025, the Compensation Committee reduced the our CEO’s target total direct compensation to approximately $11.4 million. This reflects a 29% decrease compared to Fiscal 2024 and a 5% decrease in the total target award value of our CEO’s compensation compared to Fiscal 2023.

•	Enhancements to MSU Awards.

•

For our CEO, the Compensation Committee revised the performance period commencing with his Fiscal 2025 MSU awards to utilize a single, three-year performance period. For all other NEOs, the Compensation Committee determined to use a phased-in transition period, whereby the other NEOs’ MSU awards will begin to utilize a single three-year performance period effective with Fiscal 2027 awards. The Compensation Committee determined this approach appropriately balances stockholders’ preference for a three-year performance period by prioritizing the adjustment for our CEO while avoiding a significant disruption to most NEOs’ year-over-year pay.

•

For all NEOs, the MSU awards granted for Fiscal 2025 will be subject to a cumulative maximum performance opportunity over the three-year performance period of 200% of target, and any amounts that may be earned during the first and second year of the performance period will also each be subject to a 200% cap (a reduction from the 300% of target maximum/cap for the Fiscal 2023 and 2024 MSU awards).

SYNAPTICS INCORPORATED	PROXY STATEMENT	51

•

Adjusted Long-Term Incentive Equity Mix. The Fiscal 2025 long-term equity mix for the CEO will continue to consist of one-third each of RSU awards, PSU awards, and MSU awards. For all other NEOs, it will consist of one-half RSU awards, and one-quarter each of PSU awards and MSU awards, a change from the previous mix of approximately of one-third each of RSU awards, PSU awards, and MSU awards for all NEOs. The Compensation Committee viewed this change as complimentary to the reductions to target value and MSU maximum payout opportunity and the transition of the MSU performance period to a single three-year period. Further, the Compensation Committee believes these changes are appropriate to improve the durability of our program’s design to meet our retention and incentivization objectives across market cycles – including in the current down cycle—while continuing to provide significant performance-based weightings of 66.6% for the CEO and 50% for the other NEOs.

(1)

The Compensation Committee approves target award value using the Company’s average stock price for the month prior to the date of grant (August 17, 2023, in the case of Fiscal 2024 awards). Accordingly, such amount differs from the amounts reported in the Summary Compensation Table on page 64, which reflects grant date fair values in accordance with ASC Topic 718. In particular, the closing stock price on the date of the grant is used to calculate the grant date fair value of RSUs and PSUs, and the Monte Carlo simulation used to calculate awards with market-based vesting conditions significantly impacts the grant date fair value of MSUs reported as compared to the target values approved by the Compensation Committee.

HOW WE MAKE COMPENSATION DECISIONS

Role of the Compensation Committee	Role of our CEO	Role of the Compensation Consultant

• Discharges the responsibilities of our Board relating to the compensation of our executive officers.

• Periodically reviews and makes recommendations to our Board regarding the compensation of the non-employee members of our Board.

• Oversees our compensation and benefits policies generally.

• Oversees and evaluates the compensation plans, policies, and practices applicable to our executive officers.

• Reviews and approves the performance criteria and targets for our short-term and long-term incentive compensation programs.

• Administers our equity compensation plans.

• Evaluates the performance of our CEO for the fiscal year and determines our CEO’s compensation in light of our goals and objectives for that year.

• Considers our CEO’s recommendations in evaluating the performance of our other executive officers for the fiscal year and determining the compensation of our other executive officers.

• Attends the meetings of the Compensation Committee to review and discuss the corporate and individual goals and objectives that he/she regards as important to our overall success and other related matters.

• Assesses the performance of, and our goals and objectives for, our other executive officers.

• Makes recommendations for each element of the compensation for our other executive officers based on his/her evaluation of their performance.

• Conducts an analysis of the competitive market and the compensation practices of the companies in the compensation peer group and determines our compensation positioning relative to the market and our compensation peer group.

• Develops market-based guidelines for the structure of our executive compensation program and reviews the overall compensation packages of our executive officers.

• Conducts a review of the overall compensation program for the non-employee members of our Board.

• Reviews market practices in performance share plan design.

• Provides the Compensation Committee with information regarding executive compensation trends generally, as well as industry specific compensation trends.

• Answers questions that may be posed by the Compensation Committee regarding compensation issues.

Compensation Consultant

During Fiscal 2024, the Compensation Committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to assist it in connection with its review of our Fiscal 2024 executive compensation program and its analysis of the competitive market for executive talent. The Compensation Committee assessed the independence of Compensia pursuant to the six independence factors set forth in the SEC rules and Nasdaq listing standards and has concluded that Compensia is independent, and that its work for the Compensation Committee does not raise any conflict of interest. Compensia did not provide any additional services or products to us during Fiscal 2024 beyond the services provided to the Compensation Committee.

Compensation Peer Group and Market Review

In determining the compensation of our executive officers, the Compensation Committee considers data gathered from a self-constructed group of peer companies, and published survey data for technology companies. During January 2023, after consultation with Compensia, the Compensation Committee developed and approved a compensation peer group for use in its executive compensation decisions for Fiscal 2024 based on the following selection criteria:

SYNAPTICS INCORPORATED	PROXY STATEMENT	52

The companies included in the compensation peer group approved by the Compensation Committee for Fiscal 2024 were as follows:

Fiscal 2024 Compensation Peer Group(1)
Ambarella, Inc.	Marvell Technology, Inc.	Qorvo, Inc.
Cirrus Logic Inc.	MaxLinear, Inc.	Semtech Corporation
Diodes Incorporated	MKS Instruments	Skyworks Solutions
Lattice Semiconductor Corporation	Monolithic Power Systems Inc.	Universal Display Corporation
Lumentum Holdings Inc.	ON Semiconductor Corporation	Wolfspeed, Inc.
MACOM Technology Solutions Holdings, Inc.	Power Intergrations, Inc.

(1) MKS Instruments and Skyworks Solutions were added to the compensation peer group for Fiscal 2024 based on the selection criteria above.

The Compensation Committee used data gathered by Compensia from the public filings of the companies in our compensation peer group, as well as data from a custom peer data cut (only one peer company was not included) drawn from the Radford Global Technology Survey database for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. In reviewing survey data, the Compensation Committee does not focus on any particular company in the survey (other than the peer companies listed above). In general, the Compensation Committee uses the data provided by Compensia as background information for its compensation decisions and does not “benchmark” aggregate compensation at any particular level relative to the peer companies. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are qualitative and the result of the Compensation Committee’s business judgment, which is informed by the experience of the members of the Compensation Committee as well as input from our CEO and Compensia.

GOVERNANCE AND PAY POLICIES AND PRACTICES

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Below is a summary of what we believe to be best practices that we have implemented and practices that we avoid because we believe they are not in the best interests of the Company or our stockholders.

What We Do	What We Don’t Do

Maintain an independent compensation committee	No executive retirement plans

Engage an independent compensation consultant to support the Compensation Committee	No excessive perquisites

Conduct an annual executive compensation review	No tax reimbursements on perquisites

Use a “pay-for-performance” compensation philosophy	No hedging or pledging of our equity securities by our executive officers

Use multiple financial metrics under our annual bonus plan	No guaranteed bonuses

Use performance-based MSUs and PSUs in our long-term incentive compensation program	No special health or welfare benefit programs for our executive officers

Maintain stock ownership guidelines for our NEOs and a mandatory holding period for our CEO	No post-employment excise tax “gross-up” payment or other reimbursement

Maintain a compensation recovery (“clawback”) policy for the recovery of both cash and equity-based incentive compensation in the event of a financial restatement	No stock option repricing (without stockholder approval)

Conduct an annual stockholder advisory vote on NEO compensation

Evaluate succession planning on a regular basis

Require “double-trigger” change of control provisions

Impose caps on maximum incentive award payouts

SYNAPTICS INCORPORATED	PROXY STATEMENT	53

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

◾

Align executive compensation with the Company’s corporate strategies, business objectives, and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

◾

Provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

◾	Offer total compensation opportunities to our executive officers that are competitive and fair;

◾

Align the interests of our executive officers with those of our stockholders by linking our executive officers’ long-term incentive compensation opportunities to stockholder value and their cash incentives to our annual performance; and

◾	Provide compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executive officers within the context of responsible cost management.

FISCAL 2024 NAMED EXECUTIVE OFFICER COMPENSATION

Our executive compensation program has five principal elements:

Base Salary

We use base salaries to compensate our executive officers for performing their day-to-day duties and responsibilities. In determining base salary, the Compensation Committee exercises its judgment and primarily considers each individual’s performance, experience level, role and responsibilities during the year, the competitive market for the position as reflected by peer group and relevant survey data, and the recommendations of our CEO (except with respect to his own base salary). Consistent with our compensation philosophy, the Compensation Committee sets base salaries that are at or below the market median to reinforce our desire that our annual performance-based cash bonuses and long-term incentive compensation represent the majority of our executive officers’ target total direct compensation each year. For purposes of ascertaining the competitive market, the Compensation Committee reviews compensation data compiled from our compensation peer group as well as from a custom peer data cut drawn from the Radford Global Technology Survey database.

The annual base salaries of our NEOs for Fiscal 2023 and 2024 were as follows:

Named Executive Officer	Fiscal 2023 Base Salary	Fiscal 2024 Base Salary	Percentage Change
Mr. Hurlston	$725,000	$725,000	0%
Mr. Butler	$435,000	$450,000	3%
Ms. Bodensteiner(1)	$-	$420,000	N/A
Mr. Ganesan(1)	$-	$400,000	N/A
Mr. Gupta(1)	$-	$435,000	N/A
Mr. Awsare	$425,000	$435,000	3%

(1)	Ms. Bodensteiner, and Messrs. Ganesan and Gupta were not NEOs for Fiscal 2023, and accordingly, compensation information is only disclosed for Fiscal 2024.

Annual Performance-Based Cash Bonuses

We use annual performance-based cash bonuses to motivate our NEOs to achieve our annual financial objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic and growth goals. For Fiscal 2024, the design of our annual performance-based cash bonus plan (the “Fiscal 2024 Cash Bonus Plan”) linked the funding of the annual bonus pool entirely to the achievement of objective financial performance measures as selected by our Board and reflected in our annual operating plan. The annual target cash bonus pool is established by the Compensation Committee based on the aggregate target annual cash bonus opportunities for all of our employees, including our executive officers.

SYNAPTICS INCORPORATED	PROXY STATEMENT	54

At the beginning of each fiscal year, our Board approves our annual operating plan, which forms the basis for the corporate performance measures for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the fiscal year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and selecting the corporate performance measures and related target levels for the fiscal year.

The earned cash incentive amount is paid after the end of the fiscal year.

Target Annual Cash Bonus Opportunities

As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each of our executive officers for Fiscal 2024 should be based on a percentage of such executive officer’s base salary. In setting these target annual cash bonus opportunities, the Compensation Committee exercised its judgment and primarily considered our overall financial and operational results for the prior fiscal year, each individual’s performance, experience level, role and responsibilities during the year, the competitive market for the position as reflected by peer group and relevant survey data, and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity).

For Fiscal 2024, the Compensation Committee determined not to adjust the target annual cash bonus opportunities of any of our NEOs. Mr. Hurlston’s Fiscal 2024 target annual cash bonus opportunity was 130% of his annual base salary, and each of our other NEOs had a Fiscal 2024 target annual cash bonus opportunity of 75% of their annual base salaries.

The following formula was used to calculate the actual annual cash bonus payments for participants in the Fiscal 2024 Cash Bonus Plan:

Corporate Performance Metrics

For purposes of the Fiscal 2024 Cash Bonus Plan, the Compensation Committee used multiple objective financial performance metrics as reflected in our annual operating plan rather than a single financial metric. For Fiscal 2024, the Compensation Committee selected three equally weighted corporate financial metrics as the performance measures for the Fiscal 2024 Cash Bonus Plan – revenue, non-GAAP gross margin percentage, and non-GAAP operating profit. The Compensation Committee believed these performance metrics were appropriate because, in its view, they represent key elements necessary to drive the successful execution of our Fiscal 2024 annual operating plan. In addition, they provided a strong emphasis on growth while managing expenses, which the Compensation Committee believed would most directly influence the creation of sustainable long-term stockholder value.

Our Board set our annual operating plan at the start of Fiscal 2024. Consistent with past practices, the financial performance metrics were set at the close of the prior fiscal year which incorporated any known risks/opportunities and customer engagements which management forecasted for the Company. Our annual plan was calibrated relative to the extremely challenging business environment as we entered Fiscal 2024, and accordingly targets for the year were set below our results for the prior year. Our Board viewed the Fiscal 2024 Cash Bonus Plan financial performance metrics as realistic and difficult to achieve at the time they were set, as evidenced by the results detailed below.

For purposes of the Fiscal 2024 Cash Bonus Plan:

◾	“non-GAAP gross margin percentage” was calculated as GAAP gross margin, excluding acquisition related costs and share-based compensation; and

◾

“non-GAAP operating profit” was calculated as GAAP operating profit excluding share-based compensation, acquisition and transaction/integration-related costs, prepaid development costs, and vendor settlement accrual.

The Compensation Committee established target achievement levels for each of these performance metrics for Fiscal 2024 as follows:

Corporate Performance Metric	Weighting	Target Achievement Level
Revenue	33.3%	$1,088 million
Non-GAAP gross margin percentage	33.3%	55.0%
Non-GAAP operating profit	33.3%	$194 million

The actual achievement level for each corporate performance metric was determined based on the percentage by which we exceeded or failed to achieve the target achievement level for that metric. The actual achievement levels were equally weighted to calculate an aggregate weighted achievement score for our corporate performance for purposes of the Fiscal 2024 Cash Bonus Plan. There was a threshold level of achievement for each performance metric, below which the weighed achievement score for that metric was 0%.

Funding of the bonus pool was capped at a maximum weighted achievement score of 200%.

SYNAPTICS INCORPORATED	PROXY STATEMENT	55

After the end of Fiscal 2024, the Compensation Committee evaluated our performance with respect to the corporate performance metrics. The Fiscal 2024 Cash Bonus Plan opportunities for our NEOs with corporate responsibilities (including Messrs. Hurlston and Butler, and Ms. Bodensteiner) were based entirely on the performance of the foregoing metrics at the corporate level. In the case of a NEO with business unit responsibilities (including Messrs. Awsare, Ganesan, and Gupta), 50% of the NEO’s annual performance-based cash bonus opportunity was based on our corporate performance and the remaining 50% was based on revenue, non-GAAP gross margin percentage, and non-GAAP operating profit calculated at the business unit level.

Fiscal 2024 Bonus Decisions

Based on Fiscal 2024 results, corporate performance metrics were achieved at 29.6% at the corporate level, which resulted in a corporate annual cash bonus payment percentage of 29.6%, as set forth in the following table:

Corporate Performance Metric	Threshold Performance Level (0%)	Target Performance Level (100%)	Maximum Performance Level (200%)	Weight	Actual Results	Achievement Level
Revenue (in millions)	$925	$1,088	$1,306	33.33%	$959.4	21.2%
Non-GAAP gross margin percentage	52.0%	55.0%	57.0%	33.33%	53.0%	32.0%
Non-GAAP operating profit (in millions)	$92	$194	$300	33.33%	$128.1	35.5%
Aggregate Weighted Achievement Score						29.6%
Cash Bonus Payment Percentage						29.6%

Based on the foregoing, our NEOs (other than our CEO) received bonus payments in amounts ranging from $53,531 to $308,100, with a bonus payment for our CEO in the amount of $278,980 (representing 12.7% - 38.5% of each of their Fiscal 2024 target annual cash bonus opportunities. The Compensation Committee approved the following annual performance-based cash bonus payments for our NEOs for Fiscal 2024:

Named Executive Officer	Fiscal 2024 Annual Base Salary	Target Annual Cash Bonus Opportunity	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Actual Cash Bonus Payment	Actual Cash Bonus Payment (as a percentage of Fiscal 2024 annual base salary)	Actual Cash Bonus Payment (as a percentage of the Fiscal 2024 target annual cash bonus opportunity)
Mr. Hurlston	$725,000	$942,500	130%	$278,980	38.5%	29.6%
Mr. Butler(1)	$450,000	$337,500	75%	-	-	-
Ms. Bodensteiner(2)	$420,000	$315,000	75%	$53,531	12.7%	17.0%
Mr. Ganesan(3)	$400,000	$300,000	75%	$308,100	77.0%	102.7%
Mr. Gupta(4)	$435,000	$326,250	75%	$80,910	18.6%	24.8%
Mr. Awsare(5)	$435,000	$326,250	75%	-	-	-

(1)

Mr. Butler resigned effective February 26, 2024, and terminated employment on April 5, 2024 after assisting with the transition of his responsibilities. Due to his termination of his employment, Mr. Butler did not receive any cash bonus for Fiscal 2024.

(2)

Ms. Bodensteiner joined the Company on November 30, 2023. Pursuant to Ms. Bodensteiner’s offer letter, her annual cash bonus for Fiscal 2024 was pro-rated based on the date that she commenced employment. The actual cash bonus payment was 21.7% and 29.6% of Ms. Bodensteiner’s actual Fiscal 2024 base salary and pro rata target cash bonus opportunity, respectively.

(3)

As our Senior Vice President and General Manager, Intelligent Sensing Division, Mr. Ganesan’s annual performance-based cash bonus payment was based 50% on the cash bonus payment percentage at the corporate level (29.6%) and 50% on the cash bonus payment percentage as determined for his business unit based on the same three performance metrics used at the corporate level (175.9%) resulting in an actual cash bonus payment percentage of 102.7% of target. We are not presenting the target achievement levels for Mr. Ganesan’s performance metrics at the business unit level because we do not publicly disclose financial performance for that business unit and believe that such disclosure would result in competitive harm to the Company.

(4)

As our Senior Vice President and General Manager, IoT Processors, Mr. Gupta’s annual performance-based cash bonus payment was based 50% on the cash bonus payment percentage at the corporate level (29.6%) and 50% on the cash bonus payment percentage as determined for his business unit based on the same three performance metrics used at the corporate level (20.0%) resulting in an actual cash bonus payment percentage of 24.8% of target. We are not presenting the target achievement levels for Mr. Gupta’s performance metrics at the business unit level because we do not publicly disclose financial performance for that business unit and believe that such disclosure would result in competitive harm to the Company.

SYNAPTICS INCORPORATED	PROXY STATEMENT	56

(5)	Mr. Awsare resigned effective November 19, 2023. Due to his resignation and termination of employment. Mr. Awsare did not receive any cash bonus for Fiscal 2024.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to incentivize our executive officers for long-term corporate performance based on the potential for increases in the value of our common stock and thereby, further align their interests with the interests of our stockholders. In April 2023, the Compensation Committee determined that the annual equity awards for our NEOs who were employed at the start of Fiscal 2024 would consist of a combination of MSU awards, PSU awards, RSU awards. Additionally, the Compensation Committee made new hire and promotion equity awards for NEOs hired or promoted during Fiscal 2024 and awarded retention RSU awards as described below. The actual grant date fair values of the awards granted to our NEOs, as reflected in the Fiscal 2024 Summary Compensation Table, varies from the market value of the target mix due to the accounting valuation methodology used to value MSU awards.

The size of these equity awards was determined, and the decision to award retention RSUs was made, in July 2024 by the Compensation Committee based on its assessment of our financial results for Fiscal 2023, its evaluation of each executive officer’s performance or expected contributions, as applicable, an assessment of the equity award practices of the companies in our compensation peer group, our need to motivate and retain our executive officers, and an assessment of the outstanding equity awards then-held by each executive officer.

In making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value and, in the case of PSUs, the achievement of financial goals we believed would contribute to the long-term success of the Company.

The long-term equity awards granted to our NEOs in Fiscal 2024 were as follows. Except as otherwise noted below, each long-term equity award was granted in August.

Named Executive Officer	MSU Award (target number of shares)	PSU Award (target number of shares)	RSU Awards (other than Retention RSUs and Promotion RSUs) (number of shares)	Retention RSU Award (number of shares)	Promotion RSU Award (number of shares)	Aggregate Grant Date Fair Value
Mr. Hurlston	60,033	60,033	60,051	-	-	$22,759,707
Mr. Butler	14,258	14,258	14,262	13,508	-	$6,603,695
Ms. Bodensteiner(1)	8,704	8,704	17,409	-	-	$5,412,122
Mr. Ganesan(2)	9,380	9,380	9,383	5,065	3,293	$4,329,343
Mr. Gupta	13,507	13,507	13,511	10,131	-	$6,019,448
Mr. Awsare	12,757	12,757	12,761	8,161	-	$5,560,369

(1)	All of Ms. Bodensteiner’s equity awards were granted on December 17, 2023, in connection with her commencement of employment with us as our Senior Vice President, Chief Legal Officer and Secretary.
(2)

Mr. Ganesan’s promotion RSUs granted on March 17, 2024, in connection with Mr. Ganesan’s promotion to Senior Vice President and General Manager, Intelligent Sensing Division, and Chief Strategy Officer.

MSU Awards

MSU awards are earned based on our TSR performance relative to the TSR of each company in the Russell 2000 Index, over one-, two-, and three-year performance periods (as determined on June 30, 2022, June 30, 2023, and June 30, 2024, respectively, for the awards granted in Fiscal 2022, as determined on June 30, 2023, June 30, 2024, and June 30, 2025, respectively, for the awards granted in Fiscal 2023, and as determined on June 30, 2024, June 30, 2025, and June 30, 2026, respectively, for the awards granted in Fiscal 2024). Given the cyclicality of our business and the potential resulting volatility to our stock price at any single point in time, the Compensation Committee determined that assessing performance over three scaffolded observation points was appropriate to provide a more holistic view of our progress and long-term trajectory. However, after careful consideration of stockholders’ feedback as outlined above, the Compensation Committee has committed to transition to a single, three-year performance period effective with our Fiscal 2025 awards for our CEO, and Fiscal 2027 MSU awards for all other NEOs.

Our TSR percentile ranking within the Russell 2000 Index during Fiscal 2024 for the Fiscal 2022 MSU awards ranged from the 32nd percentile to the 47th percentile, for the Fiscal 2023 MSU awards ranged from 19th percentile to the 35th percentile, and for the Fiscal 2024 MSU awards ranged from the 5th percentile to the 77sth percentile.

SYNAPTICS INCORPORATED	PROXY STATEMENT	57

The features of the Fiscal 2024 MSU awards granted in August 2023 are as follows:

MSU Award Feature	Description
Payout Range	Three-year program with payout range of 0% to 300% of target shares
Performance Measure	Based on our TSR performance relative to the peer companies in the Russell 2000 Index TSR
Performance Scaling

Six and two thirds-to-one ratio for above and a four-to-one ratio for below target performance, with no payout if our TSR is equal to or below the 25th percentile of the TSR of each company in the Russell 2000 Index for each performance period, and a cumulative payout of 300% of target shares if our TSR is equal to or above the 80th percentile of the TSR of each company in the Russell 2000 Index for the one-, two-, and three-year performance periods. Performance payouts between the 25th and 50th percentiles will be determined on a linear basis and payouts between the 50th and 80th percentiles will be determined on a linear basis with performance at the 50th percentile equal to 100% of target.

Payout Frequency	One-third of target shares eligible for payout after each of years one, two, and three
Payouts in Years One & Two	Capped at 300% of target shares allocated to the performance period
Payout in Year Three

The payouts for the one- and two-year performance periods are trued up based on final achievement in the three-year performance period:

•   Based on shares actually earned using the performance scaling ratios for the three-year performance period, subject to a cap of 300% of target shares if our TSR is equal to or above the 80th percentile of the TSR of each company in the Russell 2000 Index

•   If performance for full three-year performance period results in a payout that is less than the combined payout for the one-year and two-year performance periods, we do not clawback shares delivered in earlier performance periods

Any shares earned under an MSU award will vest and be delivered on the anniversary of the grant date following the end of the one-, two-, and three-year performance periods.

In Fiscal 2024, certain of our NEOs received the following payouts in connection with their previously granted MSU awards:

MSU Grant	Tranche Ending Fiscal 2024	Payout (Percentage of Target)
Fiscal 2022	Third Performance Period	69.1%
Fiscal 2023	Second Performance Period	17.7%
Fiscal 2024	First Performance Period	102.4%

PSU Awards

PSU awards are earned over a one-year performance period based on the achievement of a pre-established non-GAAP EPS target. For Fiscal 2024 “non-GAAP EPS” was calculated as GAAP EPS, excluding acquisition and transaction/integration-related costs, amortization of prepaid development costs, share-based compensation, vendor settlement accrual, and amortization of debt issuance costs. See Appendix A for the full definition of Non-GAAP EPS and a reconciliation of Non-GAAP EPS to GAAP EPS.

The potential payout ranges from 0% to 200% of the target number of shares subject to the PSU award and is determined on a linear basis if actual performance is greater than the threshold performance level and less than the maximum performance level. In no event will the maximum payout exceed 200% of the target number of shares. Any shares earned under a PSU award vest in three equal tranches over three one-year service periods with the final service period ending approximately three years from the grant date, subject to the NEO’s continued employment with us through each relevant vesting date.

Like our short-term incentives, our Board establishes the performance targets for our PSUs relative to our annual plan for the year, which for Fiscal 2024 were calibrated relative to the extremely challenging business environment for the year and therefore set below our results for the prior year. The cyclicality of our business makes it difficult to meaningfully forecast our performance over a multi-year time horizon. Utilizing a one-year performance period enables the Compensation Committee to have sufficient line of sight to set informed, rigorous goals. Our Board viewed the Fiscal 2024 non-GAAP EPS target as realistic but difficult to achieve at the time they were set. Our actual non-GAAP EPS for Fiscal 2024 was $2.25, which resulted in a payout percentage of 8.6% as set forth below.

SYNAPTICS INCORPORATED	PROXY STATEMENT	58

Corporate Performance Metric	Threshold Performance Level (0%)	Target Performance Level (100%)	Maximum Performance Level (200%)	Actual Results	Achievement Level
Non-GAAP EPS	$2.15	$3.31	$4.67	$2.25	8.6%

Named Executive Officer	PSU Award (target number of shares)	PSU Award (earned number of shares)
Mr. Hurlston	60,033	5,162
Mr. Butler (1)	14,258	—
Ms. Bodensteiner	8,704	748
Mr. Ganesan	9,380	806
Mr. Gupta	13,507	1,161
Mr. Awsare (2)	12,757	—

(1)

Mr. Butler resigned effective February 26, 2024, and terminated employment on April 5, 2024, after assisting with the transition of his responsibilities. In connection with his termination of employment, Mr. Butler’s PSU award was terminated for no consideration.

(2)	Mr. Awsare resigned effective November 19, 2023. In connection with his resignation and termination of employment, Mr. Awsare’s PSU award terminated for no consideration.

Annual RSU Awards

Each RSU award (excluding Retention RSUs discussed below) generally vests over three years, with one-third of the total number of shares of our common stock subject to the award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly tranches until fully vested, subject to the NEO’s continued employment with us through each relevant vesting date.

Retention RSU Awards

In July 2024, the Compensation Committee also considered heightened retention concerns, including for certain NEOs, due to the challenging semiconductor macroeconomic conditions and resulting Company performance relative to the strong competition for talent in the semiconductor and broader technology and consumer product markets – concerns that unfortunately materialized during the year with the departures of Messrs. Awsare and Butler. The Compensation Committee believed that it was in stockholders’ best interests to retain key leaders, if possible, and that RSUs would best meet this retention goal while continuing to align management’s interests with stockholders. Accordingly, in August 2024, the Compensation Committee granted additional RSUs with value of $1,200,000, $450,000, $900,000 and $725,000, respectively, to Messrs. Butler, Ganesan, Gupta, and Awsare for Fiscal 2024, only. Such retention RSUs vest in equal quarterly tranches over three years, subject to continued employment through each relevant vesting date.

Promotion RSUs

In connection with Mr. Ganesan’s promotion on March 6, 2024, to our Senior Vice President and General Manager, Intelligent Sensing Division and Chief Strategy Officer, Mr. Ganesan, received 3,293 RSUs that vest over three years, with 1/3 vesting on the first anniversary of the grant date, and the remainder vesting in equal quarterly tranches, subject to continued employment through the applicable vesting date.

Health, Welfare, and Retirement Benefits

Our executive officers are eligible to participate in the same standard health and welfare benefit plans, and on the same terms and conditions, as all other regular full-time employees. These benefits include medical, dental, vision, life and disability insurance benefits, and participation in our employee stock purchase plan.

We maintain a tax-qualified Section 401(k) retirement savings plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to make pre-tax contributions of up to 50% of their current compensation, not to exceed the applicable statutory income tax limitation. In Fiscal 2024, we made matching contributions of up to 25% of the contributions made by participants in the plan during the fiscal year, including our NEOs, up to the maximum set by the Internal Revenue Service for any calendar year, which for the 2024 calendar year is $5,750 per participant. We intend for the plan to qualify under Section 401(a) of the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	59

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant element of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of the executive officer’s duties, to make the executive officer more efficient and effective, and for recruitment, motivation, or retention purposes. During Fiscal 2024, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

We believe that severance and change of control arrangements are important parts of the overall compensation program for our executive officers. Severance arrangements provide a stable work environment and are used primarily to attract, motivate, and retain individuals with the requisite experience and ability to drive our success. The provision of enhanced severance payments and benefits for an involuntary termination of the executive officer’s employment in connection with a change of control of the Company helps to secure the continued employment and dedication of our executive officers, to reduce any concern that they might have regarding their own continued employment prior to or following a change of control, and to promote continuity of management during a corporate transaction. We do not provide for tax gross-up payments for any excise taxes imposed pursuant to Sections 280G and 4999 of the Code.

Severance Policy for Principal Executive Officers

We maintain the Severance Policy for Principal Executive Officers (the “Severance Policy”), which applies to those executive officers who have been designated by our Board as a “Covered Executive” under such policy. All of our NEOs are covered by the Severance Policy. Under the Severance Policy, we will pay certain specified amounts to a designated executive officer following a termination of employment by us without “good cause” or by the executive officer for “good reason” (as such terms are defined in the policy), for a period of 12 months in the case of our CEO and six months in the case of our other designated executive officers, contingent upon the executive officer executing and not revoking a general release of all claims in favor of the Company.

Change of Control Severance Policy for Principal Executive Officers

We also maintain the Change of Control Severance Policy for Principal Executive Officers (the “Change of Control Severance Policy”), which applies to those executive officers who have been designated by our Board as an “Executive” under such policy. All of our NEOs are covered by the Change of Control Severance Policy. Under the Change of Control Severance Policy, we will pay certain specified amounts and provide certain specified benefits (including accelerated vesting of all outstanding and unvested equity awards granted by the Company on or after June 28, 2019 (excluding MSU awards)) to a designated executive officer following a termination of employment by us without “good cause” or by the executive officer for “good reason,” in each case within three months prior to, or 18 months following, a “change of control” (as such terms are defined in the policy), for a period of 18 months, contingent upon the executive officer executing and not revoking a general release of all claims in favor of the Company.

For a summary of the material terms and conditions of the arrangements under the Severance Policy and the Change of Control Severance Policy, as well as an estimate of the potential payments and benefits payable to our NEOs, see “Potential Payments upon Termination or Change of Control” below.

Outstanding Equity Awards

For a discussion of the treatment of outstanding equity awards held by our NEOs in the event of a change of control of the Company or certain involuntary terminations of an NEO’s employment with us, see “Potential Payments upon Termination or Change of Control – Equity Awards” below.

OTHER COMPENSATION POLICIES

Equity Grant Policy

The Compensation Committee approves annual equity awards to our executive officers at a regularly scheduled meeting in the first half of each year. However, the Compensation Committee may also approve grants of equity awards at other times of the year such as in connection with the hiring of a new executive officer or in such other circumstances as the Compensation Committee may determine appropriate.

SYNAPTICS INCORPORATED	PROXY STATEMENT	60

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers to promote the alignment of the long-term interests of the members of our Board and senior executive officers with our stockholders.

 Requirement

•	Chief Executive Officer: 6.0x base salary

•	Other Executive Officers: 2.0x base salary

 Measurement

•	Measured at fiscal year-end using 90 trading-day average stock price

•	Ownership includes shares owned outright, and unvested RSUs (unvested PSUs and MSUs do not count).

 Compliance

•	Grace period of five years from when participant becomes subject to guidelines

•	If participant falls below target ownership, participant must meet target within two years

•	Management annually notifies participants and the Compensation Committee of compliance and progress towards ownership requirement

•	As of June 29, 2024, all participants either met the requirements or were within the five-year grace period

Stock Holding Requirements

Under our 2019 Incentive Plan, any award of equity to an individual who, at the time of grant of the award, is our CEO must include a provision for any net shares acquired with respect to the award (the total number of shares acquired pursuant to the award less any shares used to pay the exercise or purchase price of the award and any shares used to satisfy any tax and tax withholding obligations with respect to the award) must be held for at least a one year period, or until the award recipient is no longer employed by the Company or one of its subsidiaries, before such shares may be sold or transferred (except for certain transfers to a family member for estate or tax planning purposes and where the holding period requirement continues in effect as to the shares, or in connection with or following a change of control of the Company).

Compensation Recovery (“Clawback”) Policy

Our 2010 Plan, our 2019 Inducement Plan and our 2019 Incentive Plan each contain a compensation recovery (“clawback”) provision that applies to all awards held by our executive officers. Pursuant to these plans, all awards (cash and equity) held by an executive officer will be subject to clawback, recoupment or forfeiture to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct that caused a material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such award would have been lower had it been calculated on the basis of such restated results, or as required by applicable laws, rules, regulations or listing requirements.

Additionally, in light of the SEC’s adoption of final clawback rules in October 2022 and the NASDAQ’s adoption of final listing standards consistent with the SEC rules in June 2023, we adopted the Synaptics Compensation Recovery Policy (the “Clawback Policy”) on October 23, 2023. If we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirements, the Clawback Policy requires (subject to certain limited exceptions described in the policy and permitted by the final clawback rules) that we recover erroneously awarded compensation received by any current or former executive officer in the three fiscal years prior to the date we were required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements.

TAX CONSIDERATIONS

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a publicly-held corporation a deduction for federal income tax purposes of remuneration in excess of $1 million paid in any taxable year to certain “covered employees,” which include any individuals who served as the principal executive officer or principal financial officer at any time during the taxable year, each of the three other most highly-compensated executive officers whose compensation may be required to be disclosed to our stockholders under the Exchange Act in the taxable year, and each person who was a covered employee for any taxable year beginning after December 31, 2016. Further, as a result of the enactment of the Tax Cuts and Jobs Act of 2017, “qualified performance-based compensation” is exempt from this $1 million deduction limitation only if payable pursuant to a written binding contract in effect on November 2, 2017 (and that has not subsequently been materially modified).

SYNAPTICS INCORPORATED	PROXY STATEMENT	61

While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining our executive officers, and the Compensation Committee may grant compensation that is not deductible for purposes of Section 162(m) of the Code.

SYNAPTICS INCORPORATED	PROXY STATEMENT	62

COMPENSATION COMMITTEE MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Compensation Committee

Keith B. Geeslin, Chair

Susan J. Hardman

Vivie Lee

James L. Whims

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mses. Hardman and Lee and Messrs. Geeslin and Whims were members of the Compensation Committee during all of Fiscal 2024. No one who served on the Compensation Committee at any time during Fiscal 2024 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during Fiscal 2024 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

SYNAPTICS INCORPORATED	PROXY STATEMENT	63

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for Fiscal 2022, 2023, and 2024. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of employment offer letters for Messrs. Hurlston, Butler, Ganesan and Gupta and Ms. Bodensteiner regarding base salary and short-term incentive amounts in the periods presented is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in Fiscal 2024. The Outstanding Equity Awards at Fiscal Year End table and Option Exercises and Stock Vested table provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — FISCAL YEARS 2022, 2023 AND 2024

The following table sets forth summary information regarding compensation for each of our NEOs for all services rendered to us in all capacities in Fiscal 2022, 2023 and 2024.

Name and Principal Positions	Fiscal Year	Salary	Bonus	Stock Awards	Non-Equity	All Other	Total
		($)(1)	($)	($)(2)	Incentive Plan	Compensation	($)
					Compensation	($)(4)
					($)(3)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Michael Hurlston	2024	$725,000	-	$22,759,707	$278,980	$11,043	$23,774,730
President and Chief Executive	2023	$725,000	-	$18,339,934	$503,295	$9,405	$19,577,634
Officer	2022	$700,000	-	$11,997,489	$1,456,000	$7,447	$14,160,936
Dean Butler(5)	2024	$344,773	-	$6,603,695	-	$5,175	$6,953,643
Former Senior Vice President and Chief	2023	$435,000	-	$5,654,284	$174,218	$6,311	$6,269,813
Financial Officer	2022	$400,000	-	$4,093,109	$480,000	$5,388	$4,978,497
Lisa Bodensteiner(6)	2024	$246,591	-	$5,412,122	$53,531	$14,229	$5,726,473
Senior Vice President, Chief Legal Officer and Secretary
Satish Ganesan	2024	$400,000	-	$4,329,343	$308,100	$8,190	$5,045,633
Senior Vice President and General Manager,
Intelligent Sensing Division and Chief Strategy Officer
Vikram Gupta	2024	$435,000		$6,019,448	$80,910	$12,255	$6,547,613
Senior Vice President and General Manager,
IoT Processors and Chief Product Officer
Saleel Awsare(7)	2024	$165,587	-	$5,560,369	-	$3,279	$5,729,235
Former Senior Vice President and	2023	$425,000	-	$4,125,975	$174,994	$8,571	$4,734,540
General Manager, PC & Peripherals Division	2022	$377,500	-	$2,963,893	$453,000	$8,239	$3,802,632

SYNAPTICS INCORPORATED	PROXY STATEMENT	64

(1)	All base salaries reported represent actual base salaries paid for the twelve-month periods ended June 29, 2024, June 24, 2023, and June 25, 2022.

(2)

The amounts reported in column (e) of the table above for each year reflect the aggregate grant date fair value of PSUs, MSUs and RSUs awarded in the applicable year as computed in accordance with ASC Topic 718 (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes and excluding the effect of estimated forfeitures). For information on the assumptions used in the grant date fair value computations, refer to Note 12 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2024 Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 29, 2024 (or, for awards granted prior to Fiscal 2024, the corresponding note in the Company’s Annual Report on Form 10-K for the applicable fiscal year). The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.

As discussed in the CD&A, in Fiscal 2022, 2023, and 2024, the Company granted annual long-term incentive awards of PSUs and MSUs to our NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the grant date fair value of the PSUs and MSUs awarded in these years was determined based on the probable outcome (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes) of the performance-based conditions applicable to the awards.

For these purposes, as of the date of grant of the awards, we determined that the “target” level of performance for the PSU awards was the probable outcome of the applicable performance-based conditions. Accordingly, for these PSU awards, the grant date fair value is included for the NEOs in the “Stock Awards” column for the year in which the award was granted based on the “target” number of shares subject to the awards. For the MSU awards, the grant date fair value was included for the NEOs in the “Stock Awards” column for the year in which the award was granted based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the date of grant of the awards. Under the terms of the PSU and MSU awards granted in Fiscal 2022, between 0% and 200% of the target number of shares subject to the awards can be earned and vest based on performance and the other vesting conditions applicable to the awards. Under the terms of the MSU awards granted in Fiscal 2023 and Fiscal 2024, between 0% and 300% of the target number of shares subject to the awards can be earned and vest based on performance and the other vesting conditions applicable to the awards. The following tables present the grant date fair value (determined as described above as of the date of grant of the awards) of the PSUs and MSUs awarded to the NEOs in Fiscal 2022, 2023, and 2024 under two sets of assumptions: (a) assuming performance would be achieved at the level which we originally judged to be the probable outcome as described above (or in the case of MSUs, based on the Monte Carlo simulation pricing model), and (b) assuming that the highest level of performance for each such award would be achieved.

	Aggregate Grant Date Fair Value of Annual PSU Awards

	Fiscal Year 2022		Fiscal Year 2023		Fiscal Year 2024

	Based on		Based on		Based on
	Probable	Based on	Probable	Based on	Probable	Based on
	Outcome as of	Maximum	Outcome as of	Maximum	Outcome as of	Maximum
Name	the Date of Grant	Performance	the Date of Grant	Performance	the Date of Grant	Performance
Michael Hurlston	$3,141,770	$6,283,540	$4,345,946	$8,691,892	$5,325,527	$10,651,055
Dean Butler	$1,071,859	$2,143,718	$1,339,902	$2,679,804	$1,264,827	$2,529,654
Lisa Bodensteiner	-	-	-	-	$1,026,289	$2,052,577
Satish Ganesan	-	-	-	-	$832,100	$1,664,200
Vikram Gupta	-	-	-	-	$1,198,206	$2,396,412
Saleel Awsare	$776,133	$1,552,266	$977,751	$1,955,503	$1,131,673	$2,263,347

	Aggregate Grant Date Fair Value of Annual MSU Awards

	Fiscal Year 2022		Fiscal Year 2023		Fiscal Year 2024

	Based on Monte		Based on Monte		Based on Monte
	Carlo Simulation		Carlo Simulation		Carlo Simulation
	Pricing Model as	Based on	Pricing Model as	Based on	Pricing Model as	Based on
	of the Date of	Maximum	of the Date of	Maximum	of the Date of	Maximum
Name	Grant	Performance	Grant	Performance	Grant	Performance
Michael Hurlston	$5,712,942	$6,283,520	$9,646,661	$13,037,837	$12,107,055	$15,976,582
Dean Butler	$1,949,056	$2,143,718	$2,974,066	$4,019,706	$2,875,391	$3,794,482
Lisa Bodensteiner	-	-	-	-	$2,333,139	$3,078,866
Satish Ganesan	-	-	-	-	$1,891,629	$2,496,299
Vikram Gupta	-	-	-	-	$2,723,960	$3,594,618
Saleel Awsare	$1,411,292	$1,552,266	$2,170,195	$2,933,254	$2,572,705	$3,395,020

(3)

The amounts reported in column (g) of the table above constitute amounts earned under our annual performance-based cash bonus plan during the applicable fiscal year, which amounts are generally paid early in the next fiscal year.

(4)	The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in Fiscal 2024:

SYNAPTICS INCORPORATED	PROXY STATEMENT	65

Executive Officers	Company Contributions to 401(k)	Group Term Life	Total Benefits
Michael Hurlston	$5,625	$5,418	$11,043
Dean Butler	$4,178	$997	$5,175
Lisa Bodensteiner	$9,031	$5,198	$14,229
Satish Ganesan	$6,300	$1,890	$8,190
Vikram Gupta	$6,837	$5,418	$12,255
Saleel Awsare	$1,021	$2,258	$3,279

(5)

Mr. Butler resigned effective February 26, 2024, and terminated employment on April 5, 2024 after assisting with the transition of his responsibilities. For Fiscal 2024, the amounts reported in the “Salary” column reflect his base salary received prior to the termination of his employment.

(6)

Ms. Bodensteiner joined the company effective November 30, 2023. For Fiscal 2024, the amounts reported in the “Salary” column reflect her base salary paid following the commencement of employment and the amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect a pro-rated annual bonus.

(7)	Mr. Awsare resigned effective November 19, 2023. For Fiscal 2024, the amounts reported in the “Salary” column reflect his base salary received prior to the termination of his employment.

Employment Agreements

Ms. Bodensteiner

Ms. Bodensteiner entered into an employment offer letter with the Company effective November 30, 2023. The letter provides for “at will” employment. The letter provides that Ms. Bodensteiner will receive an initial annual base salary of $420,000 and that her annual cash bonus target will be set at 75% of her base salary, based on company-wide performance and individual goals. Additionally, any annual bonus for Fiscal 2024 will be prorated based on the date she commenced employment. The letter also provided for Ms. Bodensteiner to participate in the Company’s long-term incentive compensation program, with initial RSUs corresponding to $1.7 million equity value, initial PSUs corresponding to $850,000 equity value, and initial MSUs corresponding to $850,000 equity value. In addition, the letter provides for Ms. Bodensteiner to participate in the Company’s severance plans for its executive officers as described below under “Potential Payments Upon Termination or Change of Control.”

Mr. Gupta

Mr. Gupta entered into an employment offer letter with the Company effective January 16, 2023. The letter provides for “at will” employment. The letter provides that Mr. Gupta will receive an initial annual base salary of $415,000 and that his annual cash bonus target will be set at 75% of his base salary, based on company-wide performance and individual goals. Additionally, any annual bonus for Fiscal 2023 will be prorated based on the date he commenced employment. Mr. Gupta also received a cash signing bonus of $200,000 that he would have been required to repay to the Company had he voluntarily terminated his employment or been terminated by the Company for cause less than twelve months after his start date. The letter also provided for Mr. Gupta to participate in the Company’s long-term incentive compensation program, with initial RSUs corresponding to $1.75 million equity value, initial PSUs corresponding to $700,000 equity value, and initial MSUs corresponding to $1.05 million equity value. In addition, the letter provides for Mr. Gupta to participate in the Company’s severance plans for its executive officers as described below under “Potential Payments Upon Termination or Change of Control.”

SYNAPTICS INCORPORATED	PROXY STATEMENT	66

GRANTS OF PLAN-BASED AWARDS — FISCAL 2024

The following table sets forth summary information regarding the plan-based awards granted to our NEOs during Fiscal 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Michael Hurlston	Bonus	-	-	$942,500	$1,885,000	-	-	-	-	-
	MSU	08/17/23	-	-	-	-	60,033	180,099	-	$12,107,055
	PSU	08/17/23	-	-	-	-	60,033	120,066	-	$5,325,527
	RSU	08/17/23	-	-	-	-	-	-	60,051	$5,327,124
Dean Butler	Bonus	-	-	$337,500	$675,000	-	-	-	-	-
	MSU	08/17/23	-	-	-	-	14,258	42,774	-	$2,875,391
	PSU	08/17/23	-	-	-	-	14,258	28,516	-	$1,264,827
	RSU	08/17/23	-	-	-	-	-	-	14,262	$1,265,182
	Retention RSU	08/17/23	-	-	-	-	-	-	13,508	$1,198,295
Lisa Bodensteiner(3)	Bonus	-	-	$180,849	$361,698	-	-	-	-	-
	MSU	12/17/23	-	-	-	-	8,704	26,112	-	$2,333,139
	PSU	12/17/23	-	-	-	-	8,704	17,408	-	$1,026,289
	RSU	12/17/23	-	-	-	-	-	-	17,409	$2,052,695
Satish Ganesan	Bonus	-	-	$300,000	$600,000	-	-	-	-	-
	MSU	08/17/23	-	-	-	-	9,380	28,140	-	$1,891,629
	PSU	08/17/23	-	-	-	-	9,380	18,760	-	$832,100
	RSU	08/17/23	-	-	-	-	-	-	9,383	$832,366
	Retention RSU	08/17/23	-	-	-	-	-	-	5,065	$449,316
	RSU	3/17/24	-	-	-	-	-	-	3,293	$323,932
Vikram Gupta	Bonus	-	-	$326,250	$652,500	-	-	-	-	-
	MSU	08/17/23	-	-	-	-	13,507	40,521	-	$2,723,960
	PSU	08/17/23	-	-	-	-	13,507	27,014	-	$1,198,206
	RSU	08/17/23	-	-	-	-	-	-	13,511	$1,198,561
	Retention RSU	08/17/23	-	-	-	-	-	-	10,131	$898,721
Saleel Awsare	Bonus	-	-	$326,250	$652,500	-	-	-	-	-
	MSU	08/17/23	-	-	-	-	12,757	38,271	-	$2,572,705
	PSU	08/17/23	-	-	-	-	12,757	25,514	-	$1,131,673
	RSU	08/17/23	-	-	-	-	-	-	12,761	$1,132,028
	Retention RSU	08/17/23	-	-	-	-	-	-	8,161	$723,962

(1)

Our Fiscal 2024 annual cash bonus plan had no payout at the threshold achievement level and the payout at the maximum achievement level was capped at 200% of the applicable target annual cash bonus opportunity. The reported amounts reflect the applicable threshold, target and maximum annual cash bonus opportunities for our NEOs under our Fiscal 2024 annual performance-based cash bonus plan. All such awards have been paid, and the actual amounts paid are set forth under “Non-Equity Incentive Plan Compensation” in the Fiscal 2024 Summary Compensation Table. Our Fiscal 2024 annual cash bonus plan is discussed under “Compensation Discussion and Analysis — Annual Performance-Based Cash Bonuses.”

(2)

These amounts present the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718 (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes). For information on the assumptions used in the grant date fair value computations, refer to Note 12 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 29, 2024. Also see footnote (2) to the Summary Compensation Table above.

(3)	The target and maximum bonus amounts listed for Ms. Bodensteiner have been pro-rated based on the date that she commenced employment.

SYNAPTICS INCORPORATED	PROXY STATEMENT	67

DESCRIPTION OF PLAN-BASED AWARDS

The non-equity incentive plan awards reported in the Grants of Plan-Based Awards table above represent the annual cash bonus opportunities for our NEOs for Fiscal 2024. The amounts actually paid to our NEOs pursuant to these awards are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Fiscal 2024 Named Executive Officer Compensation – Annual Performance-Based Cash Bonuses” section of the CD&A for a discussion of our performance measurement framework and the Fiscal 2024 annual performance-based cash bonus awards for our NEOs.

Each of the equity awards reported in the above table was granted under, and is subject to, the terms of the 2019 Incentive Plan. The Compensation Committee has authority to interpret the provisions of each of these plans and to make all required determinations under the plans. Awards granted under the plans are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO (other than Mr. Butler and Mr. Awsare who have resigned) may be entitled to accelerated vesting of his outstanding equity awards upon certain terminations of employment with the Company in connection with a change of control of the Company. Outstanding awards under our equity plans will also generally vest on a change of control to the extent replacement awards are not provided by the acquiring or successor entity. The terms of this accelerated vesting are described in this section and below under “Potential Payments Upon Termination or Change of Control.”

Each RSU, MSU, and PSU subject to the awards described below represents a contractual right to receive one share of our common stock. Payment will generally be made as the equity award vests. Until delivery of the shares, the NEO has no rights as a stockholder with respect to any shares of our common stock underlying the award, although the award may provide for dividend equivalents to accrue while the award is outstanding and be paid upon and subject to vesting of the underlying units. Subject to the NEO’s award agreement evidencing the RSUs, MSUs or PSUs, if a NEO’s employment terminates for any reason during the vesting period, any units that have not previously vested will terminate.

Time-Based RSUs

Awards of RSUs granted to our NEOs in Fiscal 2024 vest based solely on the NEO’s continued employment or service with the Company. The annual RSU awards granted to each of the NEOs in Fiscal 2024 generally vest over a three-year period and the retention RSU awards granted to certain NEOs vest quarterly over a three-year period, as described in the “Fiscal 2024 Named Executive Officer Compensation – Long Term Incentive Compensation” section of the CD&A.

Performance-Based MSUs

As described more fully above under “Compensation Discussion and Analysis — Fiscal 2024 Named Executive Officer Compensation,” the percentage of the performance-based MSU awards granted to each of the NEOs in Fiscal 2024 that become eligible to vest range from 0% to 300% of the total number of MSUs subject to the award depending on the Company’s TSR compared to that of the Russell 2000 Index TSR over a one-, a two-, and a three-year performance period (with such performance periods ending on June 30, 2023, June 30, 2024, and June 30, 2025, respectively).

Performance-Based PSUs

As described more fully above under “Compensation Discussion and Analysis — Fiscal 2024 Named Executive Officer Compensation,” the percentage of the performance-based PSU awards granted to each of the NEOs in Fiscal 2024 that become eligible to vest range from 0% to 200% of the PSUs subject to the award depending on the Company’s non-GAAP EPS during Fiscal 2024. To the extent earned based on performance, PSUs are typically subject to a three-year vesting schedule, with one-third of the award vesting on the first anniversary of the date of grant, and the remaining award vesting thereafter in eight equal quarterly installments.

SYNAPTICS INCORPORATED	PROXY STATEMENT	68

OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR END

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of June 29, 2024, including the vesting dates for the portions of these awards that had not vested as of that date.

		Stock Awards

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

(a)	(b)	(c)	(d)	(e)	(f)
Michael Hurlston	08/17/21(3)	1,562	$137,768	-	-
	08/17/21(4)	-	-	3,933	$346,891
	08/17/21(5)	3,120	$275,184	-	-
	08/17/22(6)	13,121	$1,157,272	-	-
	08/17/22(7)	-	-	31,465	$2,775,213
	08/17/23(8)	60,051	$5,296,498	-	-
	08/17/23(9)	-	-	180,099	$15,884,732
	08/17/23(10)	5,162	$455,288	-	-
Lisa Bodensteiner	12/17/23(11)	17,409	$1,535,474
	12/17/23(9)	-	-	26,112	$2,303,078
	12/17/23(10)	748	$65,974	-	-
Satish Ganesan	08/17/21(3)	322	$28,400	-	-
	08/17/21(4)	-	-	809	$71,354
	08/17/21(5)	642	$56,624	-	-
	08/17/22(6)	2,679	$236,288	-	-
	08/17/22(7)	-	-	6,424	$566,597
	08/17/23(8)	9,383	$827,581	-	-
	08/17/23(12)	3,799	$335,072	-	-
	08/17/23(9)	-	-	28,140	$2,481,948
	08/17/23(10)	806	$71,089	-	-
	03/17/24(13)	3,293	$290,443	-	-
Vikram Gupta	02/17/23(14)	3,557	$313,727	-	-
	02/17/23(15)	5,808	$512,266
	02/17/23(7)	-	-	9,339	$823,700
	08/17/23(8)	13,511	$1,191,670	-	-
	08/17/23(12)	7,599	$670,232	-	-
	08/17/23(9)	-	-	40,521	$3,573,952
	08/17/23(10)	1,161	$102,400	-	-

(1)	Messrs. Butler and Awsare are not included in the table because such NEOs did not have any outstanding equity awards as of June 29, 2024.

(2)

The dollar amounts shown in columns (d) and (f) are determined by multiplying the number of shares or units reported in columns (c) and (e), respectively, by $88.20 per share (the Company’s closing stock price on Nasdaq on June 28, 2024, the last trading day of Fiscal 2024).

(3)	This unvested portion of the RSU award vested on August 19, 2024.

(4)

This is the unvested portion of the performance-based MSUs granted to our NEOs on August 17, 2021, which vested on August 17, 2024. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR relative to the TSR of each company in the Russell 2000 Index over a one-, a two-, and a three-year performance period, with each such period beginning on July 1 of the fiscal year in which the award was granted and ending on June 30 at the end of the applicable period. The vesting of any earned MSUs is subject to the NEO’s continued employment through the end of the applicable performance period. No payout will occur if our TSR performance falls below the 25th percentile of the TSR of each company in the Russell 2000 Index, and a 200% payout will occur if our TSR performance exceeds the 75th percentile of the TSR of each company in the Russell 2000 Index. Performance payouts between the 25th and 75th percentiles will be determined on a linear basis with performance at the 50th percentile equal to 100% of target. The one- and the two-year performance periods payout up to 200% of the target number of shares, and the payout for the three-year performance period will be calculated based on the total target quantity for the entire grant multiplied by the payout factor, based on performance for the three-year performance period, less shares issued for the one- and two-year performance periods. If the shares determined for the three-year performance period less any shares that were delivered for the one- and two-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the target number of shares subject to the award that were allocated to the performance period that was still in progress as of June 29, 2024.

(5)

This is the unvested portion of the performance-based PSUs granted to the NEOs on August 17, 2021, which vested on August 17, 2024. The shares of common stock represent a 200% payout of the target quantity based on non-GAAP EPS during the two-year performance period ended on June 24, 2023.

(6)	This unvested portion of the RSU award vested 20% on August 17, 2024, and the remaining 80% will vest in equal quarterly installments through August 17, 2025.

SYNAPTICS INCORPORATED	PROXY STATEMENT	69

(7)

This is the unvested portion of the performance-based MSUs granted to Mr. Gupta on February 17, 2023, and to our other NEOs on August 17, 2022, which vested in part on August 17, 2024, and the remainder of which will vest on August 17, 2025. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR relative to the TSR of each company in the Russell 2000 Index over a one-, a two-, and a three-year performance period, with each such period beginning on July 1 of the fiscal year in which the award was granted and ending on June 30 at the end of the applicable period. The vesting of any earned MSUs is subject to the NEO’s continued employment through the end of the applicable performance period. No payout will occur if our TSR performance falls at or below the 25th percentile of the TSR of each company in the Russell 2000 Index, and a 300% payout will occur if our TSR performance equals or exceeds the 80th percentile of the TSR of each company in the Russell 2000 Index. Performance payouts between the 25th and 80th percentiles will be determined on a linear basis with performance at the 50th percentile equal to 100% of target. The one- and the two-year performance periods payout up to 300% of the target number of shares, and the payout for the three-year performance period will be calculated based on the total target quantity for the entire grant multiplied by the payout factor, based on performance for the three-year performance period, less shares issued for the one- and two-year performance periods. If the shares determined for the three-year performance period less any shares that were delivered for the one- and two-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the target number of shares subject to the award that were allocated to each of the performance periods that were still in progress as of June 29, 2024.

(8)	This unvested portion of the RSU award vested 33% on August 17, 2024, and the remaining 67% will vest in eight equal quarterly installments through August 17, 2026.

(9)

This is the unvested portion of the performance-based MSUs granted to our NEOs on August 17, 2023, which vested in part on August 17, 2024, and the remainder of which will vest in two equal installments on August 17, 2025 and August 17, 2026. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR relative to the TSR of each company in the Russell 2000 Index over a one-, a two-, and a three-year performance period, with each such period beginning on July 1 of the fiscal year in which the award was granted and ending on June 30 at the end of the applicable period. The vesting of any earned MSUs is subject to the NEO’s continued employment through the end of the applicable performance period. No payout will occur if our TSR performance falls at or below the 25th percentile of the TSR of each company in the Russell 2000 Index, and a 300% payout will occur if our TSR performance equals or exceeds the 80th percentile of the TSR of each company in the Russell 2000 Index. Performance payouts between the 25th and 80th percentiles will be determined on a linear basis with performance at the 50th percentile equal to 100% of target. The one- and the two-year performance periods payout up to 300% of the target number of shares, and the payout for the three-year performance period will be calculated based on the total target quantity for the entire grant multiplied by the payout factor, based on performance for the three-year performance period, less shares issued for the one- and two-year performance periods. If the shares determined for the three-year performance period less any shares that were delivered for the one- and two-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the maximum number of shares subject to the award that were allocated to each of the performance periods that were still in progress as of June 29, 2024.

(10)

This is the unvested portion of the performance-based PSUs granted to the NEOs on August 17, 2023, which vested 33% on August 17, 2024, and the remainder of which will vest in two equal installments on August 17, 2025 and August 17, 2026. The shares of common stock represent a 8.6% payout of the target quantity based on non-GAAP EPS during the one-year performance period ended on June 29, 2024.

(11)	This unvested portion of the RSU award will vest 33% on December 17, 2024, and the remaining 67% will vest in eight equal quarterly installments through December 17, 2026.

(12)	This unvested portion of the RSU award vested 11% on August 17, 2024, and the remaining 89% will vest in eight equal quarterly installments through August 17, 2026.

(13)	This unvested portion of the RSU award will vest 33% on March 17, 2025, and the remaining 67% will vest in eight equal quarterly installments through March 17, 2027.

(14)	This unvested portion of the RSU award will vest on February 17, 2025.

(15)	This unvested portion of the RSU award vested 8% on August 17, 2024, and the remaining 92% will vest in ten equal quarterly installments through February 17, 2027.

OPTION EXERCISES AND STOCK VESTED — FISCAL 2024

The following table summarizes the vesting of stock awards during Fiscal 2024 that were previously granted to our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)
Michael Hurlston	309,941	$27,351,099
Dean Butler	26,570	$2,487,966
Lisa Bodensteiner	-	-
Satish Ganesan	18,939	$1,761,566
Vikram Gupta	8,731	$911,495
Saleel Awsare	14,234	$1,303,901

(1)	The dollar amounts shown in column (c) above are determined by multiplying the number of shares or units, as applicable, that vested by the Company’s closing stock price per share on the vesting date.

SYNAPTICS INCORPORATED	PROXY STATEMENT	70

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes the payments and benefits that would be provided to certain NEOs in connection with a termination of their employment with the Company and/or a change of control of the Company as of June 29, 2024.

Severance Policies

Under the Severance Policy, if a NEO’s employment is terminated prior to a “change of control” of the Company either by the Company without “good cause” or by the NEO for “good reason” (as such terms are defined in the policy), contingent on the NEO executing and not revoking a general release of all claims in favor of the Company and resigning from all directorships held by the NEO at the Company and its subsidiaries and affiliates, the NEO is entitled to receive the following payments and benefits: (i) 50% of the executive’s base salary and a pro rata portion of the executive’s target bonus (or, in the case of the CFO only, the greater of 50% of the CFO’s target bonus or a pro rata portion of the CFO’s target bonus) paid in installments over six months, except that, in the case of the Chief Executive Officer, the severance amount is 100% of the Chief Executive Officer’s base salary and 100% of the Chief Executive Officer’s target bonus and is paid in installments over 12 months; and (ii) payment of the premiums charged for the NEO, the NEO’s spouse and the NEO’s eligible dependents to continue group health coverage under COBRA for six months after the date of termination (in the case of the Chief Executive Officer, 12 months).

Under the Change of Control Severance Policy, if a NEO’s employment is terminated either by the Company without “good cause” or by the NEO for “good reason,” in each case within three months prior to, or within 18 months following, a “change of control” (as such terms are defined in the policy), contingent on the NEO executing and not revoking a general release of all claims in favor of the Company and resigning from all directorships held by the NEO at the Company and its subsidiaries and affiliates, the NEO is entitled to receive the following payments and benefits: (i) 150% of the executive’s base salary and 150% of the executive’s target bonus (or, in the case of the Chief Executive Officer, 200% of base salary and 200% of target bonus) paid in installments over 18 months; (ii) payment of the premiums charged for the NEO, the NEO’s spouse and the NEO’s eligible dependents to continue health coverage under COBRA for 18 months after the date of termination; (iii) continuation of life insurance coverage comparable to that provided to the NEO immediately prior to termination of employment for 18 months; and (iv) accelerated vesting of all of the NEO’s outstanding and unvested equity awards granted by the Company (excluding MSU awards). Further, under the Change of Control Severance Policy, in the event any payment to a NEO would be subject to the excise tax imposed by Section 4999 of the Code (as a result of the payment being classified as a “parachute payment” under Section 280G of the Code), the NEO will receive such payment as would entitle such NEO to receive the greatest after-tax benefit, even if it means that we pay such NEO a lower aggregate payment so as to minimize or eliminate the potential excise tax that would be imposed by Section 4999. We do not provide for tax gross-up payments for any elements of compensation, including for excise taxes imposed pursuant to Section and 4999 of the Code.

Equity Awards

Under the terms of our stock incentive plans (i.e., the 2019 Incentive Plan, the 2019 Inducement Plan, and the 2010 Plan) and the award agreements thereunder, in the event of a change of control of the Company, outstanding awards granted under the plan will not automatically accelerate and become vested. If, however, the awards will not continue, be substituted for, or assumed after the change of control (that is, the awards are to be terminated in connection with the change of control event), the awards would generally become fully vested and, in the case of options, exercisable. The Compensation Committee also has discretion to establish other change of control provisions with respect to awards granted under the plans. As noted above, the Change of Control Severance Policy also provides for accelerated vesting of equity awards if a participant’s employment terminates in circumstances in which the participant would be entitled to severance payments and benefits under the policy as described above.

The PSU awards granted to our NEOs under the plans generally provide that, in the event that a change of control occurs during a “performance period” (as defined therein), the NEO will be deemed to have satisfied the applicable performance-based vesting condition(s) for the award at the target level, and the performance period will be deemed completed as of immediately prior to the change of control. The target number of PSUs will remain outstanding after the change of control and will continue to vest pursuant to the service-based vesting schedule set forth in the NEO’s grant notice. However, in the event the successor or acquiring entity does not assume or substitute for the PSU awards (that is, the PSUs are to be terminated in connection with the change of control event), the PSU awards will become fully vested.

The MSU awards granted to our NEOs under the plans generally provide that, in the event that a change of control occurs during a “performance period” (as defined therein), the number of MSUs that will be eligible to vest for that performance period (the “CIC MSUs”) will be determined based on the Company’s actual TSR performance relative to the TSR of each of the companies in the applicable comparator group for the award (based on the consideration for the Company’s common stock in the change of control). A pro-rated portion of the CIC MSUs will become vested as of the change of control based on the portion of the performance period that has elapsed as of the change of control date. The remaining portion of such CIC MSUs (the “Non-Vested MSUs”) will remain outstanding after the change of control and will vest on the applicable vesting dates for the applicable performance period, subject to the NEO’s continued service to the Company. However, in the event the successor or acquiring entity does not assume or substitute for the Non-Vested MSUs (that is, the Non-Vested MSUs are to be terminated in connection with the change of control event), or if the NEO’s employment is terminated within 18 months after the change of control either by the Company without “cause” or by the NEO for “good reason” (as such terms are defined in the award agreement), the Non-Vested MSUs will become fully vested.

SYNAPTICS INCORPORATED	PROXY STATEMENT	71

ESTIMATED SEVERANCE AND CHANGE OF CONTROL BENEFITS

The information in this section sets forth the value of payments and benefits that would be provided to each of the NEOs who was employed by us on June 29, 2024, pursuant to the arrangements described in “Potential Payments Upon Termination or Change of Control” above if their employment with us terminated in the circumstances described above on June 29, 2024, or a change of control of the Company occurred on that date.

Severance Payments and Benefits (No Change of Control)

The following table presents the payments and benefits that would be provided to each of our NEOs (excluding Messrs. Butler and Awsare) if their employment were terminated on June 29, 2024, either by the Company without “good cause” or by the NEO for “good reason,” as each of these terms is defined in the Severance Policy (other than in connection with a change of control). Messrs. Butler and Awsare each resigned prior to June 29, 2024, and did not receive any severance payments or benefits in connection with their termination of employment.

Name	Cash Severance (Salary Component) ($)	Cash Severance (Target Bonus Component) ($)	Continuation of Health Insurance Coverage ($)(1)	Total ($)
Michael Hurlston	$725,000	$942,500	$32,245	$1,699,745
Lisa Bodensteiner	$210,000	$157,500	$16,216	$383,716
Satish Ganesan	$200,000	$150,000	$16	$350,016
Vikram Gupta	$217,500	$163,125	$14,005	$394,630

(1)

This amount represents the Company’s estimated cost to pay or reimburse the NEO’s COBRA premiums for continued health coverage under the Severance Policy for the applicable period described above, in each case based on the NEO’s benefit elections in effect as of June 29, 2024.

Severance Payments and Benefits (Change of Control)

The following table presents the payments and benefits that would be provided to each of our NEOs if their employment were terminated on June 29, 2024, either by the Company without “good cause” or by the NEO for “good reason” and such termination occurred within three months prior to or 18 months following a “change of control,” as each of these terms is defined in the Change of Control Severance Policy:

Name	Cash Severance (Salary Component) ($)	Cash Severance (Target Bonus Component) ($)	Continuation of Health Insurance Coverage ($)(1)	Continuation of Life Insurance ($)(2)	Equity Acceleration ($)(3)	Total ($)
Michael Hurlston	$1,450,000	$1,885,000	$48,367	$8,127	$13,606,349	$16,997,843
Lisa Bodensteiner	$630,000	$472,500	$48,649	$8,127	$2,388,280	$3,547,556
Satish Ganesan	$600,000	$450,000	$49	$2,835	$2,868,970	$3,921,854
Vikram Gupta	$652,500	$489,375	$42,017	$8,127	$4,153,744	$5,345,763

(1)

This amount represents the Company’s estimated cost to pay or reimburse the NEO’s COBRA premiums for continued health coverage under the Change of Control Severance Policy for the applicable period described above, in each case based on the NEO’s benefit elections in effect as of June 29, 2024.

(2)	This amount represents the Company’s estimated cost to provide continued life insurance coverage to the NEO under the Change of Control Severance Policy for the applicable period described above.

(3)

As described above, if a change of control of the Company occurs during the performance period for a PSU award or MSU award, the number of PSUs or MSUs subject to the award will be adjusted at the time of the change of control as described under “Potential Payments Upon Termination or Change of Control” above. The amounts reflected in this column represent the value of the NEO’s RSU awards, PSU awards and MSU awards (such number of PSUs and MSUs determined after giving effect to the adjustment upon the change of control) that would be subject to accelerated vesting in connection with a termination of the NEO’s employment by the Company without “good cause” or by the NEO for “good reason” pursuant to the Change of Control Severance Policy or the applicable award agreement as described above and are calculated using the closing price of our common stock on Nasdaq as of June 28, 2024 (the last trading day of Fiscal 2024), which was $88.20 per share, assuming that both the change of control and termination of the awards occurred on June 29, 2024.

SYNAPTICS INCORPORATED	PROXY STATEMENT	72

As noted above, the adjustment of the MSU awards upon a change of control will be made based on the Company’s performance through the change of control date. A pro-rated portion of these adjusted MSUs (referred to above as “CIC MSUs”) will become vested as of the change of control based on the portion of the performance period that has elapsed as of the change of control date. The remaining portion of the CIC MSUs will remain outstanding after the change of control and will vest on the applicable vesting dates for the applicable performance period, subject to the NEO’s continued service to the Company. If a change of control had occurred on June 29, 2024, the aggregate value of the CIC MSUs held by each NEO that would have vested as of the change of control date (regardless of any termination of the NEO’s employment in connection with or after the change of control) would be as follows: Mr. Hurlston - $3,513,643; Ms. Bodensteiner - $351,639; Mr. Ganesan - $578,919; and Mr. Gupta - $722,582. For clarity, these amounts are included as part of each NEO’s “Equity Acceleration” benefit reported in the table above.

If the awards were not substituted for, assumed or otherwise continued following a change of control transaction (that is, the awards were to be terminated in connection with the transaction), the unvested portion of the awards would also generally accelerate and become fully vested (with awards of PSUs and MSUs being adjusted upon the change of control as described above). In these cases, the value of the acceleration of the unvested portion of the awards, excluding the value of the CIC MSUs, would be as follows: Mr. Hurlston - $10,092,707; Ms. Bodensteiner - $2,036,640; Mr. Ganesan - $2,290,051; and Mr. Gupta - $3,431,162.

SYNAPTICS INCORPORATED	PROXY STATEMENT	73

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for Fiscal 2024 was $23,774,730, and the median of the total Fiscal 2024 compensation of all of our employees (excluding our Chief Executive Officer) was $103,974. Accordingly, we estimate the ratio of our Chief Executive Officer’s annual total compensation for Fiscal 2024 to the median of the Fiscal 2024 annual total compensation of all of our employees (excluding our Chief Executive Officer) to be 229 to 1.

In determining the median employee, we have chosen to exclude 71 non-U.S. employees as permitted under the de minimis exemption to Item 402(u) of Regulation S-K, which allows us to exclude up to 5% of our total employees who are non-U.S. employees. Of the 1,719 employees employed by us or one of our affiliates on June 29, 2024, the last day of our fiscal year, 71 are employed outside the U.S. in the following countries: Hong Kong 32, Germany 14, France 13, Switzerland 8, Canada 2, and Singapore 2. Such non-U.S. employees account for approximately 4% of our total employee population.

We identified the median employee by taking into account the total cash compensation and the grant date fair value of equity awards granted in Fiscal 2024 for all remaining 1648 employees, excluding our Chief Executive Officer, who were employed by us or one of our affiliates on June 29, 2024. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis.

We did not make any assumptions, adjustments or estimates with respect to their total compensation for Fiscal 2024, other than to annualize the base wages for any full-time employee not employed by us for the entire year. Once the median employee was identified as described above, that employee’s total annual compensation for Fiscal 2024 was determined using the same rules that apply to reporting the compensation of our NEOs (including our Chief Executive Officer) in the “Total” column of the Summary Compensation Table.

SYNAPTICS INCORPORATED	PROXY STATEMENT	74

PAY VERSUS PERFORMANCE
Our executive compensation program is guided by a pay for performance philosophy and is designed to align NEO pay with our stockholders’ interests. Accordingly, a substantial portion of our NEOs’ target total direct compensation is tied directly to the Company’s performance against its corporate financial goals, including revenue, non-GAAP
gross margin percentage,
non-GAAP
operating profit,
non-GAAP
EPS, and our relative TSR performance compared to the TSR of each company in the Russell 2000 Index.
The Compensation Committee’s decisions on NEO compensation for Fiscal 2023, 2022 and 2021 were made prior to the SEC’s adoption of rules regarding pay versus performance, which requires disclosure of “compensation actually paid,” or “CAP,” for our NEOs. The disclosure included in this section is prescribed by Item 402(v) of Regulation
S-K
under the Securities Act and does not necessarily align with how the Company or the Compensation Committee views the link between NEO pay and the Company’s performance. In particular, amounts set forth below as CAP do not represent how the Company or the Compensation Committee value compensation paid to or received by our NEOs. Instead, CAP has been calculated in accordance with SEC rules, which includes measurement of the changes in the fair value of equity awards over the awards’ vesting or performance periods. CAP is a supplemental measure to be viewed alongside, not in replacement of, performance measures as an addition to the philosophy and strategy of compensation-setting discussed in greater detail above in the CD&A.
Pay Versus Performance
The following table summarizes information regarding the compensation for our principal executive officer (“
PEO
”) and other NEOs, excluding the CEO (the “
Non-PEO
NEOs
”), including CAP, as well as certain financial performance metrics during Fiscal 2024, 2023, 2022 and 2021.

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO (1)(2)	Compensation Actually Paid to PEO (3)(4)	Average Summary Compensation Table Total for Non-PEO NEOs (2)(5)	Average Compensation Actually Paid to Non-PEO NEOs (4)(6)	Total Shareholder Return (7)	Peer Group Total Shareholder Return (8)	Net Income (in millions)	Non-GAAP Earnings Per Share (9)
2024	$23,774,730	$22,826,141	$6,000,519	$2,053,539	$156.77	$144.08	$125.60	$2.25
2023	$19,577,634	($23,368,222)	$4,994,076	($225,753)	$144.26	$132.90	$73.60	$8.12
2022	$14,160,936	$11,696,441	$4,057,648	$4,497,491	$228.90	$124.24	$257.50	$13.54
2021	$11,704,655	$81,784,131	$3,595,333	$12,090,422	$262.32	$164.25	$79.60	$8.26

(1)	Mr. Hurlston served as our PEO in each of Fiscal 2024, 2023, 2022, and 2021.

(2)	The amounts in these columns correspond with total compensation for our NEOs as reported in our Summary Compensation Table above for the covered fiscal years.

(3)
The amounts in this column represent CAP, calculated in accordance with Item 402(v) of Regulation
S-K
during the listed fiscal years, as set forth below. The values presented for the periods prior to Fiscal 2024 have been corrected from the prior year presentation. As noted above, CAP does not represent how the Company or Compensation Committee values compensation paid to or received by our PEO.

SYNAPTICS INCORPORATED	PROXY STATEMENT	75

Reconciliation of Summary Compensation Table Total Compensation for CEO to Compensation Actually Paid

			Equity Award Adjustments (a)
		Deduct:	Add:	Add/(Deduct):	Add/(Deduct):
Fiscal Year	Summary Compensation Table Total for PEO (1)(2)	Value of Equity Awards Reported in Summary Compensation Table (b)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End (c)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards (c)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year (d)	Total Equity Award Adjustments (a)	Compensation Actually Paid to PEO (a)
2024	$23,774,730	($22,759,707)	$16,613,449	($281,303)	$5,478,972	$21,811,118	$22,826,141
2023	$19,577,634	($18,339,934)	$5,599,669	($15,234,211)	($14,971,380)	($24,605,922)	($23,368,222)
2022	$14,160,936	($11,997,489)	$11,393,086	$3,223,623	($5,083,715)	$9,532,994	$11,696,441
2021	$11,704,655	($9,723,998)	$19,304,691	$59,159,479	$1,339,304	$79,803,474	$81,784,131

(a)
Amounts reported as Equity Award Adjustments and CAP for Fiscal Years 2023, 2022 and 2021 reflect revisions from the figures published in our proxy statement for the 2023 annual meeting to correct inadvertent calculation errors.

(b)
The amounts in this column correspond with the full grant date fair value, calculated in accordance with ASC Topic 718, of “Stock Awards” as reported in our Summary Compensation Table above for the covered fiscal years.

(c)
The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The values presented for the periods prior to Fiscal 2024 have been corrected from the prior year presentation. Accordingly, the values presented for the corresponding fiscal periods as Total Equity Award Adjustments and Compensation Actually Paid to PEO reflect these changes. For PSU awards, the amounts in these columns were determined by reference to the closing price of our common stock on the applicable fiscal year end date. For MSU awards where the performance period was not yet complete as of the applicable fiscal year end date, the amounts in these columns were determined by reference to the average fair values of the awards, as calculated for each year by a Monte Carlo simulation model as of the applicable fiscal year end date.

(d)
The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The values presented for the periods prior to Fiscal 2024 have been corrected from the prior year presentation. Accordingly, the values presented for the corresponding fiscal periods as Total Equity Award Adjustments and Compensation Actually Paid to PEO reflect these changes. For MSU awards where the performance period was complete during the applicable fiscal year, the amounts in this column were determined by reference to the grant date fair value of the awards, as calculated by a Monte Carlo simulation model as of the applicable fiscal year end date relative to the closing price of our common stock on the applicable vesting dates.

(4)
Amounts reported as CAP for Fiscal Years 2023, 2022 and 2021 reflect revisions from the figures published in our proxy statement for the 2023 annual meeting to correct inadvertent calculation errors. For Fiscal Years 2023, 2022 and 2021, CAP was previously reported for our PEO as ($65,368,395), ($56,484,103) and $140,626,141, respectively, and previously reported for our
Non-PEO
NEOs as ($2,111,995), $2,094,078 and $16,493,865, respectively.

(5)	The individuals comprising the Non-PEO NEOs for each covered fiscal year are listed below:

2021	2022	2023	2024
Dean Butler	Dean Butler	Dean Butler	Dean Butler
Saleel Awsare	Saleel Awsare	Saleel Awsare	Lisa Bodensteiner
John McFarland	John McFarland	John McFarland	Satish Ganesan
Philip Kumin	Craig Stein	Craig Stein	Vikram Gupta
Saleel Awsare

(6)
The amounts in this column represent the average CAP of our
Non-PEO
NEOs, calculated in accordance with Item 402(v) of Regulation
S-K
during the listed fiscal years, as set forth below. The values presented for the fiscal periods prior to Fiscal 2024 have been corrected from the prior year presentation. As noted above, CAP does not represent how the Company or Compensation Committee values compensation paid to or received by our NEOs.

Reconciliation of Summary Compensation Table Total Compensation for Non-PEO NEOs to Compensation Actually Paid

			Equity Award Adjustments (a)
		Deduct:	Add:	Add/(Deduct):	Add/(Deduct):	Add:	Deduct:
Fiscal Year	Summary Compensation Table Total for Non-PEO NEOs 1)(2)	Value of Equity Awards Reported in Summary Compensation Table (b)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End (c)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards (c)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year (d)	Fair Value of Awards Granted and Vested during the fiscal year	Fair Value of Awards Granted in Prior Fiscal Years and Forfeited During the Year	Total Equity Award Adjustments (a)	Compensation Actually Paid to Non-PEO NEOs (a)
2024	$6,000,519	($5,584,995)	$2,161,152	($12,785)	($115,537)	$139,694	($534,509)	$1,638,015	$2,053,539
2023	$4,994,076	($4,393,527)	$1,341,489	($1,418,204)	($749,587)	$0	$0	($826,302)	($225,753)
2022	$4,057,648	($3,175,582)	$3,015,602	$82,646	$517,177	$0	$0	$3,615,425	$4,497,491
2021	$3,595,333	($2,098,558)	$4,166,212	$5,653,830	$773,605	$0	$0	$10,593,647	$12,090,422

SYNAPTICS INCORPORATED	PROXY STATEMENT	76

(a)
Amounts reported as Equity Award Adjustments and CAP for Fiscal Years 2023, 2022 and 2021 reflect revisions from the figures published in our proxy statement for the 2023 annual meeting to correct inadvertent calculation errors.

(b)
The amounts in this column correspond with the full grant date fair value, calculated in accordance with ASC Topic 718, of “Stock Awards” as reported in our Summary Compensation Table above for the covered fiscal years.

(c)
The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The values presented for the periods prior to Fiscal 2024 have been corrected from the prior year presentation. Accordingly, the values presented for the corresponding fiscal periods as Total Equity Award Adjustments and Compensation Actually Paid to
Non-PEO
NEOs reflect these changes. For PSU awards, the amounts in these columns were determined by reference to the closing price of our common stock on the applicable fiscal year end date. For MSU awards where the performance period was not yet complete as of the applicable fiscal year end date, the amounts in these columns were determined by reference to the average fair values of the awards, as calculated for each year by a Monte Carlo simulation model as of the applicable fiscal year end date.

(d)
The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The values presented for the periods prior to Fiscal 2024 have been corrected from the prior year presentation. Accordingly, the values presented for the corresponding fiscal periods as Total Equity Award Adjustments and Compensation Actually Paid to
Non-PEO
NEOs reflect these changes. For MSU awards where the performance period was complete during the applicable fiscal year, the amounts in this column were determined by reference to the grant date fair value of the awards, as calculated by a Monte Carlo simulation model as of the applicable fiscal year end date relative to the closing price of our common stock on the applicable vesting dates.

(7)
TSR for each of Fiscal 2024, 2023, 2022 and 2021 is cumulative, reflecting the value of a fixed $100 investment beginning with the market close on June 26, 2020, the last trading day before the first day of Fiscal 2021, through and including the end of the respective covered fiscal years.

(8)
The Russell 2000 Index is the industry peer group we use for purposes of Item 201(e) of Regulation
S-K.
The separate peer group referenced by the Compensation Committee for purposes of determining executive compensation is discussed above in the CD&A.

(9)
Our Company-Selected Measure, as required by Item 402(v) of Regulation
S-K,
is
Non-GAAP
EPS, which, in our assessment, represents the most important financial performance measure linking Fiscal 2024 NEO CAP to company performance. See Appendix A for a definition of
Non-GAAP
EPS and a reconciliation of
Non-GAAP
EPS to GAAP EPS.

Required Tabular Disclosure of Most Important Financial Performance Measures
The following table is an unranked list of the most important financial performance measures linking Fiscal 2024 NEO CAP to Company performance:

Revenue
Non-GAAP Operating Profit
Non-GAAP EPS
Non-GAAP Gross Margin Percentage
Relative TSR compared to the peer companies in the Russell 2000 Index
Refer to the CD&A, above, for a description of how each of these financial performance measures impacts NEO compensation.
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the CD&A, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular fiscal year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
The following graphs illustrate how CAP for our NEOs aligns with the Company’s financial performance measures as detailed in the Pay Versus Performance table above for each of Fiscal 2021, 2022, 2023, and 2024, as well as between the TSRs of the Company and the Russell 2000 Index, reflecting the value of a fixed $100 investment beginning with the market close on June 26, 2020, the last trading day before the first day of Fiscal 2021, through and including the end of the respective covered fiscal years.

SYNAPTICS INCORPORATED	PROXY STATEMENT	77

Compensation Actually Paid and TSR

Compensation Actually Paid and Net Income

SYNAPTICS INCORPORATED	PROXY STATEMENT	78

Compensation Actually Paid and
Non-GAAP
EPS

SYNAPTICS INCORPORATED	PROXY STATEMENT	79

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains four equity incentive plans: the 2019 Incentive Plan, the 2019 Inducement Plan, the DSP Group Replacement Award Plan (the “DSP Plan”), and the 2019 Employee Stock Purchase Plan (the “2019 ESPP”). All such plans, except for the 2019 Inducement Plan, have been approved by the Company’s stockholders. The following table provides certain information as of June 29, 2024, with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by stockholders	1,848,549(1)	N/A(2)	3,488,141(3)
Equity Compensation plans not approved by stockholders	-	-	-
Total	1,848,549	N/A	3,488,141

(1)

Includes (i) for the 2019 Incentive Plan, 1,617,101 shares subject to outstanding RSU awards, 28,030 shares subject to outstanding PSU awards, and 200,513 shares subject to outstanding MSU awards; and (ii) for the DSP Plan, no shares subject to outstanding MSU awards or PSU awards, and 2,905 shares subject to outstanding RSU awards. In each case, the number of shares subject to outstanding PSU and MSU awards is presented based on levels actually achieved for the performance conditions for which the performance period has been completed.

(2)

Includes 2,801,530 shares remaining available for issuance under the 2019 Incentive Plan and 686,611 shares remaining available for issuance under the 2019 ESPP, in each case as of June 24, 2024. The calculation of shares available for issuance under the 2019 Incentive Plan is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of outstanding awards under the plan, including performance-based vesting awards at levels actually achieved for the performance conditions for which the performance period has been completed. The shares available under the 2019 Incentive Plan may, subject to the plan’s limits, be used for any type of award authorized under the 2019 Incentive Plan, including stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other awards specified therein. The number of shares available for issuance under the 2019 ESPP is presented before giving effect to any purchases that may be made under the 2019 ESPP during the offering period that began March 16, 2024.

SYNAPTICS INCORPORATED	PROXY STATEMENT	80

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth certain information, as of August 21, 2024, regarding the beneficial ownership of common stock for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock; (ii) each director and director nominee and each named executive officer named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares of Common Stock(1)
More than 5% Stockholders:
Blackrock, Inc.(2)	4,864,548	12.2%
The Vanguard Group(3)	4,457,898	11.2%
Ameriprise Financial, lnc.(4)	4,085,695	10.2%
Orbis Investment Management(5)	2,369,008	5.9%
Directors and NEOs:
Michael D. Hurlston	360,313	*
Dean Butler	-	*
Lisa Bodensteiner	2,074	*
Satish Ganesan	8,377	*
Vikram Gupta	5,903	*
Saleel Awsare	12,054	*
Nelson C. Chan	39,237	*
Jeffrey D. Buchanan	15,175	*
Keith B. Geeslin	34,495	*
Susan J. Hardman	7,852	*
Patricia Kummrow	5,356	*
Vivie Lee	4,476	*
James L. Whims	18,744	*
All Current Directors and Executive Officers as a Group (12):	502,002	1.3%

*	Represents less than 1.0% of the outstanding shares of our common stock.

SYNAPTICS INCORPORATED	PROXY STATEMENT	81

(1)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options of such person that are vested or will vest within 60 days of August 21, 2024. The percentage of outstanding shares of common stock beneficially owned by a person is based on 39,920,816 shares of common stock outstanding as of August 21, 2024. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that no options to acquire shares of common stock held by other persons are exercised within 60 days of August 21, 2024.

(2)

The information is as reported on Amendment No. 16 to Schedule 13G/A as filed on January 23, 2024. BlackRock, Inc. has sole power to direct the disposition of 4,864,548 shares and sole power to vote 4,770,998 shares. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)

The information is as reported on Amendment No. 14 to Schedule 13G/A as filed on February 13, 2024. The Vanguard Group, Inc. has sole power to direct the disposition of 4,385,655 shares, shared power to direct the disposition of 72,243 shares, and shared power to vote 30,261 shares. The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information is as reported on Amendment No. 13 to Schedule 13G/A as filed on February 14, 2024. Ameriprise Financial, Inc. (“AFI”) has shared power to direct the disposition 4,085,695 shares and shared power to vote 3,819,131 shares. AFI is the parent holding company of Columbia Management Investment Advisors, LLC (“CMIA”) which has shared power to direct the disposition of 3,875,546 shares and shared power to vote 3,819,075 shares. CMIA is the investment advisor to Columbia Seligman Communications & Information Fund (the “Fund”), an investment company, which has the shared power to direct the disposition of 2,435,395 shares and sole power to vote 2,435,395 shares. Both AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 290 Congress Street, Boston, MA 02210.

(5)

The information is as reported on Schedule 13G as filed on February 14, 2024. Orbis Investment Management Limited (“OIML”) beneficially owned 2,313,913 shares and Orbis Investment Management (U.S.) L.P. (“OIMUS”) beneficially owned 55,095 shares. OIML and OIMUS have sole power to direct the disposition of 2,369,008 shares and sole power to vote 2,369,008 shares, in the aggregate. The principal address of OIML is Orbis House, 25 Front Street, Hamilton, Bermuda HM11 and the principal address of OIMUS is One Letterman Drive, Building C, Suite CM-100, The Presidio of San Francisco, San Francisco, CA 94129, USA.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10 percent of a registered class of the Company’s equity securities to file reports of their beneficial ownership and changes in ownership (Forms 3, 4 and 5, and any amendments thereto) with the SEC. Based solely on a review of forms filed with the SEC and written representations from executive officers and directors, we believe that all such reports that were required to be filed under Section 16(a) were timely filed, except that due to an administrative error, Form 4’s were filed late for Dean Butler, Vikram Gupta and Michael E. Hurlston on February 22, 2024, to report the release of shares of common stock in connection with the vesting of PSUs.

SYNAPTICS INCORPORATED	PROXY STATEMENT	82

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board, the Audit Committee charter requires that the Audit Committee review and approve all related party transactions and review and make recommendations to the full Board, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our company. Our Audit Committee and our Board will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests.

There were no transactions or series of similar transactions since the beginning of Fiscal 2024 to which we were or are a party that involved an amount exceeding $120,000, and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSALS AND NOMINATIONS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2025 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2025 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not later than the close of business on July 31, 2025, 90 days prior to the one-year anniversary of the Annual Meeting, and not earlier than July 1, 2025, 120 days prior to such one-year anniversary, or (ii) if the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 70 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2.3 of Article II of our Bylaws. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Stockholder director nominations must be submitted in writing to:

Synaptics Incorporated

1109 McKay Drive

San Jose, CA 95131

Attn: Corporate Secretary

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2025 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by May 15, 2025, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2025 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2025 annual meeting of stockholders.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2025 annual meeting of stockholders, as applicable.

SYNAPTICS INCORPORATED	PROXY STATEMENT	83

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2024 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder promptly within their request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal 1: Elect the three nominees named in the attached Proxy Statement to the Board, each to serve for a one-year term expiring in 2025.

•	Proposal 2: Ratify the appointment of KPMG as our independent auditor for the fiscal year ending June 28, 2025.

•	Proposal 3: Approve our amended and restated 2019 Incentive Plan.

•	Proposal 4: Approve, on an advisory basis, the compensation of our Named Executive Officers.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR” each of the Board’s three nominees for election to the Board: Jeffrey D. Buchanan, Keith B. Geeslin and James L. Whims.

2.	“FOR” ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 28, 2025.

3.	“FOR” approval of the amended and restated 2019 Incentive Plan.

4.	“FOR” approval, on an advisory basis, of the compensation of our Named Executive Officers.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on August 30, 2024 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder voting at the meeting, either via online attendance or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting. As of the Record Date, 39,920,816 shares of common stock were outstanding.

SYNAPTICS INCORPORATED	PROXY STATEMENT	84

May I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/syna2024. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the Annual Meeting, we will spend up to 15 minutes answering in real-time stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at http://www.synaptics.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you (if you received your proxy material by email) in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, are posted at www.virtualshareholdermeeting.com/syna2024. If you do not have your control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders, including the ability to address management and/or the Board directly.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote while participating in the Annual Meeting live via the Internet.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/syna2024.

SYNAPTICS INCORPORATED	PROXY STATEMENT	85

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on October 28, 2024 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Corporate Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting live during the Annual Meeting. Simply participating in the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on October 28, 2024.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” Proposal 4.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 2 (the ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 28, 2025) is considered routine under applicable rules, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority in voting power of all outstanding shares of stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

Proposal 2 — Ratification of the Appointment of KPMG as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 28, 2025.

Proposal 3 — Approval of Amended and Restated 2019 Incentive Plan. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the amendment and restatement of the 2019 Incentive Plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	86

Proposal 4 — Advisory Approval of Compensation of our Named Executive Officers. The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast on Proposal 2 are cast in favor of the proposal. The Say-on-Pay vote is an advisory vote only and will not be binding on the Company, our Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, our Board or the Compensation Committee. However, our Board and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast for Proposal 1, Proposal 2, Proposal 3, and Proposal 4, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast on Proposal 1, Proposal 2, Proposal 3, or Proposal 4.

SYNAPTICS INCORPORATED	PROXY STATEMENT	87

GENERAL INFORMATION

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at http://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at http://www.synaptics.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s Annual Report on Form 10-K for the year ended June 29, 2024. Any exhibits listed in the Annual Report on Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Requests for such copies should be addressed to the following: Synaptics Incorporated, 1109 McKay Drive, San Jose, California 95131, Attn: Corporate Secretary; telephone (408) 904-1100.

You may also access additional information about the Company at our Internet address, http://www.synaptics.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 1109 McKay Drive, San Jose, California 95131, Attn: Corporate Secretary or by telephone at (408) 904-1100.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

SYNAPTICS INCORPORATED	PROXY STATEMENT	88

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

In evaluating our business, we consider and use gross margin as a percentage of revenue and net income/(loss) per share excluding certain acquisition/divestiture and integration related costs (including primarily amortization of acquired intangible assets, inventory fair value adjustments, integration costs, and legal and consulting costs), share-based compensation charges, recovery on supply commitment charges, restructuring costs, retention costs, amortization prepaid development costs, legal settlements, vendor settlement accrual and other, gain on sale of audio technology assets, gain on sale and leaseback transaction, gain on supplier settlement, intangible asset impairment, site remediation accrual, other items, net (including non-cash interest on convertible debt, loss on extinguishment of debt and amortization of debt issuance costs), and tax adjustments as a supplemental measure of operating performance. These adjustments to gross margin as a percentage of revenue and net income per share eliminate the impact of certain non-cash expenses and other items that may be either recurring or non-recurring that we do not consider to be indicative of our core ongoing operating performance. These non-GAAP measures of gross margin as a percentage of revenue and net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP gross margin as a percentage of revenue and net income per share. We present non-GAAP gross margin as a percentage of revenue and net income per share because we consider it an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in gross margin as a percentage of revenue and net income per share caused by the existence and timing of certain acquisition/divestiture and integration related costs (including amortization of acquired intangible assets, inventory fair value adjustments, integration costs, and legal and consulting costs), share-based compensation charges, recovery on supply commitment charges, restructuring costs, retention costs, legal settlements, vendor settlement accrual and other, amortization prepaid development costs, gain on sale of audio technology assets, gain on sale of assets, gain on sale and leaseback transaction, gain on supplier settlement, intangible asset impairment, site remediation accrual, other items, net (including non-cash interest on convertible debt, loss on extinguishment of debt and amortization of debt issuance costs), and tax adjustments. Non-GAAP gross margin as a percentage of revenue and net income per share have limitations as analytical tools and should not be considered in isolation or as a substitute for our GAAP gross margin as a percentage of revenue and net income per share. The principal limitation of these measures is they do not reflect our actual expenses and may thus have the effect of inflating our GAAP gross margin as a percentage of revenue and net income per share.

The following is a reconciliation of the differences between GAAP and non-GAAP gross margin as a percentage of revenue for the periods indicated:

	Fiscal Years Ended June
	2024	2023	2022	2021

GAAP gross margin - percentage of revenue	45.8%	52.8%	54.2%	45.6%
Acquisition related costs - percentage of revenue (1)	6.7%	7.0%	5.6%	7.7%
Share-based compensation - percentage of revenue	0.5%	0.3%	0.2%	0.3%

Non-GAAP gross margin - percentage of revenue	53.0%	60.1%	60.0%	53.6%

(1)	Acquisition related costs consists of items related to acquisitions, including primarily amortization associated with certain acquired intangibles and inventory fair value adjustments.

SYNAPTICS INCORPORATED	PROXY STATEMENT	A-1

The following is a reconciliation of the differences between GAAP and non-GAAP net income/(loss) per share for the periods indicated:

	Fiscal Years Ended June
	2024	2023	2022	2021

GAAP net income per share - diluted	$3.16	$1.83	$6.33	$2.08
Acquisition & transaction/integration related costs (1)	2.08	3.29	3.44	3.64
Recovery on supply commitment	-	-	-	(0.01)
Share-based compensation	3.03	3.05	3.27	2.43
Restructuring costs	0.27	-	0.45	0.19
Intangible asset impairment	0.41	-	-	-
Site remediation accrual	0.04	-	-	-
Retention program costs	-	-	-	0.13
Amortization of prepaid development costs	-	0.14	0.24	0.24
Gain on sale and leaseback transaction	-	-	(0.13)	-
Gain on sale of audio technology assets	-	-	-	(0.89)
Gain on supplier settlement	-	-	(0.04)	-
Legal settlements, vendor settlement accrual and other	0.03	0.10	-	-
Other items, net (2)	0.07	0.06	0.29	0.52
Equity investment (gain) / loss	-	-	(0.04)	0.24
Non-GAAP tax adjustment(3)	(6.84)	(0.35)	(0.27)	(0.31)

Non-GAAP net income per share - diluted	$2.25	$8.12	$13.54	$8.26

(1)

Acquisition/divestiture and integration related costs consists of items related to acquisitions, potential acquisitions and divestitures of businesses or assets, including primarily amortization associated with acquired intangibles, inventory fair value adjustments, integration costs, and legal and consulting costs.

(2)	Other items, net, within net income GAAP to Non-GAAP adjustments includes amortization of debt issuance costs, non-cash interest on convertible debt and loss on extinguishment of debt.

(3)

The fiscal year ended 2024 income tax impact of Non-GAAP adjustments primarily reflects a one-time deferred tax benefit from the domestication, for U.S. tax purposes, of certain foreign subsidiaries, including the onshoring of certain intellectual property.

SYNAPTICS INCORPORATED	PROXY STATEMENT	A-2

APPENDIX B – AMENDED AND

RESTATED 2019 EQUITY AND

INCENTIVE COMPENSATION PLAN

SYNAPTICS INCORPORATED

AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this Plan is to attract and retain non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the Participant’s willful, material, and irreparable breach of any employment, consulting, change in control or other agreement between the Participant and the Company or a Subsidiary, (ii) the Participant’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of the Participant’s material duties and responsibilities to the Company, (iii) the Participant’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company, (iv) the Participant’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company, or (v) a confirmed positive illegal drug test. The good faith determination by the Committee of whether the Participant’s employment or service was terminated by the Company (or a Subsidiary) for “Cause” shall be final and binding for all purposes hereunder.

(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee.

(i) “Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j) “Company” means Synaptics Incorporated, a Delaware corporation, and its successors.

(k) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-1

(l) “Director” means a member of the Board.

(m) “Disability” means, unless otherwise defined in the applicable Evidence of Award, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or, if applicable, any Subsidiary; provided, however, that to the extent any Option Right granted hereunder is intended to qualify as an Incentive Stock Option, “Disability” for purposes of such Option Right shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(n) “Effective Date” means October 29, 2019, the date this Plan was initially approved by the Stockholders.

(o) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(r) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(s) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable or that an adjustment thereto is appropriate, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(t) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the shares of Common Stock are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and, to the extent applicable to the award, is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(u) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v) “Option Price” means the purchase price payable on exercise of an Option Right.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-2

(w) “Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(x) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director (which, for purposes of this Plan, means a Director who is not, at the relevant time, employed by the Company or one of its Subsidiaries), (ii) an officer or other employee of the Company or any Subsidiary, or (iii) an individual consultant or advisor who renders or has rendered bona fide services to the Company or any Subsidiary (other than services in connection with the offering or sale of securities of the Company or a Subsidiary in a capital-raising transaction or as a market maker or promoter of securities of the Company or a Subsidiary); provided, however, that an individual referred to in clause (iii) may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register the offering and sale of shares issuable under this Plan under the Securities Act of 1933, as amended, or the Company’s compliance with any other applicable laws. Only individuals described in the foregoing clauses (i), (ii) or (iii), in each case as determined by the Committee, are eligible to receive awards under this Plan.

(y) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(aa) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(bb) “Plan” means this Synaptics Incorporated 2019 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time.

(cc) “Predecessor Plans” means the Synaptics Incorporated Amended and Restated 2010 Incentive Compensation Plan and the Synaptics Incorporated Amended and Restated 2001 Incentive Compensation Plan, as amended.

(dd) “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the replaced award, (ii) that has a value at least equal to the value of the replaced award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the replaced award is subject to U.S. federal income tax under the Code, the tax treatment of which under the Code is not less favorable to such Participant than the tax consequences of the replaced award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the replaced award than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent Change in Control), in each case after giving effect to any changes to the replaced award in connection with the Change in Control permitted or required under the applicable Evidence of Award. A Replacement Award may be granted only to the extent it does not result in the replaced award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced award if the requirements of the two preceding sentences are satisfied. The determination of whether these conditions are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(ee) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ff) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-3

(gg) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ii) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(jj) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(kk) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a) Maximum Shares Available Under this Plan.

(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, and except as provided in Section 22 of this Plan, the maximum number of shares of Common Stock available for issuance under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 7,588,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) The aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to each award granted under this Plan.

(b) Share Counting Rules.

(i) Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii) If, after the Effective Date, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-4

(iii) Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards granted under this Plan will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv) If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 7,588,000 shares of Common Stock.

(d) Minimum Vesting Requirements; Minimum Holding Requirements for CEO Awards.

(i) Except as set forth below in this Section 3(d)(i), no award granted under this Plan on or after the Effective Date may vest earlier than after a one-year vesting period or a one-year performance period, as applicable. However, up to 5% of the sum of (A) the number of shares available for issuance under the aggregate limit set forth in Section 3(a)(i) of this Plan plus (B) the number of shares that are returned to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan from time to time pursuant to awards granted under the Predecessor Plans that are outstanding on the Effective Date and are cancelled or forfeited, expire, are settled for cash (in whole or in part), or are unearned (in whole or in part) after the Effective Date, may be issued or delivered after the Effective Date in respect of awards that do not meet such minimum vesting requirements. In addition, nothing in this Section 3(d)(i) shall limit the Company’s ability to grant awards that contain rights to accelerated vesting in connection with the award recipient’s death or Disability or in connection with a Change in Control (or the Committee’s authority to provide for the acceleration of an award, or portion thereof, in any such circumstances), and any shares subject to any portion of an award that provides for acceleration, or that accelerates, in connection with the award recipient’s death or Disability, or in connection with a Change in Control, shall not count against the 5% pool of shares described in the immediately preceding sentence (the “5% Pool”). In addition, the minimum vesting criteria set forth in this Section 3(d)(i) shall not apply to awards granted pursuant to an assumption of or substitution for another stock award (which stock award was granted by another person) in connection with a Change in Control or acquisition by the Company of the other person, and the shares subject to any such award shall not count against the 5% Pool.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-5

(ii) Any award granted under this Plan on or after the Effective Date to a person who, at the time of grant of such award, is the chief executive officer of the Company shall be subject to the provisions of this Section 3(d)(ii). Any such award shall provide that, as to any Net Shares acquired pursuant to the award, the award recipient shall not sell or otherwise transfer such Net Shares prior to the first to occur of (A) one year after the date such Net Shares have been acquired pursuant to the award and are vested, and (B) the date that the award recipient is no longer employed by the Company or one of its Subsidiaries. The restrictions in the preceding sentence shall not apply to sales or transfers (A) to one or more “family members” (as such term is defined in the General Instructions to a Registration Statement on Form S-8) for tax or estate planning purposes, provided that the transferee shall continue to be subject to the restrictions on sale and transfer of the Net Shares pursuant to this Section 3(d)(ii) as though such Net Shares had continued to be held by the award recipient, or (B) in connection with or following a Change in Control. For purposes of this Section 3(d)(ii), “Net Shares” means the total number of shares acquired pursuant to the award, less any shares sold or withheld to pay the purchase or exercise price of the award and any shares sold or withheld to satisfy any tax and tax withholding obligations arising in connection with the grant, exercise, vesting or payment of the award.

(e) Non-Employee Director Compensation Limit. Notwithstanding anything contained in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, in no event will any non-employee Director in any calendar year be granted compensation (including, without limitation, cash compensation) for the Director’s service as a member of the Board (including Board committees) in such year having an aggregate value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000. For the avoidance of doubt, in a year in which a non-employee Director serves as an employee or consultant (including as an interim officer), such limit shall not apply to compensation approved to be paid to such non-employee Director by the other non-employee directors in respect of such service as an employee or consultant.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-6

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will become exercisable. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(g) Any grant of Option Rights may specify Management Objectives that must (except as the Committee may otherwise provide) be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee on the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will become exercisable. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(v) Any grant of Appreciation Rights may specify Management Objectives that must (except as the Committee may otherwise provide) be achieved as a condition of the exercise of such Appreciation Rights.

(vi) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(vii) Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-7

(viii) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan (except as the Committee may otherwise provide).

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(g) Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-8

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units (and will be forfeited to the extent such underlying Restricted Stock Units are forfeited).

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-9

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant.

(f) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid (and will be forfeited to the extent the underlying Performance Shares or Performance Units are forfeited).

(g) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of fully vested shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code and subject to the minimum vesting provisions of Section 3(d)(i).

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards (and will be forfeited to the extent the applicable requirements for payment of the underlying awards are not satisfied).

(e) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

10. Administration of this Plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-10

(a) This Plan will be administered by the Committee. Subject to the express share limits and provisions of this Plan (including the minimum vesting provisions of Section 3(d)(i)), the Committee is authorized to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan, including, without limitation (but subject to the express share limits and provisions of this Plan), the authority to (i) determine the persons eligible to receive awards under this Plan; (ii) grant awards to such persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards (including any vesting or exercisability requirements as to such awards or that no delayed exercisability or vesting is required), establish the events (if any) on which vesting or exercisability may accelerate (which may include, without limitation, specified terminations of employment or services or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards; (iii) construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan; (iv) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 18(d); or (v) accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards in such circumstances as the Committee may determine to be appropriate. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee to the extent of such delegated authority. The Board may also assume administration of this Plan or certain portions of this Plan, in which case references in this Plan to the Committee will be deemed to be referenced to the Board to the extent the Board has assumed administration of such aspect of this Plan.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and binding on all persons. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-11

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Definition and Effect of a Change in Control.

(a) For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes;

(ii) the following individuals no longer constitute a majority of the members of the Board: (1) the individuals who, as of the Effective Date, constitute the Board (the “Current Directors”); (2) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);

(iii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-12

(iv) the consummation of a transaction approved by the Stockholders of a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if Stockholder approval is not obtained, other than any such transaction that would result in more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

(v) the consummation of a transaction approved by the Stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., 50% or more of the total assets of the Company); or

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-13

(vi) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

(b) Unless otherwise provided in an Evidence of Award or another written agreement between a Participant and the Company and notwithstanding the Plan’s minimum vesting requirements, if a Change in Control occurs, then:

(i) Option Rights and Appreciation Rights issued that are not yet fully vested and exercisable as of the time of the Change in Control shall immediately become vested and exercisable in full, except to the extent that a Replacement Award is provided to the Participant in accordance with the terms described herein;

(ii) Any restrictions, deferral of settlement and forfeiture conditions applicable to Restricted Stock, Restricted Stock Units, or other awards granted under Section 9 that vest solely based on continued service (and not based on the achievement of Management Objectives) shall lapse and such awards shall be deemed fully vested as of immediately prior to the Change in Control, except to the extent that a Replacement Award is provided to the Participant in accordance with the terms described herein;

(iii) With respect to Cash Incentive Awards, Performance Shares, Performance Units, and other awards granted under the Plan that are subject to the achievement of Management Objectives (other than the awards described in Section 12(b)(iv) below), the Management Objectives applicable thereto shall be deemed satisfied at target and the applicable performance period shall be deemed completed as of immediately prior to the Change in Control. Such awards will be replaced with a Replacement Award that will vest thereafter pursuant to the service-based vesting schedule set forth in the applicable Evidence of Award unless the successor or acquiring entity in the Change in Control does not provide a Replacement Award. If such Replacement Award is not provided, then any remaining restrictions, deferral of settlement and forfeiture conditions applicable to such award shall lapse and such award shall be deemed fully vested as of immediately prior to the Change in Control; and

(iv) With respect to Restricted Stock Units granted with Management Objectives that the Company describes as “Market Stock Units,” a prorated portion of such Market Stock Units shall vest based on actual performance of the Management Objectives through the date of the Change in Control. The remainder of the Market Stock Units (that did not vest in accordance with the immediately preceding sentence) will vest in accordance with their regular vesting schedule as set forth in the Evidence of Award unless the successor or acquiring entity in the Change in Control does not provide a Replacement Award for such remaining Market Stock Units. If such Replacement Award is not provided, then any remaining restrictions, deferral of settlement and forfeiture conditions applicable to such Market Stock Units shall lapse and such Market Stock Units shall be deemed fully vested as of immediately prior to the Change in Control.

13. Clawback/Recovery. All awards (cash and equity) granted under this Plan and held by the Company’s Executive Officers shall be subject to clawback, recoupment or forfeiture (a) to the extent that such Executive Officer is determined to have engaged in fraud or intentional illegal conduct that caused the Company’s material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such award would have been lower had it been calculated on the basis of such restated results, or (b) required by applicable laws, rules, regulations or listing requirements. Such clawback, recoupment or forfeiture, in addition to any other remedies available under applicable laws, rules, regulations or listing requirements, shall occur through the cancellation of such awards (to the extent then-outstanding), the recoupment of any gains realized with respect to such awards, or a combination of the foregoing, to the extent of the overpayment.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-14

All awards granted under the Plan will also be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or any “constructive termination” that may be applicable to an award granted under this Plan.

14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution, nor will any such award be subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment or garnishment. In no event will any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, then, unless otherwise determined by the Committee, the Company will withhold from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares so withheld by the Company for tax withholding will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the value of the shares of Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding obligations exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Committee may require for the payment of any withholding obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-15

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The provisions of this Plan and any grants made hereunder will be construed and interpreted in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that to the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to Stockholder approval.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-16

(b) Except for adjustments in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control as provided herein, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including (without limitation) in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion but subject to the minimum vesting provisions of Section 3(d)(i), provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the earlier of (i) the date this Plan was originally adopted by the Board and (ii) the Effective Date, but all grants made prior to such tenth anniversary date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-17

(c) The Committee shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon the cause of termination and type of award. If the Participant is not an employee of the Company or one of its Subsidiaries, is not a member of the Board, and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge for purposes of this Plan and awards hereunder of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated. For purposes of this Plan and any award hereunder, if an entity ceases to be a Subsidiary of the Company, a termination of employment or service shall be deemed to have occurred with respect to each Participant who is employed by or provides services to such Subsidiary and who does not satisfy the requirements for eligibility to receive awards under this Plan (as set forth in the definition of “Participant” in Section 2 of this Plan) after giving effect to the transaction or other event giving rise to the change in status (unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Participant’s award(s) in connection with such transaction).

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Unless the express policy of the Company or one of its Subsidiaries (as applicable), or the Committee, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (i) sick leave, (ii) military leave, or (iii) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Committee; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Committee otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

(f) No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

(g) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(h) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-18

(i) Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Subsidiary by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) The existence of this Plan, the Evidences of Award and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Company or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Company or any Subsidiary. No Participant or other person shall have any claim under any award or award agreement against any member of the Board or the Committee, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	B-19

SYNAPTICS INCORPORATED 1109 MCKAY DRIVE SAN JOSE, CA 95131 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 28, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/SYNA2024 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 28, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. Jeffrey D. Buchanan 1b. Keith B. Geeslin 1c. James L. Whims The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for the fiscal year ending June 28, 2025. 3. Proposal to approve the Company’s amended and restated 2019 Equity and Incentive Compensation Plan. 4. Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers. For Against Abstain For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000650910_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com SYNAPTICS INCORPORATED Annual Meeting of Stockholders October 29, 2024 9:00 AM, PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Ken Rizvi and Lisa Bodensteiner, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SYNAPTICS INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on October 29, 2024, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/SYNA2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000650910_2 R1.0.0.6